Filed pursuant to Rule 424(b)(4)
Registration Number 333-276415

Prospectus

3,035,000 Shares of Common Stock

Pre-Funded Warrants to purchase up to 1,765,000 Shares of Common Stock

Series A Warrants to purchase up to 4,800,000 Shares of Common Stock

Series B Warrants to purchase up to 4,800,000 Shares of Common Stock

Series C Warrants to purchase up to 4,800,000 Shares of Common Stock

Underwriter Warrants to purchase up to 480,000 Shares of Common Stock

16,645,000 Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants,
Series A Warrants, Series B Warrants, Series C Warrants and Underwriter Warrants

This is a firm commitment public offering 3,035,000 shares of common stock, par value $0.0001 per share, together with Series A warrants, or the Series A warrants, to purchase 4,800,000 shares of common stock, Series B warrants, or the Series B Warrants, to purchase 4,800,000 shares of common stock and Series C warrants, or the Series C warrants, to purchase 4,800,000 shares of common stock. The Series A warrants, Series B warrants and Series C warrants are hereinafter referred to as the “common warrants.” The common stock and common warrants will be sold in a fixed combination, with each share of common stock accompanied by: (i) a Series A warrant to purchase one share of common stock, (ii) a Series B warrant to purchase one share of common stock, and (iii) a Series C warrant to purchase one share of common stock. The shares of common stock and common warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering. The public offering price for each share of common stock and the accompanying common warrants is $2.00.

We are also offering pre-funded warrants to purchase up to an aggregate of 1,765,000 shares of common stock, or the pre-funded warrants, in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant is exercisable for one share of our common stock. Each pre-funded warrant is being issued together with the same Series A warrant, Series B warrant and Series C warrant described above being issued with each share of common stock. The combined public offering price of each pre-funded warrant, together with the accompanying common warrants will be equal to the price being sold to the public in this offering, minus $0.0001. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. In this prospectus, we refer to the common warrants and pre-funded warrants together as the “warrants”. This prospectus also relates to the offering of common stock issuable upon exercise of such warrants. We collectively refer to the shares of common stock and warrants offered hereby and the shares of common stock underlying the warrants as the “securities.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “NVVE.” On January 30, 2024, the last reported sale price for our common stock on The Nasdaq Capital Market was $3.34 per share. There is no established public trading market for the warrants.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 10 of this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and common warrants	Per Pre-Funded Warrant and common warrants	Total
Public offering price	$2.00	$1.9999	$9,599,823.50
Underwriting discounts and commissions(1)	$0.14	$0.139993	$671,987.65
Proceeds, before expenses, to us	$1.86	$1.85991	$8,927,835.86

____________

(1)      We have agreed to give the Underwriter a discount equal to seven percent (7.0%) of the gross proceeds of this offering. See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions and estimated offering expenses.

We have granted the Underwriter an option to purchase five-year warrants to purchase shares equal to 5.0% of the common stock, the shares underlying the Series B warrants, and if applicable, Pre-Funded Warrants sold in this offering at the same exercise price and terms of the Series A warrants issued to investors in this offering, provided that such portion of the Underwriter warrants representing 5.0% of the Series B warrant shares shall only be exercisable pro rata upon the exercise of the Series B warrants.

The underwriter expects to deliver the shares to purchasers on or about February 2, 2024.

Sole Managing Underwriter

Craig-Hallum

The date of this prospectus is January 31, 2024.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information.” We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits.

Unless the context indicates otherwise, in this prospectus, “Nuvve” and the “Company” and “we,” “us,” “our” and similar terms refer to Nuvve OpCo and its subsidiaries, for periods prior to the Business Combination, and to Nuvve HoldCo and its subsidiaries, including Nuvve OpCo, for periods after the Business Combination. In addition:

•        “Business Combination” refers to the business combination between Newborn, Nuvve OpCo and Nuvve Holdco as described below;

•        “Newborn” refers to Newborn Acquisition Corp., a Cayman Islands company, which is Nuvve Holding Corp.’s predecessor; and

•        “Nuvve OpCo” refers to Nuvve Corporation, a Delaware corporation acquired by us in the Business Combination;

•        “Nuvve HoldCo” refers to Nuvve Holding Corp., a Delaware corporation, and its consolidated subsidiaries, including Nuvve Corporation after the Business Combination; and

•        “pre-merger warrants” refers to the warrants issued pursuant to the warrant agreement, dated as of February 13, 2010 and amended as of March 19, 2021, between us and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”), which were assumed by us in the Business Combination.

i

On March 19, 2021 (the “Closing Date”), we consummated the Business Combination in accordance with that certain Merger Agreement, dated as of November 11, 2020 and amended as of February 20, 2021, between us, Newborn, Nuvve, Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ours (“Merger Sub”), and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corporation (the “Merger Agreement”). In connection with entering into the Merger Agreement, Newborn had entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”). On the Closing Date, immediately before the closing of the Business Combination, the PIPE Investors purchased 1,425,000 ordinary shares of Newborn, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000 (the “PIPE”). The PIPE Investors also received 2,707,500 PIPE warrants to purchase 1,353,750 ordinary shares of Newborn, which are substantially identical to the private warrants and the public warrants.

Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, the Company was a wholly owned subsidiary of Newborn, and Nuvve was a private operating company. On the Closing Date, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware through the merger of Newborn with and into us, with us surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, we acquired Nuvve through the merger of Merger Sub with and into Nuvve, with Nuvve surviving as the wholly-owned subsidiary of ours (the “Acquisition Merger”). As a result, we became a publicly traded holding company with Nuvve as our operating subsidiary. On the Closing Date, in connection with the closing of the Business Combination, we changed our name to “Nuvve Holding Corp.”

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, from time to time we or our representatives have made or will make forward-looking statements. The forward-looking statements involve substantial risks and uncertainties. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, and projected costs, prospects, plans and objectives of management, are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus or in any related free writing prospectus.

You should assume that the information appearing in this prospectus or any related free writing prospectus is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Actual results may vary materially from the expectations contained herein due to various important factors, many of which are, and will be, the general economic and credit environment; interest rates; our early stage of development, our history of net losses, and our expectation for losses to continue in the future; our ability to manage growth effectively; our reliance on charging station manufacturing and other partners; existing and future competition in the EV charging market; our ability to increase sales of our products and services, especially to fleet operators; the adoption of bi-directional Vehicle-to-Grid technology; the rate of electrification of U.S. school bus fleets, and other fleet vehicles; our participation in the energy markets; the interconnection of our GIVe™️ platform to the electrical grid; the rate of adoption of Transportation-as-a-Service; significant payments under the intellectual property acquisition agreement pursuant which the University of Delaware assigned to us certain of its key patents underlying the vehicle-to-grid (“V2G”) technology; our international operations, including related tax, compliance, market and other risks; our ability to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel; inexperience of our management in operating a public company; acquisitions by us of other businesses; the rate of adoption of EVs; the rate of technological change in the industry; our ability to protect our intellectual property rights; our investment in research and development; our ability to expand sales and marketing capabilities; our ability to raise additional funds when needed; our ability to achieve the anticipated benefits of our Levo joint venture; the existence of identified material weaknesses in our internal control over financial reporting; electric utility statutes and regulations and changes to such statutes or regulations; and the risks identified under “Risk Factors” in this prospectus. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus.

Overview

We are a green energy technology company that provides, directly and through business ventures with our partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Our proprietary V2G technology — Grid Integrated Vehicle (“GIVe”) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions.

Our proprietary and patented V2G technology enables us to link multiple EV batteries into a virtual power plant to provide bi-directional services to the electrical grid. Our GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., aggregation of EVs and stationary batteries) in a qualified, controlled and secure manner to follow complex grid demand signals and provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Our current addressable energy and capacity markets include grid services such as frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage.

Our customers and partners include owner/operators of, heavy duty fleets (including school buses), light duty fleets, automotive manufacturers, charge point operators, and strategic partners (via joint ventures, other business ventures and special purpose financial vehicles). We also operate a small number of company-owned charging stations serving as demonstration projects funded by government grants. We expect growth in company-owned charging stations and the related government grant funding to continue, but for such demonstration projects to constitute a declining percentage of our future business as our commercial operations expand.

We offer our customers networked charging stations, infrastructure, software services, professional services, support, monitoring and parts and labor warranties for electric charging stations required to run electric vehicle fleets, as well as low and in some cases free energy costs. We expect to generate recurring revenue primarily from the provision of services to the grid via our GIVe software platform and EV software services, in addition to sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, we also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, we may generate non-recurring engineering services revenue derived from the integration of our technology with automotive OEMs utilities and charge point operators. In the case of recurring grid services revenue generated via automotive OEM utilities and charge point operator customer integrations, we may also share a portion of the recurring grid services revenue with the customer.

On August 4, 2021, we formed Levo Mobility LLC (“Levo”), a Delaware limited liability company, with Stonepeak Rocket Holdings LP (“Stonepeak”), a Delaware limited partnership and Evolve Transition Infrastructure LP (“Evolve”), a Delaware limited partnership. Levo is our consolidated subsidiary.

Levo is a sustainable infrastructure company focused on rapidly advancing the electrification of transportation by funding V2G-enabled EV fleet deployments. Levo utilizes our V2G technology and committed capital from Stonepeak and Evolve to offer Fleet-as-a-Service for school buses, last-mile delivery, ride hailing and ride sharing, municipal services, and more to eliminate the primary barriers to EV fleet adoption including large upfront capital investments and lack of expertise in securing and managing EVs and associated charging infrastructure.

Levo’s turnkey solution simplifies and streamlines electrification, can lower the total cost of EV operation for fleet owners, and support the grid when the EVs are not in use. For a fixed monthly payment with no upfront cost, Levo will provide the EVs, such as electric school buses, charging infrastructure powered by our V2G platform, EV and charging station maintenance, energy management, and technical advice.

Levo focuses on electrifying school buses, providing associated charging infrastructure, and delivering V2G services to enable safer and healthier transportation for children while supporting carbon dioxide emission reduction, renewable energy integration, and improved grid resiliency.

Risk Factor Summary

Our business is subject to many significant risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these summary risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. If any of the risks discussed in this prospectus actually occur, our business, prospects, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

Risks Related to Our Business

•        the fact that we conduct a portion of our operations through subsidiaries and entities in which we may not have 100% ownership interest exposes us to risks and uncertainties;

•        our early stage of development, history of net losses and expectation for losses to continue in the future;

•        our ability to manage growth effectively;

•        our reliance on charging station manufacturing and other partners;

•        existing and future competition in the EV charging market;

•        risks associated with installation of charging stations;

•        our ability to increase sales of our products and services, especially to fleet operators;

•        our participation in the energy markets;

•        the interconnection of charging infrastructure being aggregated and controlled by our GIVe™️ platform to the electrical grid;

•        required payments under the agreement pursuant which we acquired certain of our key patents;

•        our international operations, including related tax, compliance, market and other risks;

•        our ability to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel;

•        limited experience of our management in operating a public company;

•        limited experience of our Board of Directors in overseeing a public company;

•        acquisitions by us of other businesses;

Risks Related to the EV Market

•        the improvement of technologies that affect the demand for EVs;

•        changes to fuel economy standards;

•        the rate of adoption of EVs;

•        the availability of rebates, tax credits and other financial incentives;

•        the rate of technological change in the industry;

•        the accuracy of market opportunity and market growth forecasts;

Risks Related to Technology, Intellectual Property, and Infrastructure

•        our ability to protect our intellectual property rights;

•        our ability to obtain patents;

•        our use of third-party software;

•        interruptions, delays in service or inability to increase capacity at third-party data center facilities;

•        the occurrence of cyber security breaches including computer malware, viruses, ransomware, hacking or phishing attacks or similar disruptions;

Risks Related to Financial, Tax and Accounting Matters

•        the fact that certain of our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results;

•        our ability to raise additional funds when needed;

•        the effective allocation of our cash and cash equivalents;

•        fluctuations in our quarterly operating results;

•        the effect of U.S. tax laws and regulations generally, and changes to such laws and regulations;

•        the effect of any changes in U.S. GAAP;

•        the expense and administrative burden of being a public company;

•        our ability to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act;

•        the existence of identified material weaknesses in our internal control over financial reporting;

Risks Related to Legal and Regulatory Matters

•        electric utility statutes and regulations and changes to such statutes or regulations;

•        accounting, legal and regulatory requirements for public companies;

•        anticorruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (“FCPA”);

•        existing and future environmental, health and safety laws and regulations;

Risks Related to this Offering and Ownership of Our Securities

•        our ability to maintain compliance with the Nasdaq Stock Market’s listing requirements;

•        future sales of a substantial number of shares of our common stock in the public market;

•        there is no public market for the warrants being offered in this offering;

•        holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common stock, except as set forth in such warrants;

•        the warrants are speculative in nature;

•        the potential for immediate and substantial dilution in the net tangible book value per share of the common stock you purchase;

•        volatility in the trading price of our securities;

•        our broad discretion in how we use the proceeds from this offering, and we may use the proceeds in ways with which you disagree.

Corporate Information

We were incorporated in Delaware on November 10, 2020 under the name “NB Merger Corp.” We were formed as a wholly-owned subsidiary of Newborn for the purpose of effecting the Business Combination and to serve as the publicly traded holding company of Nuvve following the Business Combination. In connection with the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve was incorporated in Delaware law on October 15, 2010 under the name “Nuvve Corporation.” As part of the Business Combination, Nuvve merged with Merger Sub, with Nuvve surviving as our wholly owned subsidiary.

Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. As part of the Business Combination, Newborn reincorporated to Delaware by merging with our company, with our company surviving as the publicly traded entity.

Our principal executive offices are located at 2488 Historic Decatur Road, Suite 200, San Diego, California 92106. Our telephone number is (619) 456-5161. Our website address is www.nuvve.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Additionally, Under the JOBS Act, an emerging growth company can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We irrevocably elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, are not subject to the same new or revised accounting standards as public companies who were not emerging growth companies.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30th of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities of Newborn (our predecessor) in its initial public offering, or December 31, 2025.

Recent Developments

Reverse Stock Split

As previously announced, on January 19, 2024, we filed a filed a Certificate of Amendment (the “Certificate of Amendment”) to our Amended and Restated Certificate of Incorporation of the with the Secretary of State of the State of Delaware to effect a reverse stock split of our common stock at a ratio of 1-for-40 (the “Reverse Stock Split”).

The Certificate of Amendment provided that the Reverse Stock Split became effective as of 5:00 P.M. Eastern Time on January 19, 2024, at which time every forty (40) shares of our issued and outstanding common stock were automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share. The Certificate of Amendment provides that in the event a stockholder would otherwise be entitled to receive a fraction of a share of common stock, such stockholder shall receive one whole share of common stock in lieu of such fractional share and no fractional shares shall be issued.

Trading of our common stock on the Nasdaq Capital Market on a split-adjusted basis commenced at market open on January 22, 2024. The new CUSIP number for shares of our common stock following the Reverse Stock Split is 67079Y209.

As a result of the Reverse Stock Split, the number of our issued and outstanding shares of common stock was decreased from approximately 49.9 million pre-split shares to approximately 1.3 million post-split shares. The Reverse Stock Split did not change the number of our authorized shares of common stock.

The Reverse Stock Split will apply to our outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable will be adjusted proportionately as a result of the Reverse Stock Split. The exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and our equity incentive plans.

On December 11, 2023, we filed a definitive proxy statement with the Securities Exchange Commission (the “SEC”) relating to a special meeting of stockholders to be held on January 5, 2024 (the “Special Meeting”) to consider and vote on a proposal to approve an amendment to our certificate of incorporation, and authorize our board of directors, to effect a reverse stock split of the our issued and outstanding shares of common stock by a ratio of between 1-for-2 to 1-for-40, with the exact ratio to be set at the discretion of our board of directors. As previously announced, at the Special Meeting our stockholders approved the proposal to effect a reverse stock split. Subsequently on January 5, 2024, our board of directors approved the final reverse stock split ratio of 1-for-40.

As disclosed in the definitive proxy statement, we believe that the Reverse Stock Split will allow us to comply with the Nasdaq Stock Market LLC (“Nasdaq”) minimum bid price requirements. The primary purpose of Reverse Stock Split is to increase the per share trading price of our common stock in order to maintain the eligibility of our common stock for listing on The Nasdaq Capital Market. The Reverse Stock Split is also intended to provide the capital structure that may facilitate further potential business and financing transactions and provide us with greater liquidity and a stronger investor base.

All common stock share and per share data, and exercise price data for applicable common stock equivalents, included in this prospectus have been retroactively adjusted to reflect the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split have been rounded up to the nearest whole share.

Nasdaq Minimum Bid Compliance

Our common stock is listed on the Nasdaq Capital Market. On April 14, 2023, we received a notification letter (the “First Notice”) from the Listing Qualifications Department of Nasdaq indicating that we failed to comply with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The First Notice provided that we had 180 calendar days from the date of the First Notice, or until October 11, 2023, to regain compliance.

On October 12, 2023, we received a second notification letter (the “Second Notice”) from Nasdaq indicating that, while we had not yet regained compliance with the minimum bid price requirement, the Nasdaq staff had determined that we were eligible for an additional 180 calendar day period, or until April 8, 2024, to regain compliance.

If at any time before April 8, 2024, the closing bid price of our common stock is at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide us written confirmation of compliance. The Nasdaq staff may, in its discretion, require that we maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance. If compliance cannot be demonstrated by April 8, 2024, Nasdaq will provide written notification that our securities will be delisted, at which point we may appeal the delisting determination to a Nasdaq Hearing Panel.

Resignation of Director

As previously disclosed, effective January 19, 2024, Rashida La Lande resigned from her position as Chairperson and member of our board of directors, and from each committee of our board of directors. At the time of Ms. La Lande’s resignation, she was a member of the nominating and corporate governance and the audit committees of our board of directors. In connection with resignation of Ms. La Lande, Jon M. Montgomery was appointed to serve as Interim Chairperson of our board of directors, effective January 19, 2024.

Entry into Amended and Restated Employment Agreements with Executive Officers

On January 25, 2024, we entered into amended and restated employment agreements with each of Gregory Poilasne, our Chief Executive Officer, Ted Smith, our President and Chief Operating Officer, and David Robson, our Chief Financial Officer. For a detailed discussion regarding the terms of the amended and restated employment agreements, see the section of this prospectus title “Executive Compensation.”

Project and Backlog Updates

As previously announced, on January 16, 2024, we were selected and approved by the Board of Fresno Economic Opportunities Commission (“Fresno EOC”) to implement the Fresno EOC’s estimated $16 million turnkey fleet electrification program for its 50-shuttle fleet.

In addition, as of January 22, 2024, our estimated backlog had increased to approximately $20 million, which we expect to be earned in future periods. For additional details on how we calculate our estimated backlog, see “Management’s Discussion and Analysis — Backlog”.

THE OFFERING

Common stock offered by us	3,035,000 shares.
Pre-Funded Warrants offered by us

We are also offering pre-funded warrants to purchase up to 1,765,000 shares of common stock. The purchase price of each pre-funded warrant is equal to the price at which the share of common stock is being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrants we sell, the number of common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering.

Common Warrants offered by us

Each share of common stock or pre-funded warrant is being offered together with (i) one Series A warrant to purchase one share of common stock, (ii) one Series B warrant to purchase one share of common stock, and (iii) one Series C warrant to purchase one share of common stock. The Series A and Series C warrants will have an exercise price of $2.00 per share (100% of the public offering price of one share of common stock and accompanying common warrants). The Series B warrants will have an exercise price of $2.00 per share (100% of the public offering price of one share of common stock and accompanying common warrants).

The Series A Warrants and Series B Warrants are exercisable immediately, subject to certain limitations described herein. The Series C Warrants may only be exercised to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants. The Series A Warrants will expire five years from the closing date of this offering. The Series B Warrants will expire nine months from the closing date of this offering. The Series C Warrants will expire five years from the closing date of this offering, however, provided that to the extent and in proportion to a holder of the Series C Warrants not exercising its corresponding Series B Warrants, such Series C Warrants will expire nine months from the closing date of this offering. The shares of common stock or the Pre-Funded Warrants sold in this offering, as applicable, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance, provided that a Series C Warrant may not be separated from the corresponding Series B Warrant until such Series B Warrant has been exercised. This offering also relates to the offering of the shares of common stock issuable upon exercise of the Common Warrants. The exercise price and number of shares of common stock issuable upon exercise will be subject to certain further adjustments as described herein See “Description of Securities”.

We are also registering (i) 4,800,000 shares of our common stock underlying the Series A Warrants, (ii) 4,800,000 shares of our common stock underlying the Series B Warrants, and (iii) 4,800,000 shares of our common stock underlying the Series C Warrants.

Underwriter Warrants

In connection with our public offering, we have granted to the Underwriter an option to purchase, for nominal consideration, warrants to purchase shares equal to 5% of the sum of the shares of common stock, the warrant shares underlying the Series B Warrants, and if applicable, Pre-Funded Warrants sold in this offering (the “Underwriter Warrants”). The Underwriter Warrants have an exercise price of $2.00 per share of common stock. The Underwriter Warrants will be exercisable immediately upon issuance and will expire five years from the commencement of sales in this offering. The Underwriter Warrants shall otherwise be on the same terms as the Series A Warrants. See “Description of Securities”. We are also registering 480,000 shares of common stock issuable upon exercise of the Underwriter Warrants.

Common stock outstanding immediately prior to this offering	1,247,512 shares.
Common stock outstanding immediately after giving effect to this offering	4,282,512 shares (assuming none of the warrants issued in this offering are exercised).
Use of proceeds

We estimate the net proceeds from this offering to us will be approximately $8.6 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market symbol

NVVE.

There is no established trading market for the warrants or Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and Pre-Funded Warrants will be limited.

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Except as otherwise indicated, the information contained in this prospectus is based on 1,247,512 shares of our common stock outstanding as of December 31, 2023. The number of shares of common stock outstanding does not include the shares issuable under our warrants, options and restricted stock units outstanding as of December 31, 2023, as follows:

•        109,125 shares issuable upon exercise of the pre-merger warrants, which have an exercise price of $460.00 per whole share, are currently exercisable and expire in March 2026;

•        8,697 shares and 7,907 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, which has an exercise price of $460.00 per unit of 1 1/10 shares and one pre-merger warrant, is currently exercisable and expires on February 13, 2025, and 3,954 shares issuable upon exercise of the 7,907 pre-merger warrants;

•        150,000 shares issuable upon exercise of the warrants issued in connection with the formation of the Levo joint venture (the “Levo warrants”), which warrants have exercise prices ranging from $400.00 per share to $1,600.00 per share, become exercisable as described below and expire on May 17, 2031;

•        125,000 shares issuable upon exercise of the option embodied in the stock purchase agreement executed by us in connection with the formation of the Levo joint venture (the “Levo SPA”), which option has a purchase price of $2,000.00 per share, becomes exercisable as described below and expires on November 17, 2028;

•        77,201 shares issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of approximately $439.20 per share and an average remaining life of approximately 7.94 years;

•        10,358 shares issuable upon settlement of outstanding restricted stock units;

•        100,000 shares issuable upon exercise of the warrants issued in our July 2022 offering, which have an exercise price of $150.00 per whole share, are currently exercisable and expire in January 2028; and

•        112,672 shares issuable upon exercise of the pre-funded warrants issued in our October 2023 offering, which have an exercise price of $0.004 whole share, are currently exercisable until the pre-funded warrants are exercised in full.

**Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

•        no exercise of the outstanding warrants described above;

•        no exercise by the Underwriter of its option to purchase warrants to purchase 5% of the common stock, the shares underlying the Series B warrants and if applicable, Pre-Funded Warrants sold in this offering as set forth on the cover page of this prospectus, that will be issued to the Underwriter in connection with this offering; and

•        no issuance, exercise, vesting, expiration, or forfeiture of any additional equity awards under our incentive plans that occurred after December 31, 2023.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Unless the context otherwise requires, references in this section to “Nuvve” are to Nuvve Corporation and its subsidiaries for periods prior to the Business Combination and Nuvve Holding Corp. and its subsidiaries, including Nuvve Corporation, for periods after the Business Combination.

Risks Related to Our Business

Conducting a portion of our operations through joint ventures and other subsidiaries and entities in which we may not have 100% ownership interest exposes us to risks and uncertainties, many of which are outside of our control.

We currently operate parts of our business through joint ventures and other entities in which we may not have 100% ownership interest, such as Dreev and Levo, and we may enter into additional joint ventures and strategic alliances in the future. Joint ventures and minority investment inherently involve a lesser degree of control over business operations, thereby potentially increasing the financial, legal, operational and/or compliance risks associated with the joint venture or minority investment. We expect to continue to evaluate and consider a wide array of potential strategic transactions as part of our overall business strategy, including business combinations, acquisitions, joint ventures, strategic investments, and commercial and strategic partnerships. These structures and transactions may involve significant challenges and risks not otherwise present with respect to our wholly-owned subsidiaries and direct operations, including:

•        our joint ventures and strategic alliances may fail to generate the expected financial results, and the return may be insufficient to justify our investment of effort and/or funds;

•        we may not control the joint ventures and strategic alliances and/or our ventures and strategic alliances partners may hold veto rights over certain actions;

•        the level of oversight, control and access to management information we are able to exercise with respect to these operations may be lower compared to our wholly-owned businesses, which may increase uncertainty relating to the financial condition of these operations, including the credit risk profile;

•        we may experience impasses or disputes with our joint ventures and strategic alliances partners on certain decisions, which could require us to expend additional resources to resolve such impasses or disputes, including litigation or arbitration;

•        we may not have control over the timing or amount of distributions from the joint ventures and strategic alliances;

•        our joint ventures and strategic alliances partners may have business or economic interests that are inconsistent with ours and may take actions contrary to our interests;

•        our joint ventures and strategic alliances partners may fail to fund capital contributions or fail to fulfil their obligations as ventures and strategic alliances partners;

•        the arrangements governing our joint ventures and strategic alliances may contain restrictions on the conduct of our business and may contain certain conditions or milestone events that may never be satisfied or achieved;

•        we may suffer losses as a result of actions taken by our ventures and strategic alliances partners with respect to our joint ventures and strategic alliances;

•        it may be difficult for us to exit joint ventures and strategic alliances if an impasse arises or if we desire to sell our interest for any reason; and

•        our joint ventures and strategic alliances partners may exercise termination rights under the relevant agreements.

We believe an important element in the success of any joint venture and strategic alliance is a solid relationship between the members of that venture and strategic alliance. If there is a change in ownership, a change of control, a change in management or management philosophy, a change in business strategy or another event with respect to a member of a venture and strategic alliance that adversely impacts the relationship between the venture and strategic alliance members, it could adversely impact that venture and strategic alliance.

If our partners are unable or unwilling to invest in the joint ventures and strategic alliances in the manner that is anticipated or otherwise fail to meet their contractual obligations, the joint ventures and strategic alliances may be unable to adequately perform and conduct their respective operations, or may require us to provide, or make other arrangements for additional financing for the joint ventures and strategic alliances. Such financing may not be available on favorable terms, or at all.

Joint venture or strategic alliance partners, controlling shareholders, management or other persons or entities who control them may have economic or business interests, strategies or goals that are inconsistent with ours. Business decisions or other actions or omissions of the joint venture partners, controlling shareholders, management or other persons or entities who control them may adversely affect the value of our investment, result in litigation or regulatory action against us and otherwise damage our reputation and brand. For example, even where we control a joint venture and strategic alliance, the other members in our venture and strategic alliance may exercise veto rights to block actions that we believe to be in our best interests and may take action contrary to our objectives with respect to the venture and strategic alliance. Partners in our ventures and strategic alliances who provide financing may prioritize the return of their investment over maximizing the value of the enterprise.

In cases where we choose to pursue a business through a joint venture and strategic alliance, we cannot assure you that financing for the business would not be available on more favorable terms through other sources. Furthermore, our competitors may be able to obtain less expensive financing for similar business opportunities, which may provide them with a competitive advantage.

In addition to having an adverse effect on our results of operations and financial condition, if any of these risks come to pass, it may have a material negative impact on our brand and how it is perceived by customers.

There can be no assurance that we will be successful in identifying, negotiating, and consummating favorable transaction opportunities. It may take us longer than expected to fully realize the anticipated benefits of these transactions, and those benefits may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results. Any acquisitions or strategic investments may also require us to issue additional equity securities, spend our cash, or incur debt (and increased interest expense), liabilities, and amortization expenses related to intangible assets or write-offs of goodwill, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders

We are an early-stage company with a history of net losses, and we expect losses to continue in the future. If we do not achieve and sustain profitability, our financial condition could suffer.

As a relatively new business, we have not yet demonstrated a sustained ability to generate sufficient revenue from the sales of our technology and services or conduct sales and marketing activities necessary for successful commercialization of our GIVe platform. Consequently, any assessment you make about our current business or future success or viability may not be as accurate as they could be if we had a longer operating history and had been able to reduce some of the uncertainties set forth elsewhere in this prospectus. Further, our limited financial track record, without sufficient revenue yet from our expected future principal business, may be of limited reference value for your assessment of our business. For example, although to date a substantial portion of our revenues have been derived from grant-funded projects, we expect to rely primarily on revenue from commercial projects in the future.

We have not yet achieved profitability and have experienced substantial net losses, and we expect to continue to incur substantial losses for the foreseeable future. We incurred operating losses of approximately $24.7 million, $36.9 million and $27.2 million for the nine months ended September 30, 2023 and the years ended December 31, 2022 and 2021, respectively. As of September 30, 2023, we had an accumulated deficit of approximately $141.0 million. Further, we expect to incur significant costs in the future, in particular research and development and commercialization costs related to our GIVe platform. As we operate in the highly competitive EV charging equipment and service market based in part on the quality of technology, we are under pressure to incur research and development and other expenses with a potential negative impact on our short-term profitability. Historically, we have been able to raise funds primarily through issuances of equity and convertible notes to support our business operations, although there can be no assurance we will be successful in raising funds in the future, on satisfactory terms or at all.

If our revenue grows slower than we anticipate, or if our operating expenses are higher than we expect, we may not be able to achieve profitability and our financial condition could suffer. We can give no assurance that we will ever achieve profitable operations. Our technology products and services may fail to realize their sales potential as expected due to competition, insufficient market demand, product defects, or any other reason. Therefore, even after we start to generate revenue from the sales of our technology products and services in the future, we may still not be profitable for an extended period of time or may not become profitable as expected, or at all. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, we may need to borrow additional funds or sell our debt or equity securities, or some combination of both, to provide funding for our operations. Such additional funding may not be available on commercially reasonable terms, or at all.

We expect to invest in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition could be adversely affected.

The growth and expansion of our business will place a significant strain on management, operations, financial infrastructure and corporate culture. We expect our future expansion to include research and development efforts and broader deployment of our platform; hiring and training new personnel; establishing or expanding design, production, sales and service facilities; expanding into additional international markets; and implementing and enhancing administrative infrastructure, systems and processes.

We may need to expend significant time and expense on research and development and on training any newly hired employees. Research and development is inherently uncertain, and our efforts may not lead to commercially viable products and services in the short-term or at all. Accordingly, we may receive no return on our research and development investment. Competition for individuals with experience in relevant technology areas is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. In addition, our information technology systems and our internal control over financial reporting and procedures may not be adequate to support our future operations. To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures.

Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results.

We rely on charging station manufacturing and other partners, and a loss of any such partner or interruption in the partner’s production could have a material adverse effect on our business.

If we experience a significant increase in demand for our charging stations and services, or if we need to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that require us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers, or an interruption in their production, could have an adverse effect on our business, financial condition and operating results.

Moreover, the bi-directional EV charging station market as a whole is relatively new and charging station manufacturers are even more limited and requirements are evolving. Though Nuvve works with multiple vendors, we rely on a limited number of vendors for design, testing and manufacturing of EV charging equipment which often are dependent on sole source or limited-source suppliers with respect to components or key materials. For instance, Nuvve has a single primary supplier of bidirectional DC Chargers. Any of these suppliers could stop producing their products, raise the prices they charge us, be subject to higher product tariffs, epidemics or other conditions that disrupt their operations, cease operations or enter into exclusive arrangements with our competitors, consequently affecting our operations and results.

In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, we may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. As the demand for public charging increases, the EV charging equipment vendors may not be able to dedicate sufficient supply chain, production or sales channel capacity to keep up with the required pace of charging infrastructure expansion. If we or our suppliers experience a significant increase in demand, or if we need to replace an existing supplier, we may not be able to supplement service or replace them on acceptable terms, which may adversely impact our ability to deliver products and services to our customers in a timely manner.

Being dependent upon a limited number of suppliers constrains our ability to mitigate these disruptions in our supply chain. This may adversely affect our ability to obtain necessary products and equipment at acceptable prices or at all. Moreover, it is likely that at the time a new product is launched and new requirements are rolled out, Nuvve may rely on a single vendor. Certifications might also be delayed, as tests are not always available at the time of commercial launch. Certain of these requirements might at times apply to technology inside the vehicles, in which case such risks could also be pushed on the vehicle original equipment manufacturers (“OEMs”). These risks would adversely affect our ability to meet scheduled product deliveries to our customers, increase costs and in turn harm our business and results of operations.

We currently face competition from a number of companies and expect to face significant competition in the future as the market for EV charging develops.

The EV charging market as a whole is relatively new and competition is still developing. We primarily compete with charge point operator EV charge management platforms providing fleet charging services without sophisticated bi-directional capabilities, such as ChargePoint, Mobility House, EnelX, Fermata Energy Blink and Ovo Energy. We expect this market to become increasingly competitive as new entrants enter the growing market. Our products and services compete on the basis of product capability (such as V2G capability), performance and features, total cost of ownership, sales capabilities, financial stability, brand recognition, product reliability and size of installed base.

Our V2G platform, and the revenue it generates, allows us to provide our customers with a lower total cost of electric vehicle ownership through benefits such as reduced charger costs, low or free energy costs to drive, fleet management tools, and yearly maintenance. Because our competitors’ platforms are less advanced in providing V2G services, we believe we face limited direct competition. However, our competitors are developing sales relationships with the same fleet managers, and especially new electric fleet managers, as us. Despite our belief in our technological and price advantages, fleet managers are often less familiar with EVs and the variety of charging solutions available now and in the future, and as a result decisions by fleet managers may be delayed or they may choose the services of one of our competitors even in cases where our offering is superior.

In addition, large early-stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. While we have established a business venture with EDF, the business venture will require investment of time and funds in order to support the growth within the European countries we are targeting. The business venture may not be successful in penetrating this market, as a result of a failure by our partner to prioritize the project or as a result of competition by other competitors in the European market. In such event, we may not receive a return of our investment, which could have an adverse effect on our financial condition.

Further, our current or potential competitors may have, or may be acquired by third parties who have, greater available resources than us. As a result, competitors may be able to respond more quickly and effectively than us to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, even if our offerings are more effective and higher quality than those of our competitors, current or potential customers may accept competitive solutions. If we fail to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, our growth will be limited which would adversely affect our business and results of operations.

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expands the scope of such services with other parties.

We do not typically install charging stations at customer sites. These installations are typically performed by our partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact customer relationships, either of which could impact our business and profitability. Furthermore, we may in the future elect to install charging stations at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require us to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to us or cause customers to become dissatisfied with the solutions we offers and our overall reputation would be harmed.

Our future revenue growth will depend in significant part on our ability to increase sales of our products and services, especially to fleet operators.

The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis and on the timelines we anticipate. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators, as they are often larger organizations, with more formal procurement processes than smaller commercial site hosts for example. Fleet operators may also require significant additional services and support, and if we are unable to provide such services and support, it may adversely affect our ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect our future business and results of operations.

A drop in the retail price of electricity derived from the utility grid or from alternative energy sources, or a change in utility pricing structures, may harm our business, financial condition and results of operations.

We believe that a customer’s decision to purchase our solutions is strongly influenced by the cost of electricity utilized by EVs through our solutions relative to the retail price of electricity from the utility grid and the cost of other renewable energy sources. Decreases in the retail prices of electricity from the utility grid would make it more difficult for our solutions to compete. In particular, growth in unconventional natural gas production and an increase in global liquefied natural gas capacity may keep natural gas prices relatively low for the foreseeable future. Persistent low natural gas prices, lower prices of electricity produced from other energy sources, such as nuclear power or coal-fired plants, or improvements to the utility infrastructure could reduce the retail price of electricity from the utility grid, making the purchase of our solutions less economically attractive and depressing sales of our products. In addition, energy conservation technologies and public initiatives to reduce demand for electricity also could cause a fall in the retail price of electricity from the utility grid. Additionally, as increasing adoption of distributed generation places pressure on traditional utility business models or utility infrastructure, utilities may change their pricing structures to increase the cost of installation or operation of our solutions. Such measures can include grid access fees, costly or lengthy interconnection studies, limitations on distributed penetration levels, or other measures. If the cost of electricity utilized by installations incorporating our solutions is high relative to the cost of electricity from other sources, our business, financial condition and results of operations may be harmed.

We participate in the energy markets, and pricing volatility in those markets could have a material adverse effect on our financial condition and results of operations.

Some of the grid services provided by us through our GIVe platform involve our bidding in the energy markets. These markets might exhibit significant pricing volatility depending on the type and number of participating resources. The market volatility could impact our ability to generate targeted revenue. New competitors in these markets could also create significant transformation of the market short and long term.

If we are unable to provide planned services to the energy markets or generate the anticipated revenue from the provision of our services, it would have a material adverse effect on our financial condition and results of operations.

The occurrence of delays in obtaining interconnection approval, or the imposition of interconnection limits or circuit-level caps by regulators, may significantly reduce our ability to provide grid services.

While we are able to access the grid services market in multiple locations, it is essential that we expand the number of services we are able to perform and the locations in which we perform them. The ability to interconnect and provide these services to the grid is very often regulated and requires approvals from the local utilities and in some instances, the local public utility commissions or similar regulatory bodies. Working with utilities and local regulators might create delays in the ability to roll out these services, which could delay or prevent us from recouping our investment in these services.

In addition, interconnection rules establish the circumstances in which our GIVe platform will be connected to the electricity grid. Interconnection limits and long backlogs interconnection queues or circuit-level caps imposed by regulators may curb our growth in key markets. Utilities throughout the country have different rules and regulations regarding interconnection and some utilities cap or limit the amount of energy from various sources that can be interconnected to the grid.

Interconnection regulations are based on determinations from utilities regarding the amount of energy from various sources that can be connected to the grid without causing grid reliability issues or requiring significant grid upgrades. Interconnection limits could slow our future installations, harming our growth rate. For example, the California and Hawaii Public Utilities Commissions requires the activation of some advanced inverter functionality to head off presumed grid reliability issues, which may require more expensive equipment and more oversight of the physical connection to the electrical grid over time. As a result, these regulations may hamper our ability to sell our offerings in certain markets and increase our costs, adversely affecting our business, operating results, financial condition and prospects.

Pursuant to the agreement under which we acquired certain of our key patents, we may be required to make significant payments to one of our stockholders, which may reduce our cash flow and profits, and is subject to other risks.

We are party to an intellectual property acquisition agreement (“IP Acquisition Agreement”) with the University of Delaware, pursuant to which we acquired certain of the key patents underlying our V2G technology. The university beneficially owns approximately 3.4% of our outstanding common stock. Under this IP Acquisition Agreement, upon achieving certain substantial commercialization milestones, we may be required to make up to $7,500,000 in royalty payments to the University of Delaware. We also are required to pay the University of Delaware a minimum of $400,000 per year under a research agreement subject to achievement of certain milestones. These payments will reduce our cash flow and profits. Furthermore, in the event of a material breach of certain limited provisions of the IP Acquisition Agreement (which do not include the milestone payment provisions) that is not cured within 45 days after notice from the university, we may be required to assign the patents back to the university. In addition, in the event the University of Delaware notifies us of a third party’s interest in a region in which the patents are valid, and we do not within 60 days inform the university that either we intend to address the region pursuant to a commercially reasonable development plan or intend to enter into a license agreement with an identified third party, we will be deemed to have granted to the University of Delaware an exclusive sublicensable license to the patents in the unaddressed region. In such event, we may be unable to realize all of the benefits of the development of the V2G technology.

We operate internationally, and expect to continue to expand our international operations, which will expose us to additional tax, compliance, market and other risks.

We operate in the United States, Europe and Japan and maintain contractual relationships with parts and manufacturing suppliers around the world. We continue to invest in expanding our presence in Europe directly and through Dreev S.A.S. (“Dreev”), a business venture with EDF. Managing this expansion requires additional resources and controls, and our international operations subject us to additional risks, including:

•        conformity with applicable business customs, including translation into foreign languages and associated expenses;

•        lack of availability of government incentives and subsidies;

•        challenges in arranging, and availability of, financing for customers;

•        potential changes to its established business model;

•        difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

•        installation and interconnection challenges;

•        differing transportation modalities in other markets;

•        different levels of demand among commercial and fleet customers;

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the EU General Data Protection Regulation, national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•        compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act and the United Kingdom Anti-Bribery Act;

•        conforming products and services to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•        difficulties in establishing, staffing and managing foreign operations;

•        difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•        restrictions on repatriation of earnings;

•        compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•        regional economic and political conditions.

As a result of these risks, our current expansion efforts and any potential future international expansion efforts may not be successful. Furthermore, as part of the formation of Dreev, the business venture with EDF, we agreed to assign to Dreev our rights to certain key patents and copyrights in France, the United Kingdom, Belgium, Italy and Germany. We presently holds a 13% interest in Dreev. The parties have certain put and call option rights under the agreements for the business venture, including a call option for each party upon a change in control of the other party. We believe the business venture will accelerate our access to these European markets, and that EDF’s participation provides technology validation, brand recognition and financial resources. However, if EDF exercises its rights to acquire our interest in Dreev, it may make it difficult for us to penetrate these European markets on our own. While we anticipate that we will maintain or increase our stake in the business venture, there can be no assurance that we will be able to do so.

If we are unable to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our business. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

While we have not made material acquisitions to date, should we pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

Risks Related to the EV Market

Technology improvements in the internal combustion engine and other technological developments may adversely affect the demand for electric vehicles and thereby limit the demand for V2G technology and services.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations and otherwise and materially adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as customers’ preferred alternative to our V2G platform. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas or hydrogen, may emerge as preferred alternative to petroleum-based propulsion. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of consumers and others such as regulatory bodies. Any failure by us to further develop new or enhanced V2G technologies and services to react to changes in existing technologies and standards could materially delay the introduction and adoption of V2G technology and services, which could result in the loss of competitiveness of our V2G platform, decreased revenue and a loss of market share to competitors. As technologies change, we plan to integrate, upgrade or adapt our V2G technology and services, and to introduce new services in order to continue increasing the value we provide to customers.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm the ability of EV manufacturers to produce electric vehicles.

EV manufacturers may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact their businesses as well as our business prospects, financial condition and operating results. EV manufacturers use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect their businesses and our business prospects and operating results. As such, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

•        the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the EV industry as demand for such cells increases;

•        disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•        an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Any disruption in the supply of battery cells could temporarily disrupt production of all EVs. Moreover, battery cell manufacturers may refuse to supply to EV manufacturers if they determine that the vehicles are not sufficiently safe. Substantial increases in the prices for raw materials would increase EV manufacturer’s operating costs and could reduce their margins if the increased costs cannot be recouped through increased electric vehicle prices. This would likely result in the production of less electric vehicles by manufacturers.

Changes to fuel economy standards may negatively impact the EV market and thus the demand for our products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the currently-paused litigation between the state of California and the National Highway Transit Safety Administration could impact California’s ability to set fuel economy standards that encourage the adoption of EVs and are followed by many other states. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect our business, operating results, financial condition and prospects.

Our future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

Our future growth is highly dependent upon the adoption of EVs by businesses, governments, municipalities, school districts and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, our business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        volatility in the cost of oil and gasoline;

•        concerns regarding the stability of the electrical grid;

•        the decline of an EV battery’s ability to hold a charge over time;

•        availability of service for EVs;

•        consumers’ perception about the convenience and cost of charging EVs;

•        increases in fuel efficiency;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•        relaxation of government mandates or quotas regarding the sale of EVs; and

•        concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and our products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect our business, financial condition and operating results.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect our financial results.

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

We also derive other revenue from regulatory credits. If government support of these credits declines, our ability to generate this other revenue in the future would be adversely affected. The availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, our revenue from these credits would be adversely impacted.

The EV charging market is characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and it financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, standards and/or our products. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV technologies and standards change, we may need to upgrade or adapt our V2G technology and services, and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected.

We cannot guarantee that any new products or V2G services will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products or V2G services that meet customer requirements could damage our relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase our competitors’ products or services.

If we are unable to devote adequate resources to develop new products and V2G services or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products and V2G services could lose market share, our revenue will decline, we may experience higher operating losses and our business and prospects will be adversely affected.

Certain estimates of market opportunity and expectations of market growth included in this prospectus may prove to be inaccurate.

This prospectus includes estimates of the addressable market for our solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates.

Risks Related to our Technology, Intellectual Property, and Infrastructure

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core V2G technology and intellectual property. To accomplish this, we rely and will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property license agreements and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        any patent applications we submit may not result in the issuance of patents;

•        the scope of our issued patents may not be broad enough to protect our proprietary rights;

•        our issued patents may be challenged and/or invalidated by our competitors;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•        current and future competitors may circumvent our patents; and

•        our in-licensed patents, if any, may be invalidated, or the owners of these patents may breach their license arrangements.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the

United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection or licenses but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter for which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that any patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.

Our failure to obtain the right to use necessary third-party intellectual property rights on reasonable terms, or our failure to maintain, and comply with the terms and conditions applicable to these rights, could harm our business and prospects.

We have licensed, and in the future we may choose or be required to license, technology or intellectual property from third parties in connection with the development and marketing of our products. We cannot assure you that such licenses will be available to us on commercially reasonable terms, or at all, and our inability to obtain such licenses could require us to substitute technology of lower quality or of greater cost. Further, such licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. The licensing or acquisition of third-party intellectual property rights is a competitive area, and other established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources or greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We could encounter delays and incur significant costs, in product or service introductions while we attempt to develop alternative products or services, or redesign our products or services, to avoid infringing third-party patents or proprietary rights. Failure to obtain any such licenses or to develop a workaround could prevent us from commercializing products or services, and the prohibition of sale or the threat of the prohibition of sale of any of our products or services could materially affect our business and our ability to gain market acceptance for our products or services.

Some of our products may contain open-source software, which may pose particular risks to its proprietary software, products and services in a manner that could harm its business.

We may use open-source software in our products and anticipate possibly using open-source software in the future. Some open-source software licenses require those who distribute open-source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open-source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. We could face claims from third-parties claiming ownership of, or demanding release of, the open-source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation and could require us to make its software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully. Additionally, the use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open-source software, and we cannot ensure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open-source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, have an adverse effect on our business and results.

We may be subject to intellectual property infringement or misappropriation claims, which may be time-consuming and expensive or require us to modify or cease selling our products and services.

From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. In addition, if we are determined to have or believe there is a high likelihood that we have infringed upon or misappropriated a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services we offer, to pay substantial damages and/or royalties, to redesign our products and services, and/or to establish and maintain alternative branding. In addition, to the extent that our customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to our products and services, we may be required to indemnify such customers and business partners. If we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees and contractors were previously employed at other companies within our industry, including our competitors or potential competitors. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing or enforcing such an agreement with each party who in fact develops intellectual property that we regard as our own. Furthermore, we are unable to control whether our licensors have obtained similar assignment agreements from their own employees and contractors. Our and their assignment agreements may not be self-executing or may be breached, and we or our licensors may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we or our licensors fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel which could have a material adverse effect on our competitive business position and prospects. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such a third party to commercialize our technology or products, which may not be available on commercially reasonable terms or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property litigation or other legal proceedings relating to intellectual property could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and may also have an advantage in such proceedings due to their more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

Our technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage our reputation with current or prospective customers, and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that we carry may not be sufficient or may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, our customers could be subjected to claims as a result of such incidents and may bring legal claims against us to attempt to hold us liable. Any of these events could adversely affect our brand, relationships with customers, operating results or financial condition.

Furthermore, our software platform is complex, developed over two decades by many developers, and includes a number of licensed third-party commercial and open-source software libraries. Our software has contained defects and errors and may in the future contain undetected defects or errors. We are continuing to evolve the features and functionality of our platform through updates and enhancements, and as we do so, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if our products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business and results of our operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential customers or partners;

•        interruptions or delays in sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm;

•        sales credits or refunds;

•        exposure of confidential or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules, and regulations; and

•        an increase in collection cycles for accounts receivable or the expense and risk of litigation

Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of our agreements with customers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Interruptions, delays in service or inability to increase capacity at third-party data center facilities could impair the use or functionality of our services, harm our business and subject us to liability.

We currently serve customers from third-party data center facilities operated by Amazon Web Services (“AWS”) located in the United States, Europe, and Japan. Our primary environment is AWS CloudWatch, although it uses other systems as well. Any outage or failure of such data centers or other interruptions of AWS’ services could negatively affect our product connectivity and performance. Furthermore, we depend on connectivity from our charging stations to our data centers through wired, local area networks and cellular service providers. Any incident affecting a data center facility’s or network provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of our services.

Any damage to, or failure of, our systems, or those of our third-party providers, could interrupt or hinder the use or functionality of our services. Impairment of or interruptions in our services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and our ability to attract new customers. Our business will also be harmed if customers and potential customers believe our products and services are unreliable.

We expect to incur research and development costs and devote significant resources to developing new products, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depend on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture, and introduce new products and enhance existing products. In addition, we invest in research and development that may not lead to commercially viable products and services in the short-term, but which we believe are critical to the long-term future of our business. Our research and development expenses were $2.3 million and $6.8 million for the three and nine months ended September 30, 2023, respectively, and $8.0 million and $6.5 million during the years ended December 31, 2022 and 2021, respectively, and such expenses are likely to grow in the future. Further, our research and development program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue, or become profitable.

Computer malware, viruses, ransomware, hacking, phishing attacks, and similar disruptions could result in security and privacy breaches and interruption in service, which could harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse, or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. In addition, outside parties may attempt to penetrate our systems or those of our vendors or fraudulently induce our personnel or the personnel of our vendors to disclose sensitive information in order to gain access to our data and/or systems. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

We may in the future experience service disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for our solutions from target customers.

We have processes and procedures in place designed to enable us to quickly recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect our business and financial results.

In the ordinary course of our business, we collect and store sensitive data, including, among other things, personally identifiable information about our employees, intellectual property, and proprietary business information. We could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in our information systems and networks and those of our vendors, including personal information of our employees and clients, and company and vendor confidential data. If a material breach of our information technology systems or those of our vendors occurs, the market perception of the effectiveness of our security measures could be harmed and our reputation and credibility could be damaged. We could be required to expend significant amounts of money and other resources to strengthen or replace information systems or networks. In addition, we could be subject to regulatory actions and/or claims made by individuals and/or groups in private litigations involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. The development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite our efforts, the possibility of these events occurring cannot be eliminated entirely.

Our efforts to minimize the likelihood and impact of adverse cybersecurity incidents and to protect data and intellectual property may not be successful and our business could be negatively affected by cyber or other security threats or other disruptions.

We or our customers, suppliers, subcontractors and joint venture partners may from time to time experience various cybersecurity threats, threats to our information technology infrastructure, unauthorized attempts to gain access to our company, employee- and customer-sensitive information, insider threats and denial-of-service attacks.

If we are unable to protect sensitive information, including complying with evolving information security and data protection/privacy regulations, our customers or governmental authorities could question the adequacy of our threat mitigation and detection processes and procedures. Moreover, depending on the severity of an incident, our customers’ data, our employees’ data, our intellectual property (including trade secrets and research, development and engineering know-how), and other third-party data (such as joint venture partners, subcontractors, suppliers and vendors) could be compromised. Products and services we provide to customers also carry cybersecurity risks, including risks that they could be breached or fail to detect, prevent or combat attacks, which could result in losses to our customers and claims against us, and could harm our relationships with our customers.

We take a variety of precautions to protect our systems and data, including engaging service providers specialized in preventing cyber security incidents and conducting periodic training of our employees on protection of sensitive information, and prevention of “phishing” attacks. However, as a consequence of the persistence, sophistication and volume of cyber attacks, we may not be successful in defending against all such attacks. Due to the evolving nature of these security threats, the impact of any future incident cannot be predicted.

In addition to cyber threats, we experience threats to the security of our facilities and employees and threats from terrorist acts. We also typically work cooperatively with our customers, suppliers, subcontractors, and joint venture partners, whom are subject to similar threats, to seek to minimize the impact of cyber threats, other security threats or business disruptions. However, we must rely on the safeguards put in place by these entities and other entities, none of which we control, who have access to our information, and thus may affect the security of our information or the information we are obligated to protect. These entities have varying levels of cybersecurity expertise and safeguards, and their relationships with government customers or involvement in energy infrastructure products or services may increase the likelihood that they are targeted by the same cyber threats we face. A breach in our supply chain could impact our data or customer deliverables. We also must rely on this supply chain for detecting and reporting cyber incidents, which could affect our ability to report or respond to cybersecurity incidents effectively or in a timely manner.

The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Additionally, some cyber technologies we offer may raise potential liabilities related to intellectual property and privacy concerns, which may not be fully insured or indemnified by other means or involve reputational risk, the impact of which is uncertain.

Risks Related to Customers

Our business will depend on customers renewing their services contracts. If customers do not continue to use our service offerings or if they fail to add more stations, our business and operating results will be adversely affected.

Our business depends on customers continuing their services contract with us for V2G charging services. Therefore, it is important that customers renew their contracts when the contract term expires and add additional charging stations and services. Customers may decide not to renew their contracts with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging stations, prices, the features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their contracts, if they renew on less favorable terms, or if they fail to add products or services, our business and operating results will be adversely affected.

If we fail to offer high-quality support to station owners and drivers, our business and reputation will suffer.

Once a customer has installed our or a partner’s charging stations and subscribed to our services, station owners and drivers will rely on us and our partners to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important. The importance of high-quality customer support will increase as we seek to expand our business and pursue new customers and geographies. If we do not quickly resolve issues and provide effective support, our ability to retain customers or sell additional products and services to existing customers could suffer and our brand and reputation could be harmed.

We rely on a limited number of customers for a large portion of our revenues, and the loss of one or more such customers could have a material adverse impact on our business, financial condition and results of operations.

We depend on a limited number of customers for a significant portion of our revenue. For the nine months ended September 30, 2023, we had two customers that each accounted for over 10% of our revenue. In the aggregate, these customers accounted for 30.9% of Nuvve’s revenue for the nine months ended September 30, 2023. For the fiscal years ended December 31, 2022 and 2021, one customer accounted for 32.1% and 12.4% of our total revenue, respectively. No one single product and service customer accounted for over 10% of our total revenue. The loss of these customers could have a significant impact on our revenues and harm our business, results of operations and cash flows.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

Our ability to grow our customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. We anticipate increased sales and marketing expenses will lead to significant increases in our total revenue, and our operating results will suffer if sales and marketing expenditures do not translate into increasing revenue.

We plan to continue to expand our direct sales force both domestically and internationally but it may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect our ability to expand our sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and we may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex, and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for direct sales personnel with the strong sales skills and technical knowledge. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. Our business will be harmed if continuing investment in our sales and marketing capabilities does not generate a significant increase in revenue.

We may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

We rely on data collected through charging stations, including usage data and geolocation data. We use this data in connection with the research, development and analysis of our technologies. Our inability to obtain necessary rights to use this data or freely transfer this data out of, for example, the European Economic Area, could result in delays or otherwise negatively impact our research and development efforts.

Risks Related to Financial, Tax and Accounting Matters

Certain of our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities Exchange Commission (the “SEC”) together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms, which terms are similar to those contained in the warrant agreement governing certain of our warrants. Our outstanding warrants were initially issued by Newborn, our predecessor, and we were assumed by us in the Business Combination. As a result of the SEC Statement, we evaluated the accounting treatment of the public warrants and private placement warrants issued prior to Newborn’s initial public offering and determined to classify the private placement warrants as a derivative liability, measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our consolidated balance sheet as of December 31, 2022, contained elsewhere in this prospectus, is a derivative liability related to the private placement warrants due to certain features embedded in the private placement warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial position and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We may need to raise additional funds and these funds may not be available when needed.

We may need to raise additional capital in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such financings could require significant interest payments, contain covenants that restrict our business, or otherwise include unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

On January 31, 2023, we entered into an At the Market Offering Agreement (the “ATM Agreement”) with Craig-Hallum Capital Group LLC (“Craig-Hallum”), as the sales agent (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent, shares of its common stock (the “Shares”), having an aggregate offering price of up to $25,000,000 (the “January 2023 ATM Offering”). In addition, under current SEC regulations, as of the filing of this prospectus, our public float is less than $75 million, and under SEC regulations for so long as our public float remains less than $75 million, the amount we can raise through primary public offerings of securities in any twelve-month period using shelf registration statements is limited to an aggregate of one-third of our public float, which is referred to as the baby shelf rules. As of January 5, 2024, our public float was below $75 million. As a result, it will be limited by the baby shelf rules until such time our public float exceeds $75 million, which means we only have the capacity to sell shares up to one-third of our public float under shelf registration statements in any twelve-month period.

Holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common stock, except as set forth in such warrants.

Until holders of warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The common warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. The Series A Warrants and the Series C Warrants will have an exercise price of $2.00. The Series B Warrants will have an exercise price per share equal to $2.00, which is equal to 100% of the price per share of common stock sold in the offering. The Series A Warrants will expire five years from the closing date of this offering. The Series B Warrants will expire nine months from the closing date of this offering. The Series C Warrants will also expire five years from the closing date of this offering, however, provided that to the extent and in proportion to a holder of the Series C Warrants not exercising its corresponding Series B Warrants with each share of common stock, such Series C Warrant will expire nine months from the closing date of this offering. Upon such dates, the common warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. The warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, it may not ever be profitable for holders of the warrants to exercise the warrants.

We may allocate our cash and cash equivalents in ways that you and other stockholders may not approve.

Our management has broad discretion in the application of our cash, cash equivalents and marketable securities. Because of the number and variability of factors that will determine use of our cash and cash equivalents, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash and cash equivalents in ways that ultimately increase the value of your investment. We expect to use our cash and cash equivalents to execute our growth plan, as well as for working capital and other corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash and cash equivalents in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash and cash equivalents in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Our quarterly operating results may fluctuate significantly.

We expect that our operating results may be subject to substantial quarterly fluctuations. If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

We are a U.S. corporation and thus subject to U.S. corporate income tax on income from our worldwide operations. Moreover, a significant amount of our operations and customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on our business, and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us.

For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”), and certain provisions of the Tax Act may adversely affect us. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The Tax Act could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the Treasury and IRS, any of which could mitigate or increase certain adverse effects of the legislation.

In addition to the impact of the Tax Act on our federal taxes, the Tax Act may impact our taxation in other jurisdictions, including with respect to state income taxes as state legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to our global tax position and materially adversely affect our business and future profitability.

As a result of our expanding operations, including in jurisdictions in which the tax laws may not be favorable, our tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or we may be subject to future changes in tax law, the impacts of which could adversely affect our after-tax profitability and financial results.

Because we do not have a long history of operating at our present or anticipated scale (as we have significant expansion plans), our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) our operating results before taxes.

Additionally, our operations will be subject to significant income, withholding and other U.S. federal income tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to its income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce our tax liabilities, (b) changes in the valuation of our deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation,

(e) changes in the relative amount of our earnings subject to tax in the various jurisdictions in which we operate or have subsidiaries, (f) the potential expansion of our business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to our existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of our intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) our ability to structure our operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, we may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on our after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could successfully challenge our position with respect to intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such challenge, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact our tax position, especially as we expand our relationships and operations internationally.

Our ability to utilize net operating loss and tax credit carryforwards is conditioned upon us attaining profitability and generating taxable income. We have incurred significant net losses since inception and it is possible that we may continue to incur significant losses. Additionally, our ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

As of September 30, 2023, we had $83.2 million of U.S. federal and $34.6 million of state net operating loss carryforwards available to reduce future taxable income, of which $80.1 million of the U.S. federal net operating loss carryforwards can be carried forward indefinitely. The U.S. federal and state net operating loss carryforwards begin to expire in 2034. The Tax Act included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which modified the Tax Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020 is limited to 80% of taxable income. It is possible that we will not generate taxable income in time to utilize the net operating loss carryforwards prior to their expiration. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize our existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination, and future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us.

We have not conducted a study to assess whether an “ownership change” has occurred since inception. If we have experienced an “ownership change,” as defined by Section 382 of the Code, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, the Business Combination may constitute an ownership change under Sections 382 and 383 of the Code. Our net operating losses or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of the net operating losses or credits.

Furthermore, our ability to utilize our net operating losses or credits following the Business Combination is conditioned upon us attaining profitability and generating U.S. federal and state taxable income. We have incurred significant net losses since inception and will continue to incur significant losses and, therefore, we do not know whether or when the combined carryforwards, which may be or may become subject to limitation by Sections 382 and 383 of the Code, will be utilized.

Our reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results.

We have incurred significant increased expenses and administrative burdens as a new public company, which have had an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a new public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities in which we have not engaged previously. For example, we have created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, management has identified material weaknesses, and may in the future identify other material weaknesses or significant deficiencies, in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, we have obtained director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.23 billion or more during such fiscal year (as indexed for inflation),

(iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities of Newborn (our predecessor) in its initial public offering consummated on February 19, 2020. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our common stock and our warrants issued pursuant to the warrant agreement, dated as of February 13, 2020 and amended as of March 19, 2021, by and between us and Continental Stock Transfer & Trust Company (the “pre-merger warrants”), and the price of such securities may be more volatile.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, the combined company may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the preparation and audit of our consolidated financial statements as of December 31, 2021, 2020 and 2019 and for the years then ended, material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses include:

•        Segregation of duties related to roles and responsibilities in the accounting department is lacking in various circumstances, including with respect to account reconciliation and receipt/disbursement duties, independent review of journal entries, and access to the accounting system.

•        Our financial close and reporting processes lack formal documentation and consistent application of financial closing policies and procedures, do not result in timely production of accurate financial and nonfinancial information, and do not result in a consistent documentation of the considerations and conclusions related to unusual or complex accounting matters

The deficiencies above resulted in material errors in our previously issued financial statements for 2021.

Since our initial public offering, we had taken a number of actions to remediate these material weaknesses, including:

•        utilizing outside accounting and financial reporting consultants to supplement our resources in the area of the financial close and financial reporting;

•        engaging SEC compliance and technical accounting consultants to assist in evaluating transactions for conformity with the U.S. GAAP;

•        utilizing outside consultants to perform a comprehensive review of current procedures to identify and assist in implementing controls in conformity COSO “Internal Control over Financial Reporting — Guidance for Smaller Public Companies” that was published in 2006 and updated in 2013, including the control environment, risk assessment, control activities, information and communication and monitoring; and

•        hiring additional finance and accounting personnel, including hiring an SEC compliance and technical accountant, to augment accounting staff and to provide further segregation of duties and more resources for complex accounting matters and financial reporting.

In order to maintain and improve the effectiveness of Nuvve’s internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. Our independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of our common stock.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and its financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each placed into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC stated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature Bank or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. If any of our counterparties to any such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis. We do not currently have funds deposited with SVB in excess of the FDIC insurance limit.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. There is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.

Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These could include, but may not be limited to, the following:

•        Delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

•        Loss of access to revolving existing credit facilities or other working capital sources and/or the inability to refund, roll over or extend the maturity of, or enter into new credit facilities or other working capital resources;

•        Potential or actual breach of contractual obligations that require us to maintain letters or credit or other credit support arrangements; or

•        Termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the United States or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by parties with whom we conduct business, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a party with whom we conduct business may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy. Any bankruptcy or insolvency, or the failure to make payments when due, of any counterparty of ours, or the loss of any significant relationships, could result in material losses to us and may material adverse impacts on our business.

Risks Related to Legal Matters and Regulations

Electric utility statutes and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to our ability to offer grid services.

Federal, state and local government statutes and regulations concerning electricity heavily influence the market for our grid service offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities, and the interaction of our GIVe platform with the electrical grid. Governments, often acting through state utility or public service commissions, change and adopt different rates on a regular basis and these changes can have a negative impact on our ability to generate revenue or customer savings.

In addition, utilities, their trade associations, and fossil fuel interests in the country, each of which has significantly greater economic and political resources than we do, may challenge policies that are beneficial to us. Any adverse changes in energy policies and regulations could have a negative impact on our business and prospects.

Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect our business.

National and local governments and agencies in the countries in which we operate and in which customers have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact our ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our solutions, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fails or is believed to fail to adhere to appropriate practices regarding customers’ data, it may damage our reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our customers. The European Union and United States agreed in 2016 to a framework for data transferred from the European Union to the United States, but this framework has been challenged and recently declared invalid by the Court of Justice of the European Union, thereby creating additional legal risk for us. Additionally, the European Union adopted the GDPR in 2016, and it became effective in May 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. We may be exposed to ongoing legal risks related to CCPA and any amendments that may be made in connection with the California Privacy Rights Act approved by voters in the November 2020 election.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information. In addition, the other bases on which we and our customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated by the EU Commission Decision 2010/87/EU, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If we or our customers are unable to transfer data between and among countries and regions in which we operate, it could decrease demand for our products and services or require us to modify or restrict some of our products or services.

In addition to government activity, privacy advocacy groups, the technology industry, and other industries have established or may establish various new, additional, or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that we will meet voluntary certifications or adhere to other standards established by them or third parties. If we are unable to maintain these certifications or meet these standards, it could reduce demand for our solutions and adversely affect our business.

As a public company we are subject to significant accounting, legal and regulatory requirements; our failure to comply with these requirements may adversely affect our operating results and financial condition.

We are subject to significant accounting, legal and regulatory requirements, including requirements and rules under the Sarbanes-Oxley Act, or SOX, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, among other rules and regulations implemented by the SEC, as well as listing requirements of the Nasdaq Stock Market, or Nasdaq. We incur significant accounting, legal and other expenses and must invest substantial time and resources to comply with public company reporting and compliance requirements, including costs to ensure we have adequate internal controls over accounting and financial reporting, proper documentation and testing procedures among other requirements. We cannot be certain that the actions we have taken to implement internal controls over financial reporting will be sufficient. We have in the past discovered, and may in the future discover, areas of our internal financial and accounting controls and procedures that need improvement, particularly as we enhance, automate and improve functionality of our processes and internal applications. New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of SOX and Dodd-Frank and rules adopted by the SEC and Nasdaq, would likely result in increased costs to us as we respond to their requirements. We continue to invest resources to comply with evolving laws and regulations, and this investment may result in increased general and administrative expense.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our financial condition and results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus and in our consolidated financial statements included herein. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, allowance for doubtful accounts, inventory reserves, impairment of goodwill, indefinite-lived and long-lived assets, pension and other post-retirement benefits, product warranty, valuation allowances for deferred tax assets, valuation of common stock warrants, and share-based compensation. Our financial condition and results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our common stock

Failure to comply with anticorruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (“FCPA”) and similar laws associated with activities outside of the United States, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. We face significant risks if we fails to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Failure to comply with laws relating to employment could subject us to penalties and other adverse consequences.

We are subject to various employment-related laws in the jurisdictions in which our employees are based. We face risks if we fail to comply with applicable U.S. federal or state wage laws, or wage laws applicable to our employees outside of the United States. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations, and damages or penalties which could have a materially adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

Existing and future environmental, health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial results or results of operation.

We and our operations, as well as those of our contractors, suppliers, and customers, are subject to certain environmental, health and safety laws and regulations, including laws related to the use, handling, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require us or others in our value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted.

Although we maintain workers’ compensation insurance to cover the costs and expenses we may incur due to injuries to our employees resulting from the use of or exposure to hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage, use or disposal of biological or hazardous materials.

Risks Related to this Offering and Ownership of Our Securities

If we are unable to maintain compliance with the Nasdaq Stock Market’s listing requirements, our common stock may be delisted from the Nasdaq Capital Market, which could have a material adverse effect on our financial condition and could make it more difficult for holders of our common stock to sell their shares.

Our common stock is currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “NVVE.” If we fail to meet any of the continued listing standards of the Nasdaq Capital Market, our common stock will be delisted. These continued listing standards include specifically enumerated criteria, such as a $1.00 minimum closing bid price.

On April 14, 2023, we received a letter from the listing qualifications department of Nasdaq notifying the Company that, for the then-preceding 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 5550(a)(2). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with an initial period of 180 calendar days, or until October 11, 2023, to regain compliance with the minimum bid price requirement.

On October 12, 2023, we received a second notice from Nasdaq indicating that, while the Company had not yet regained compliance with the minimum bid price requirement, the Nasdaq staff had determined that the Company is eligible for an additional 180 calendar day period, or until April 8, 2024, to regain compliance. According to the second notice, the staff’s determination was based on (i) the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and (ii) the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

On December 11, 2023, we filed a definitive proxy statement with the SEC relating to a special meeting of stockholders to be held on January 5, 2024 (the “Special Meeting”) to consider and vote on a proposal to approve an amendment to our certificate of incorporation, and authorize our board of directors, to effect a reverse stock split of the our issued and outstanding shares of common stock by a ratio of between 1-for-2 to 1-for-40, with the exact ratio to be set at the discretion of our board of directors, in order to gain compliance with the minimum price requirement. On January 5, 2024, our stockholders approved the proposal to effect a reverse stock split. Subsequently on January 5, 2024, our board of directors approved the final reverse stock split ratio of 1-for-40 (the “Reverse Stock Split”).

On January 19, 2024, we filed a certificate of amendment (the “Certificate of Amendment”) to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. The Reverse Stock Split became effective as of 5:00 P.M. Eastern Time on January 19, 2024, at which time every forty (40) shares of our issued and outstanding common stock were automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share. Trading of our common stock on the Nasdaq Capital Market on a split-adjusted basis commenced at market open on January 22, 2024.

If at any time before April 8, 2024, the closing bid price of our common stock is at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide the Company written confirmation of compliance. The Nasdaq staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If compliance cannot be demonstrated by April 8, 2024, Nasdaq will provide written notification that our securities will be delisted, at which point we may appeal the delisting determination to a Nasdaq Hearing Panel.

The Company intends to continue to actively monitor the bid price for its common stock between now and April 8, 2024, including monitoring the impact of the Reverse Stock Split, and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement as needed. However, there can be no assurance that the Company will regain compliance or otherwise maintain compliance with any of the other listing requirements, or that the Reverse Stock Split will provide the desired results for complying with listing requirements. If our common stock were to be delisted from Nasdaq, trading of our common stock would most likely be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Markets or in the “pink sheets.” Such a downgrading in our listing market may limit our ability to make a market in our common stock and may impact purchases or sales of our securities.

We recently effected a reverse stock split of our common stock, which may not result in us obtaining the intended benefits.

As discussed above, on January 19, 2024, we effected the Reverse Stock Split in order to gain compliance with Nasdaq’s minimum bid price requirement. The continued effect of the Reverse Stock Split upon the market price for our common stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. Furthermore, there can be no assurance that the market price of our common stock immediately after the Reverse Stock Split will be maintained for any period of time. This will depend on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding.

Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results which have been outlined above. In particular, we cannot assure you that the Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with the initial and continued listing requirements of Nasdaq or any other national securities exchange. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that the Reverse Split will not adversely impact the market price of our common stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long-term investors or that the liquidity of our common stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split.

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The public offering price per share of our common stock may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the assumed sale of 3,035,000 shares of our common stock in this offering, at the combined public offering price of $2.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, purchasers of our common stock in this offering will incur immediate dilution of $(2.726) per share in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

There is no public market for the common warrants being offered in this offering.

There is no established public trading market for the common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 43 for a description of our proposed use of proceeds from this offering.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors and executive officers and their affiliates as a group beneficially own approximately 11.2% of our outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of our securities in the public market, including sales of shares of common stock in the public market made under our shelf registration statement, could cause the price of our securities to fall.

To the extent outstanding warrants or options to purchase shares of our common stock are exercised, or we grant additional stock options or other stock-based awards under the 2020 Plan, additional shares of common stock may be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market.

The sales of a substantial number of shares of our common stock and/or the exercise and sale of a substantial number of the pre-funded warrants or of pre-merger warrants in the public market or the perception that these sales might occur could depress the market price of our common stock and/or pre-merger warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact the price of our common stock. The sale, or the availability for sale, of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

The registration of the securities covered by this prospectus, and the registration of additional securities pursuant to registration rights previously granted by us, may adversely affect the market price of our securities.

We are registering 3,035,000 shares of our common stock, pre-funded warrants to purchase 1,765,000 shares of our common stock, Series A Warrants to purchase up to 4,800,000 shares of our common stock, Series B Warrants to purchase up to 4,800,000 shares of our common stock, and Series C Warrants to purchase up to 4,800,000 shares of our common stock for public sale pursuant to this prospectus. The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our securities.

Holders of the warrants and pre-funded warrants offered hereby will have no rights as stockholders with respect to shares of common stock underlying the warrants and pre-funded warrants until such holders exercise their warrants or pre-funded warrants and acquire shares of our common stock, except as otherwise provided in the warrants and pre-funded warrants.

Until holders of the warrants and the pre-funded warrants acquire our shares of common stock upon exercise thereof, such holders will have no rights with respect to the shares of common stock underlying such warrants or pre-funded warrants, except to the extent that holders of such warrants or pre-funded warrants will have certain limited rights to participate in distributions or dividends paid on our shares of common stock as set forth in the warrants and pre-funded warrants. Upon exercise of the warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the exercise date.

Our amended and restated certificate of incorporation grant our board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.

We are authorized to issue 101,000,000 shares of capital stock, of which 1,000,000 shares will be authorized as preferred stock. our board of directors, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law. The number of shares of capital stock we are authorized to issue did not change in connection with the Reverse Stock Split.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the common stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of our capital stock and may dilute our book value per share.

We have never paid cash dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on any of our capital stock, and we currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the pre-merger warrants is $460.00 per whole share, and the exercise prices for the Levo warrants range from $400.00 per share to $1,600.00 per share. There is no guarantee that our warrants will be in the money prior to their expiration, and as such, our warrants may expire worthless.

The trading price of our securities is likely to be volatile, and you may not be able to sell our securities at or above the price you paid.

We expect the trading price of our common stock and pre-merger warrants to be volatile and such securities could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•        actual or anticipated fluctuations in operating results;

•        failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        operating and share price performance of other companies that investors deem comparable to us;

•        our focus on long-term goals over short-term results;

•        the timing and magnitude of our investments in the growth of it business;

•        actual or anticipated changes in laws and regulations affecting our business;

•        additions or departures of key management or other personnel;

•        disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

•        changes in our capital structure, including future issuances of securities or the incurrence of debt; and

•        general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our common stock or do not publish research or reports about us, the price and trading volume of our securities could decline.

The trading market for our common stock and pre-merger warrants depends in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our common stock and pre-merger warrants. The price of our common stock and pre-merger warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to our common stock and pre-merger warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about us. If one or more equity research analysts cease coverage of us, we could lose visibility in the market, which in turn could cause the price of our securities to decline.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and bylaws afford certain rights and powers to our board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:

•        a classified board with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•        the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•        the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors;

•        the requirement that a special meeting of stockholders may be called only by our board of directors, our Chairperson of the Board of Directors or our Chief Executive Officer, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•        the requirement for the affirmative vote of holders of at least 66 ⅔% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our amended and restated certificate of incorporation or to amend our bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

We are also subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions do not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but the company does not know whether courts in other jurisdictions will agree with this decision or enforce it. Further, it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable. For example, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance and the sale of the securities in this offering will be approximately $8.6 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will receive only nominal additional proceeds, if any, from the exercise of the pre-funded warrants.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures.

The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending the uses described above, we intend to invest the net proceeds from this offering in short and intermediate term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “NVVE”.

Dividend Policy

We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in combination with our audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021, and our unaudited interim condensed consolidated financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, together with the related notes thereto, included elsewhere in this prospectus (collectively, the “consolidated financial statements”). This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. See the section entitled “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly those set forth under “Risk Factors.”

Unless the context otherwise requires, references in this section to “Nuvve” are to Nuvve Corporation and its subsidiaries for periods prior to the Business Combination and Nuvve Holding Corp. and its subsidiaries, including Nuvve Corporation, for periods after the Business Combination.

Overview

We are a green energy technology company that provides, directly and through business ventures with our partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Our proprietary V2G technology — Grid Integrated Vehicle (“GIVe”) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions.

Our proprietary V2G technology enables us to link multiple EV batteries into a virtual power plant to provide bi-directional services to the electrical grid. Our GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., aggregation of EVs and small stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services typically offered by conventional generation sources (i.e., coal and natural gas plants). Our current addressable energy and capacity markets include grid services such as frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage.

Our customers and partners include owner/operators of light duty fleets, heavy duty fleets (including school buses), automotive manufacturers, charge point operators, and strategic partners (via joint ventures, other business ventures and special purpose financial vehicles). We also operate a small number of company-owned charging stations serving as demonstration projects funded by government grants. We expect growth in company-owned charging stations and the related government grant funding to continue, but for such projects to constitute a declining percentage of our future business as our commercial operations expand.

We offer our customers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low and in some cases free energy costs. We expect to generate revenue primarily from the provision of services to the grid via our GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, we also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, we may generate non-recurring engineering services revenue derived from the integration of our technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, we may also share the recurring grid services revenue with the customer.

On August 4, 2021, we formed Levo Mobility LLC (“Levo”), a Delaware limited liability company, with Stonepeak Rocket Holdings LP (“Stonepeak”), a Delaware limited partnership and Evolve Transition Infrastructure LP (“Evolve”), a Delaware limited partnership. Levo is our consolidated subsidiary.

Levo is a sustainable infrastructure company focused on rapidly advancing the electrification of transportation by funding V2G-enabled EV fleet deployments. Levo utilizes our V2G technology and committed capital from Stonepeak and Evolve to offer Fleet-as-a-Service for school buses, last-mile delivery, ride hailing and ride sharing, municipal services, and more to eliminate the primary barriers to EV fleet adoption including large upfront capital investments and lack of expertise in securing and managing EVs and associated charging infrastructure.

Levo’s turnkey solution simplifies and streamlines electrification, can lower the total cost of EV operation for fleet owners, and support the grid when the EVs are not in use. For a fixed monthly payment with no upfront cost, Levo will provide the EVs, such as electric school buses, charging infrastructure powered by our V2G platform, EV and charging station maintenance, energy management, and technical advice.

Levo focuses on electrifying school buses, providing associated charging infrastructure, and delivering V2G services to enable safer and healthier transportation for children while supporting carbon dioxide emission reduction, renewable energy integration, and improved grid resiliency.

Backlog

Our total backlog represents the estimated transaction prices on unsatisfied and partially satisfied performance obligations to our customers for products and services. Backlog is converted into revenue in future periods as we satisfy the performance obligations to our customers for products and services, primarily based on the cost incurred or at delivery and acceptance of products, depending on the applicable accounting method. Our estimated backlog on September 30, 2023, was $5.6 million, which we expect to be earned in future periods.

Results of Operations

Three and Nine Months Ended September 30, 2023 Compared with Three and Nine Months Ended September 30, 2022

The following table sets forth information regarding our consolidated results of operations for the three and nine months ended September 30, 2023 and 2022.

	Three Months Ended September 30,		Period-over-Period Change		Nine Months Ended September 30,		Period-over-Period Change
	2023	2022	Change ($)	Change (%)	2023	2022	Change ($)	Change (%)
Revenue
Products	$1,772,532	$280,184	$1,492,348	533%	$4,748,141	$3,333,825	$1,414,316	42%
Services	866,477	207,634	658,843	317%	1,720,262	475,806	1,244,456	262%
Grants	73,563	65,869	7,694	12%	219,082	416,816	(197,734)	(47)%
Total revenue	2,712,572	553,687	2,158,885	389.9%	6,687,485	4,226,447	2,461,038	58.2%
Operating expenses
Cost of product	2,314,854	215,068	2,099,786	976%	5,037,756	3,114,573	1,923,183	62%
Cost of service	86,371	61,417	24,954	41%	775,489	338,820	436,669	129%
Selling, general and administrative expenses	6,481,759	7,163,673	(681,914)	(10)%	18,751,119	22,925,745	(4,174,626)	(18)%
Research and development expense	2,292,908	1,715,821	577,087	34%	6,780,211	6,021,535	758,676	13%
Total operating expenses	11,175,892	9,155,979	2,019,913	22.1%	31,344,575	32,400,673	(1,056,098)	(3.3)%
Operating loss	(8,463,320)	(8,602,292)	138,972	(1.6)%	(24,657,090)	(28,174,226)	3,517,136	(12.5)%
Other income (expense)
Interest income (expense)	16,213	39,150	(22,937)	(59)%	105,194	47,553	57,641	121%
Change in fair value of warrants liability	214,573	1,852,700	(1,638,127)	NM	144,609	11,213,700	(11,069,091)	NM
Change in fair value of derivative liability	67,366	(40,245)	107,611	267%	73,585	(19,309)	92,894	481%
Other, net	(168,177)	89,222	(257,399)	(288)%	356,155	81,455	274,700	337%
Total other income, net	129,975	1,940,827	(1,810,852)	(93.3)%	679,543	11,323,399	(10,643,856)	(94.0)%
Loss before taxes	(8,333,345)	(6,661,465)	(1,671,880)	25.1%	(23,977,547)	(16,850,827)	(7,126,720)	42.3%
Income tax expense	—	—	—	—%	—	—	—	—%
Net loss	$(8,333,345)	$(6,661,465)	$(1,671,880)	25.1%	$(23,977,547)	$(16,850,827)	$(7,126,720)	42.3%
Less: Net income (loss) attributable to non-controlling interests	8,285	(168,985)	177,270	(104.9)%	23,039	(459,863)	482,902	(105.0)%
Net loss attributable to Nuvve Holding Corp.	$(8,341,630)	$(6,492,480)	$(1,849,150)	28.5%	$(24,000,586)	$(16,390,964)	$(7,609,622)	46.4%

____________

NM — Not Meaningful

Revenue

Total revenue was $2.7 million for the three months ended September 30, 2023, compared to $0.6 million for the three months ended September 30, 2022, an increase of $2.2 million, or 389.9%. The increase was primarily attributable to a $1.5 million increase in products revenue and $0.7 million increase in services revenue due to higher customers sales orders and shipments. Products and services revenue for the three months ended September 30, 2023, consisted of sales of school buses of $1.0 million, DC and AC Chargers of $0.8 million, grid services revenue of $0.6 million, and engineering services of $0.3 million.

Total revenue was $6.7 million for the nine months ended September 30, 2023, compared to $4.2 million for the nine months ended September 30, 2022, an increase of $2.5 million, or 58.2%. The increase was primarily attributable to a $1.4 million increase in products revenue and $1.2 million increase in services revenue due to higher customers sales orders and shipments, partially offset by a decrease in grants of $0.2 million. Products and services revenue for the nine months ended September 30, 2023, consisted of sales of school buses of $1.0 million, DC and AC Chargers of $3.7 million, grid services revenue of $0.8 million, and engineering services of $0.9 million.

Cost of Product and Service Revenue

Cost of products and services revenue for the three months ended September 30, 2023, increased by $2.1 million to $2.4 million, compared to $0.3 million for the three months ended September 30, 2022 due to higher customers sales orders and shipments. Products and services margin decreased to 9.0% for the three months ended September 30, 2023, compared to 43.3% in the same prior year period. Margin was mostly impacted by a higher mix of hardware charging stations sales, including the impact of lower margin school buses sales, offset by a lower mix of engineering services in the current quarter.

Cost of products and services revenue for the nine months ended September 30, 2023, increased by $2.4 million to $5.8 million, compared to $3.5 million for the nine months ended September 30, 2022 due to higher customers sales orders and shipments. Products and services margin increased to 10.1% for the nine months ended September 30, 2023, compared to 9.4% in the same prior year period. Margin was mostly impacted by a higher mix of hardware charging stations sales, including the impact of lower margin school buses sales, offset by a lower mix of engineering services in the current quarter.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, legal finance, and professional expenses.

Selling, general and administrative expenses were $6.5 million for the three months ended September 30, 2023, as compared to $7.2 million for the three months ended September 30, 2022, a decrease of $0.7 million, or 9.5%.

Selling, general and administrative expenses were $18.8 million for the nine months ended September 30, 2023, as compared to $22.9 million for the nine months ended September 30, 2022, a decrease of $4.2 million, or 18.2%.

The decrease during the three months ended September 30, 2023 was primarily attributable to decreases in compensation expenses of $0.3 million, including share-based compensation, decreases in insurance related expenses of $0.3 million, decreases in insurance related expenses of expenses of $0.3 million, partially offset by increased in audit services fees of $0.1 million, increases in subcontractor and outside services expenses of $0.1 million, increases in legal fees expenses $0.2 million, increases in bad debt expenses $0.1 million, and software subscription expenses of $0.2 million. Expenses resulting from the consolidation of Levo’s activities during the three months ended September 30, 2023, accounted for $0.5 million of the decrease in selling, general and administrative expenses.

The decrease during the nine months ended September 30, 2023 was primarily attributable to decreases in compensation expenses of $1.2 million, including share-based compensation, decreases in travel related expenses of $0.3 million, decreases in subcontractor and outside services expenses of $0.2 million, decreases in professional fees related to internal operational reviews of $1.9 million, decrease in insurance related expenses of $0.8 million, partially offset by increased in audit services fees of $0.9 million, increases in bad debt expenses $0.1 million, increased in rent expenses related to the main corporate office and warehouse of $0.1 million, dues and subscription expenses of $0.3 million, and software subscription expenses of $0.5 million. Expenses resulting from the consolidation of Levo’s activities during the nine months ended September 30, 2023, accounted for $1.7 million of the decrease in selling, general and administrative expenses.

Research and Development Expenses

Research and development expenses increased by $0.6 million, or 33.6%, from $1.7 million for the three months ended September 30, 2022 to $2.3 million for the three months ended September 30, 2023. Research and development expenses increased by $0.8 million, or 12.6%, from $6.0 million for the nine months ended September 30, 2022 to $6.8 million for the nine months ended September 30, 2023. The increases during the three and nine months ended September 30, 2023 were primarily attributable to increases in compensation expenses and subcontractor expenses used to advance our platform functionality and integration with more vehicles.

Other Income (Expense)

Other income (expense) consists primarily of interest expense, change in fair value of warrants liability and derivative liability, and other income (expense). Other income (expense) decreased by $1.8 million from $1.9 million of other income for the three months ended September 30, 2022, to $0.1 million in other income for the three months ended September 30, 2023. The decrease during the three months ended September 30, 2023 was primarily attributable to the change in fair value of the warrants liability and derivative liability.

Other income (expense) consists primarily of interest expense, change in fair value of warrants liability and derivative liability, and other income (expense). Other income (expense) decreased by $10.6 million from $11.3 million of other income for the nine months ended September 30, 2022, to $0.7 million in other income for the nine months ended September 30, 2023. The decrease during the nine months ended September 30, 2023 was primarily attributable to the change in fair value of the warrants liability and derivative liability, partially offset by gains realized from the sale of our equity investment in Switch EV Ltd and sublease income related to the subleasing of part of our main office space.

Income Taxes

In each of the three and nine months ended September 30, 2023 and 2022, we recorded no material income tax expenses. The income tax expenses during each of the three and nine months ended September 30, 2023 and 2022 were minimal primarily due to operating losses that receive no tax benefits as a result of a valuation allowance recorded for such losses.

Net loss

Net loss increased by $1.7 million, or 25.1%, from $6.7 million for the three months ended September 30, 2022, to $8.3 million for the three months ended September 30, 2023. The increase in net loss was primarily due to a decrease in other income of $1.8 million, and an increase in operating expenses of $2.0 million, which includes an increase in cost of product of $2.1 million mainly associated with the loss on the sale of school buses, partially offset by increase in revenue of $2.2 million, for the above aforementioned reasons.

Net loss increased by $7.1 million, or 42.3%, from $16.9 million for the nine months ended September 30, 2022, to $24.0 million for the nine months ended September 30, 2023. The increase in net loss was primarily due to a decrease in other income of $10.6 million, which includes an increase in cost of product of $1.9 million mainly associated with the loss on the sale of school buses, partially offset by increase in revenue of $2.5 million, and a decrease in operating expenses of $1.1 million, for the above aforementioned reasons.

Net Income (Loss) Attributable to Non-Controlling Interest

Net income attributable to non-controlling interest was $0.01 million and $0.02 million, respectively, for the three and nine months ended September 30, 2023 compared to net loss attributable to non-controlling interest of $0.17 million and $0.46 million, respectively, for the three and nine months ended September 30, 2022.

Net income (loss) is allocated to non-controlling interests in proportion to the relative ownership interests of the holders of non-controlling interests in Levo, an entity formed by us with Stonepeak and Evolve. We own 51% of Levo’s common units and Stonepeak and Evolve own 49% of Levo’s common units. We have determined that Levo is a variable interest entity (“VIE”) in which we are the primary beneficiary. Accordingly, we consolidated Levo and recorded a non-controlling interest for the share of Levo owned by Stonepeak and Evolve during the three and nine months ended September 30, 2023.

Year Ended December 31, 2022 Compared with Year Ended December 31, 2021

The following table sets forth information regarding our consolidated results of operations for the years ended December 31, 2022 and 2021.

	Years Ended December 31,		Period-over-Period Change
	2022	2021	Change ($)	Change (%)
Revenue
Products and services	$4,913,956	$2,920,627	$1,993,329	68.3%
Grants	459,427	1,270,138	(810,711)	(63.8)%
Total revenue	5,373,383	4,190,765	1,182,618	28.2%
Operating expenses
Cost of product and service revenue	4,196,788	2,002,197	2,194,591	109.6%
Selling, general and administrative expenses	30,115,571	22,896,125	7,219,446	31.5%
Research and development expense	7,976,568	6,524,245	1,452,323	22.3%
Total operating expenses	42,288,927	31,422,567	10,866,360	34.6%
Operating loss	(36,915,544)	(27,231,802)	(9,683,742)	35.6%
Other income (expense)
Interest income (expense)	134,579	(585,157)	719,736	(123.0)%
Financing costs	—	(46,754,794)	46,754,794	100.0%
Change in fair value of private warrants liability	11,986,462	(312,400)	12,298,862	(3,936.9)%
Change in fair value of derivative liability	152,723	(14,342)	167,065	NM
Other, net	85,074	282,183	(197,109)	(69.9)%
Total other income (expense), net	12,358,838	(47,384,510)	59,743,348	NM
Loss before taxes	(24,556,706)	(74,616,312)	50,059,606	(67.1)%
Income tax expense	800	1,000	(200)	(20.0)%
Net loss	$(24,557,506)	$(74,617,312)	$50,059,806	(67.1)%
Less: Net loss attributable to non-controlling interests	(538,841)	(2,138,272)	1,599,431	NM
Net loss attributable to Nuvve Holding Corp.	$(24,018,665)	$(72,479,040)	$48,460,375	(66.9)%

____________

NM — Not Meaningful

Revenue

Total revenue was $5.4 million for the year ended December 31, 2022, compared to $4.2 million for the year ended December 31, 2021, an increase of $1.2 million, or 28.2%. The increase is attributed to a $2.0 million increase in products and services revenue, partially offset by a decrease of $0.8 million in grants revenue. Products and services revenue for the year ended December 31, 2022 consist of sales of school buses of $1.7 million, DC and AC Chargers, including lease interest revenue of approximately $2.4 million, grid services revenue of $0.4 million, and engineering services of $0.3 million.

Cost of Product and Service Revenue

Cost of product and service revenues for the year ended December 31, 2022, increased by $2.2 million, or 109.6%, and margins decreased by 17.5%, to 14.0%, from 31.4% compared to the prior year period. The decrease in margin was mostly due to the impact of lower margin school buses sales, and a higher mix of hardware charging stations sales and a lower mix of engineering services during the year ended December 31, 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, legal finance, and professional expenses.

Selling, general and administrative expenses were $30.1 million for the year ended December 31, 2022 as compared to $22.9 million for the year ended December 31, 2021, an increase of $7.2 million, or 31.5%.

The increases during the year ended December 31, 2022 were primarily attributable to increases in compensation expenses of $1.6 million, including share-based compensation, office and warehouse facilities lease expenses of $0.8 million, Directors and Officers insurance expenses of $0.5 million, professional fees related to internal operational reviews of $1.5 million, governance and other public company costs of $2.3 million, and software subscriptions expenses of $0.5 million. Expenses resulting from the consolidation of Levo’s activities during the year ended December 31, 2022, contributed $1.6 million to the increase in selling, general and administrative expenses.

Research and Development Expenses

Research and development expenses increased by $1.5 million, or 22.3%, from $6.5 million for the year ended December 31, 2021 to $8.0 million for the year ended December 31, 2022. The increases during the year ended December 31, 2022 were primarily attributable to hiring of engineering personnel, which resulted in increases in compensation expenses and subcontractor expenses used to advance the Company’s platform functionality and integration with more vehicles.

Other Income (Expense)

Other income (expense) consists primarily of interest expense, financing costs, change in fair value of warrants liability and derivative liability, and other income (expense). Other income (expense) increased by $59.74 million of income, from $47.38 million of other expense for the year ended December 31, 2021 to $12.36 million in other income for the year ended December 31, 2022.

The increase in income during the year ended December 31, 2022 were primarily attributable to the change in fair values of the warrants liability, derivative liability and interest income, and because financing costs recorded in 2021 did not recur in 2022. The financing costs were associated with the fair value of warrants and stock option (“Instruments”) granted to Stonepeak and Evolve in May 2021 in conjunction with the formation of Levo. We recorded the estimated fair value of the Instruments issued as an expense during the second quarter of 2021 because we determined that there was not sufficient basis to record deferred financing costs associated with Stonepeak and Evolve’s plans to contribute capital to the Levo venture. The expense is non-cash and does not impact the existing conditional capital contribution commitment we have from Stonepeak and Evolve or the pursuit of customer deployments funded by this conditional capital contribution commitment.. Additionally, during the year ended December 31, 2022, a gain of $8.68 million resulting from change in the carry value of the Stonepeak unvested warrants was recognized as the fair value of the unvested warrants decreased to zero because it was determined that it is not probable that the warrants will vest. Also, the fair value of the private warrants liability decrease significantly by $0.86 million driven by the decline in our common stock price.

Income Taxes

In the years ended December 31, 2022 and 2021, we recorded nominal income tax expenses. The income tax expenses during the years ended December 31, 2022 and 2021 were nominal primarily due to operating losses that receive no tax benefits as a result of a valuation allowance recorded for such losses.

Net loss

Net loss increased by $50.1 million, or 67.1%, from $74.6 million for the year ended December 31, 2021 to $24.6 million for the year ended December 31, 2022. The increase in net loss was primarily due to increase in operating expenses of $9.7 million and increase in other expenses of $59.7 million for the aforementioned reasons.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to the non-controlling interest in Levo was $0.5 million for the year ended December 31, 2022.

Net loss is allocated to non-controlling interests in proportion to the relative ownership interests of the holders of non-controlling interests in Levo, an entity formed by us with Stonepeak and Evolve. We own 51% of Levo’s common units and Stonepeak and Evolve own 49% of Levo’s common units. We have determined that Levo is a variable interest entity (“VIE”) in which we are the primary beneficiary. Accordingly, we consolidate Levo and record a non-controlling interest for the share of Levo owned by Stonepeak and Evolve during the years ended December 31, 2022 and 2021.

Liquidity and Capital Resources

Sources of Liquidity

We are still an early-stage business enterprise. We have not yet demonstrated a sustained ability to generate sufficient revenue from sales of our technology and services or conduct sales and marketing activities necessary for the successful commercialization of our GIVe platform. We have not yet achieved profitability and have experienced substantial net losses, and we expect to continue to incur substantial losses for the foreseeable future. We incurred operating losses of approximately $24.7 million as of the nine months ended September 30, 2023, and $36.9 million and $27.2 million for the years ended December 31, 2022, and 2021, respectively. Our cash used in operations were $6.2 million as of the nine months ended September 30, 2023, and $34.1 million and $29.2 million for the years ended December 31, 2022, and 2021, respectively. As of September 30, 2023, we had a cash balance, working capital, and stockholders’ equity of $13.9 million, $8.6 million and $6.6 million, respectively.

We have incurred net losses and negative cash flows from operations since our inception. We have funded our business operations primarily with the issuance of equity and convertible notes, borrowings and cash from operations. Also, in the past, we raised funds primarily through the Business Combination and PIPE to support its business operations. However, there can be no assurance it will be successful in raising necessary funds in the future, on acceptable terms or at all.

On April 25, 2022, we filed a shelf registration statement with the SEC which will allow us to issue unspecified amounts of common stock, preferred stock, warrants for the purchase of shares of common stock or preferred stock, debt securities, and units consisting of any combination of any of the foregoing securities, in one or more series, from time to time and in one or more offerings up to a total dollar amount of $100.0 million. The shelf registration statement was declared effective on May 5, 2022.

SEC regulations currently limit the amount of funds we can raise during any 12-month period pursuant to our effective shelf registration statement on Form S-3. We are currently subject to General Instruction I.B.6 to Form S-3 (the “Baby Shelf Rule”) and the amount of funds we can raise through primary registered offerings of securities in any 12-month period using our registration statement on Form S-3 is limited to one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates, or public float. We are currently limited by the Baby Shelf Rule as of the filing of this prospectus, until such time as our public float exceeds $75 million.

2023 ATM Offering Program

On January 31, 2023, we entered into an At the Market Offering Agreement (the “ATM Agreement”) with Craig-Hallum Capital Group LLC (“Craig-Hallum”), as the sales agent (the “Agent”), pursuant to which we may offer and sell, from time to time through the Agent, shares of its common stock (the “Shares”), having an aggregate offering price of up to $25,000,000. Due to the offering limitations applicable to us under the Baby Shelf Rule and our public float as of the date of filing of our Annual Report on Form 10-K, and in accordance with the ATM Agreement, we offered shares having an aggregate offering price of up to $4,000,000, pursuant to the prospectus supplement dated April 14,

2023, filed in connection with the ATM Agreement. We paid the Agent a commission of 3.0% of the aggregate gross sales prices of the Shares and reimbursed the Agent for fees and disbursements of its legal counsel in the amount of $50,000. During the nine months ended September 30, 2023, we sold 37,805 shares of common stock pursuant to the ATM Agreement at an average price of $25.60 per share for aggregate net proceeds of approximately $0.9 million. On October 16, 2023, we and the Agent agreed to terminate the ATM Agreement effective immediately.

February 2023 Registered Direct Offering

On February 17, 2023, we entered into a subscription agreement with a certain institutional and accredited investor, relating to the issuance and sale of 13,587 shares of common stock in a registered direct offering (the “February 2023 Offering”). The offering price for the shares was $36.80 per share of common stock. The closing of the February 2023 Offering occurred on February 21, 2023. The aggregate gross proceeds from the February 2023 Offering was approximately $0.5 million. Chardan Capital Markets LLC acted as the placement agent for the February 2023 Offering and received a sales commission of 6.0% of the gross proceeds.

April 2023 Registered Direct Offering

On April 14, 2023, we entered into a subscription agreement with a certain institutional and accredited investor, relating to the issuance and sale of 45,455 shares of common stock in a registered direct offering (the “April 2023 Offering”). The offering price for the shares was $22.00 per share of common stock. The closing of the April 2023 Offering occurred on April 17, 2023. The aggregate gross proceeds from the April 2023 Offering was approximately $1.0 million. Chardan Capital Markets LLC acted as the placement agent for the April 2023 Offering and received a sales commission of 6.0% of the gross proceeds.

June 2023 Registered Direct Offering

On June 6, 2023, the Company entered into a subscription agreement with a certain institutional and accredited investor, relating to the issuance and sale of 62,314 shares of common stock in a registered direct offering (the “June 2023 Offering”). The offering price for the shares was $16.00 per share of common stock. The closing of the June 2023 Offering occurred on June 6, 2023. The aggregate gross proceeds from the June 2023 Offering was approximately $1.0 million. Chardan Capital Markets LLC acted as the placement agent for the June 2023 Offering and received a sales commission of 6.0% of the gross proceeds.

We plan to fund our current operations through increased revenues and if required cash saving measures and or raising additional capital. Our expectations with respect to our ability to fund current planned operations are based on estimates that are subject to risks and uncertainties. There is an inherent risk that we may not achieve such financial projections and if so, cash outflows could be higher than currently anticipated. Should this occur, we plan to implement cash saving measures during this time, including reductions in discretionary expenses related to consultants, travel, personnel, and personnel-related costs. If necessary, we believe we can raise additional capital through our at-the-market offering agreement. The above measures will provide us with the liquidity and flexibility we need to continue to operate and meet our obligations as they come due for the next 12 months from the filing date of this prospectus Report. However, there can be no assurance that we will be able to execute or successfully implement such measures as these measures are not solely within our control.

October 2023 Offerings

On October 18, 2023, we entered into a marketed offering relating to the issuance and sale of 178,572 shares of our common stock. The offering price for the shares was $5.60 per share of common stock. The closing of the offering occurred on October 20, 2023. The aggregate gross proceeds from the market offering was approximately $1.0 million. Aegis Capital Corp acted as the underwriting agent of offering and received underwriting discounts and commissions of $70,000 of the gross proceeds. In addition, we granted Aegis Capital Corp. a 45-day option to purchase up to 26,786 of additional shares of common stock, less underwriting discounts and commissions solely to cover over-allotments. On October 20, 2023, Aegis exercised the option to purchase over-allotments shares of 19,932 at offering price of $5.60 per share. The aggregate gross proceeds from the exercise of over-allotments shares was approximately $0.1 million. Aegis Capital Corp received underwriting discounts and commissions of $7,813 of the gross proceeds.

On October 25, 2023 we entered into a definitive agreement with a single institutional investor for the purchase and sale of 344,324 shares of common stock and pre-funded warrants to acquire shares of common stock in a registered direct offering. The purchase price of each share was $6.00 per share. The purchase price for the pre-funded warrants is equivalent to the purchase price for the shares, less the exercise price of $0.004. The aggregate gross proceeds to us was approximately $2.1 million. The transaction closed on October 27, 2023, and was subject to the satisfaction of customary closing conditions.

Levo

On August 4, 2021, we formed Levo with Stonepeak and Evolve to rapidly accelerate the deployment of electric fleets, including zero-emission electric school buses for school districts in the United States through V2G hubs and Transportation as a service (“TaaS”). Levo utilizes our proprietary V2G technology, and the conditional capital contribution commitments from Stonepeak and Evolve of $750 million, subject to project approval process as outlined under the terms of the definitive agreements, to fund acquisition of electric fleets, and construction of EV infrastructure. Stonepeak and Evolve have the option to increase their conditional capital contribution commitments to $1.0 billion when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures. See Note 11, in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus for a detailed discussion of the Company’s Stonepeak and Evolve Warrants related Securities Purchase Agreement.

Purchase Commitments

On July 20, 2021, we issued a purchase order (“PO”) to our supplier, Rhombus Energy Solutions, Inc. (“Rhombus”), for a quantity of DC fast chargers and dispensers for EVs (the “DC Chargers”), for a total price of $13.2 million, with the delivery date specified as the week of November 15, 2021. However, the supplier subsequently notified us that they would be unable to meet the contracted delivery date as a result of supply chain issues. The parties therefore agreed to change the delivery date to on or about December 15, 2021. As of the end of December 31, 2021, we received a partial shipment of the DC Chargers, for which we paid $6.3 million. The delivered DC Chargers did not fully conform to required software and hardware specifications. In April 2022, the parties agreed to address the technical issues necessary to bring the DC Chargers into full conformity with specifications, and to amend the mix defined in the original PO for the delivery of the remaining DC Chargers still subject to the original PO. As of September 30, 2023, the supplier is still in the process of bringing the delivered DC Chargers into full conformance.

No amendments to the original PO have been executed. To the extent we and the supplier are unable to align on mutually agreeable terms to resolve the dispute relating to the PO, we believe we have no obligation to purchase or accept delivery against the PO given that the supplier failed to timely deliver conforming DC Chargers in accordance with the stated PO terms. The supplier asserts, however, that the original PO was non-cancellable and non-refundable regardless of the DC Chargers’ delivery date, and regardless of any non-conformance. On November 2, 2022, Rhombus filed a demand for arbitration against us for breach of contract in connection with the dispute. Rhombus has alleged that we failed to pay certain purchase orders for D.C. electric vehicle chargers (“V2G Chargers”) totaling approximately $5.0 million. In response, we have asserted counterclaims for breach of express warranty, fraudulent inducement (misrepresentation), fraudulent inducement (concealment), violation of California’s Business and Professions Code § 17200, promissory estoppel, and unjust enrichment. We have alleged that Rhombus fraudulently induced us into the purchase of the V2G Chargers by both omitting certain facts including but not limited to Rhombus’ inability to develop, commission, maintain, and service the technology necessary to provide V2G Chargers conforming to those promised under the parties’ contract. Rhombus and we are actively engaged in discovery. A final arbitration hearing date has been set for April 29 through May 4, 2024. We believe that the supplier’s position does not have merit and we intend to exercise all available rights and remedies in our defense. The outcome of any such proceeding is inherently uncertain, and the amount and/or timing of any liability or expense resulting from such a proceeding is not reasonably estimable at this time. In addition, regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors.

Cash Flows

Nine Months Ended September 30, 2023 Compared with Three and Nine Months Ended September 30, 2022

	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2022	2021
Net cash (used in) provided by:
Operating activities	$(6,200,232)	$(28,184,088)	$(34,081,975)	$(29,190,718)
Investing activities	1,125,278	(1,349,182)	(1,438,045)	(265,475)
Financing activities	3,226,403	19,029,324	19,063,624	59,721,226
Effect of exchange rate on cash and restricted cash	(40,699)	(121,218)	(50,288)	199,592
Net decrease in cash and restricted cash	$(1,889,250)	$(10,625,164)	$(16,506,624)	$30,464,625

Net cash used in operating activities during the nine months ended September 30, 2023 was $6.2 million as compared to net cash used of $28.2 million in the nine months ended September 30, 2022. The $22.0 million decrease in net cash used in operating activities was primarily attributable to higher use of cash for working capital during the nine months ended September 30, 2023 as compared to the same prior period. Working capital during the nine months ended September 30, 2023 was impacted by, among other items, higher net loss of $24.0 million, resulting from increases in compensation expenses, increases in professional fees related to external audit, and increases in governance and other public company costs. These were partially offset by improved timing and management of vendor terms compared to the cash settlement of such items.

Net cash used in operating activities during the year ended December 31, 2022 was $34.1 million as compared to net cash used of $29.2 million in the year ended December 31, 2021. The $4.9 million increase in net cash used in operating activities was primarily attributable to higher use of cash for working capital during the year ended December 31, 2022 as compared to the same prior period. Working capital during the year ended December 31, 2022 was impacted by, among other items, the higher net loss of $24.6 million, resulting from increases in compensation expenses, increases in professional fees related to internal operational reviews, increases in governance and other public company costs, and cash purchases to fund higher inventory levels. These were partially offset by improved timing and management of vendor terms compared to the cash settlement of such items.

During the nine months ended September 30, 2023, cash provided by investing activities was $1.1 million as compared to net cash used for investing activities of $1.3 million during the nine months ended September 30, 2022. Net cash provided by investing activities were from the sale of our equity investment in Switch EV Ltd partnership alliance, partially offset by purchase of fixed assets.

During the year ended December 31, 2022 and 2021, cash used in investing activities was $1.44 million and $0.27 million, respectively. Net cash used in investing activities were used to purchase fixed assets and a future equity investment in a partnership alliance.

Net cash provided for financing activities for the nine months ended September 30, 2023 was $3.2 million, of which $2.3 million was the proceeds from direct offering, partially offset by issuance cost, and $0.9 million was provided in connection with the proceeds from the at-the-market common stock offering. Net cash used for financing activities for the nine months ended September 30, 2022 was $19.0 million, of which $3.8 million was provided in connection with the proceeds from the at-the-market common stock offering, partially offset by issuance costs, proceeds from forward option put exercise of $2.0 million, and proceeds from the exercise of stock options of $0.2 million.

Net cash provided by financing activities for the year ended December 31, 2022 was $19.1 million, of which $13.1 million were the proceeds from the July 2022 Offering, partially offset by issuance cost, $3.8 million was provided in connection with the proceeds from the 2022 at-the-market common stock offering, partially offset by issuance cost, proceeds from the equity forward option put exercise of $2.0 million, and proceeds from the exercise of stock options of $0.2 million.

Cash provided by financing activities for the year ended December 31, 2021 was $59.7 million, of which $58.2 million was provided in connection with the Business Combination, $14.3 million was provided in connection with the PIPE offering, $3.1 million was provided through the issuance of Levo’s preferred stock, and $0.6 million was provided from the exercise of stock options, partially offset by issuance costs of $4.0 million, the repayment of Newborn sponsor loans of $0.5 million, the $6.0 million repurchase of common stock, the payment of investor stock liability of $2.0 million and the payment of legal and accounting costs of $1.0 million associated with the Business Combination.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on its historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements and Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of the notes to our audited consolidated financial Statements included elsewhere in this prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. The Company is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date the Company (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Company intends to rely on such exemptions, the Company is not required to, among other things: (a) provide an auditor’s attestation report on the Company’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); or (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the Company’s first fiscal year following the fifth anniversary of Newborn’s IPO, (b) the last date of the Company’s fiscal year in which the Company has total annual gross revenue of at least $1.235 billion, (c) the date on which the Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after the completion of this offering.

As of September 30, 2023, our historical net tangible book value was $9.6 million, or $11.823 per share of our common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on September 30, 2023.

Our as adjusted net tangible book value represents our historical net tangible book value as adjusted to give effect to the sale of 3,035,000 shares of our common stock in this offering at the public offering price of $2.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We determine dilution per share to investors participating in this offering by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors participating in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$2.00
Historical net tangible book value per share as of September 30, 2023	$11.823
Increase in as adjusted net tangible book value per share attributable to new investors		(7.097)
As adjusted net tangible book value per share		4.726
Dilution per share to new investors participating in this offering		$(2.76)

To the extent that outstanding options with an exercise price per share that is less than the as adjusted net tangible book value per share are exercised, new investors will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The foregoing tables and calculations (other than the historical net tangible book value calculation) are based on 812,626 shares of our common stock outstanding as of September 30, 2023, and excludes the shares issuable under our warrants, options and restricted stock units outstanding as of September 30, 2023, as follows:

•        109,125 shares issuable upon exercise of the pre-merger warrants, which have an exercise price of $460.00 per whole share, are currently exercisable and expire in March 2026;

•        8,697 shares and 7,907 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, which has an exercise price of $460.00 per unit of 1 1/10 shares and one pre-merger warrant, is currently exercisable and expires on February 13, 2025, and 3,954 shares issuable upon exercise of the 7,907 pre-merger warrants;

•        150,000 shares issuable upon exercise of the warrants issued in connection with the formation of the Levo joint venture (the “Levo warrants”), which warrants have exercise prices ranging from $400.00 per share to $1,600.00 per share, become exercisable as described below and expire on May 17, 2031;

•        125,000 shares issuable upon exercise of the option embodied in the stock purchase agreement executed by us in connection with the formation of the Levo joint venture (the “Levo SPA”), which option has a purchase price of $2,000.00 per share, becomes exercisable as described below and expires on November 17, 2028;

•        63,366 shares issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of approximately $444.40 per share and an average remaining life of approximately 7.94 years;

•        10,362 shares issuable upon settlement of outstanding restricted stock units;

•        100,000 shares issuable upon exercise of the warrants issued in our July 2022 offering, which have an exercise price of $150.00 per whole share, are currently exercisable and expire in January 2028; and

•        235,172 shares issuable upon exercise of the pre-funded warrants issued in our October 2023 offering, which have an exercise price of $0.004 whole share, are currently exercisable until the pre-funded warrants are exercised in full.

BUSINESS

Unless the context otherwise requires, references in this section to “we,” “us” and “our” and to “Nuvve” and the “Company” are to Nuvve Holding Corp. and its subsidiaries.

Nuvve Holding Corp., a Delaware corporation, has developed a proprietary vehicle-to-grid (V2G) technology, including its Grid Integrated Vehicle (“GIVe™”) cloud-based software platform, that enables it to link multiple electric vehicle (“EV”) batteries into a virtual power plant to provide bi-directional energy to the electrical grid in a qualified and secure manner.

Combining our innovative V2G technology and an ecosystem of electrification partners, we dynamically manage power among electric vehicle (EV) batteries and the grid to deliver new value to EV owners, accelerate the adoption of EVs, and support the world’s transition to clean energy. With products designed to transform EVs into mobile energy storage assets and networking battery capacity to support shifting energy needs, we are working toward making the grid more resilient, enhancing sustainable transportation, and supporting energy equity in an electrified world. Since our founding in 2010, we have successfully deployed V2G projects on five continents and we offer electrification solutions for fleets of all types.

Overview of Our Technology

Our platform dynamically manages power to and from EVs and the grid at scale. Our intelligent vehicle-to-grid technology allows EV owners to efficiently meet the energy demands of individual vehicles and entire fleets. With our V2G technology, the grid becomes more resilient through the benefits of greater networked battery capacity.

Our Grid Integrated Vehicle (“GIVe”) software platform enables us to aggregate multiple EV batteries into a virtual power plant (“VPP”) to provide bidirectional services to the electrical grid in a qualified and secure manner. VPPs can generate revenue by selling excess power to utility companies, utilizing the stored power to perform grid services, or reduce building energy peak consumption. With our technology, we are capable of providing many levels of vehicle-grid integration (“VGI”) and V2G services such as time of use optimization (“TOU”), demand response, demand charge management and wholesale energy market participation, thereby providing revenues from grid services as well as utility bill savings behind the meter.

Our longest running commercial operation is in Denmark, where we have provided V2G services for more than five years with daily bidding on energy markets. Specifically, this operation aggregates a coalition of EV batteries to provide a primary frequency containment reserve (“FCR”) service to the local transmission system operator. The frequency of the current transmitted on an electrical grid is affected by the demand placed on the grid. By acting as a reserve to store or release energy into the grid in order to offset variations in demand, the FCR service provided by our GIVe platform assists the local system operator in the critical task of frequency regulation.

Over the seven-plus years of this deployment, we have accumulated many hours of valuable learning on fleet operation and energy market behavior. This Denmark-based fleet is driven primarily during the day and is parked at night and on weekends, allowing it on average about 17 hours of available market participation per day. While FCR values in Denmark fluctuate year over year, we have been able to generate approximately US$3,000 per car per year in market revenue on average.

The V2G services revenue gives our customers a lower total cost of EVs ownership through benefits such as reduced charger costs, low or free energy costs to drive, fleet management tools, and yearly maintenance. This Denmark deployment showcases our ability to adapt our V2G software to match requirements for market participation and interconnection to the grid — vehicles in this commercial V2G operation are each connected to 10kW bidirectional DC chargers that are controlled by our V2G GIVe platform. As each vehicle is plugged in, our software automatically takes control of each vehicle’s charging and discharging. We aggregate multiple EVs into a VPP. The total available capacity from a coalition of aggregated EVs is bid onto the frequency-controlled reserve market. It is the design of our V2G platform that enables us to aggregate EVs into a VPP to provide services to the grid bidirectionally. This design incorporates (1) aggregation capabilities for available vehicles, charging stations and stationary batteries; (2) the ability to receive signals from and thereby know the needs of the grid at generation, transmission, distribution and behind-the-meter regions; and (3) real-time optimization that matches available coalition capacity onto grid needs on a second-by-second basis, all while ensuring the desired EV battery charge level at drive time.

Our GIVe platform also provides electric vehicle charging load management services allowing customers to reduce energy consumption during peak demand periods, simultaneously reducing the burden on the grid while optimizing EV charging. We can perform charge management services at the individual vehicle level and across an entire fleet of EVs. The GIVE platform constantly communicates with the electricity infrastructure, charge points, and charging EVs, creating a balanced and optimized eco system.

NUVVE PLATFORM: HOW IT WORKS

Forecast

- **Vehicle-based**
  - Availability
  - Power capacity
  - Historical usage

Bid

- **Market-based**
  - Historical trends
  - Projected value
  - Volatility

Dispatch

- Compatible w/ all standards
- Control infrastructure directly or via APIs

Report

- Performance and financial results to stakeholders (utilities, fleet owners, drivers)

Astrea Platform (Forecast, Bid)

NUVVE

Nuvve GIVe Aggregator (Dispatch)

Nuvve's platform simultaneously meets the needs of drivers, batteries, and the grid on a second-by-second basis

Electric vehicles are inherently unreliable grid resources because their primary transportation function can cause them to be plugged in or unplugged at any time with varying states of charge. Our platform transforms these unreliable resources into reliable, dispatchable and monetizable assets; this helps stabilize the grid, enables increased renewables penetration, reduces the total cost of EV ownership and encourages EV adoption. From the user perspective, the V2G operation is seamless as our V2G platform reduces the cost of ownership and ensures EVs are sufficiently charged to meet their primary transportation functions. Vehicle operators can use our fleet management app and set driving needs for any given day to fulfill their driving duties.

Market Opportunity and Our Solution

The EV industry has grown rapidly since we were founded in 2010. According to the Bloomberg New Energy Finance (BNEF) Electric Vehicle Outlook 2022, an estimated 720 million EVs will be on the road by 2040. In addition, countries around the world are expected to become increasingly focused on meeting climate goals, in part, by reducing the environmental effects of internal combustion engine vehicles, which account for approximately 45% of global CO2 emissions (source: ourworldindata.org).

As EV adoption grows, the associated charging infrastructure needed to support EVs has also seen a growth trend over the last few years. According to a September 2021 report from Schroders, the number of public charging points has grown from just over 600,000 at the end of 2018 to reach over 1.3 million by the end of 2020. The same report projects the annual run-rate of investment in charging points will be $80 billion over the next 20 years.

PROJECTED ANNUAL GLOBAL CHARGING INFRASTRUCTURE INVESTMENT

USDbn
140
120
100
80
60
40
20
0
Required run-rate
2015
2020
2025
2030
2035
2040
Hardware
Installation
Other
Required run-rate

Source: BNEF, ICCT, Schroders, June 2021. 602431

Additional factors propelling this shift to electrification include proposed fossil fuel bans or restrictions, transit electrification mandates, utility incentive programs and declining battery costs.

However, as EV adoption grows, demand for electricity as a transportation fuel may lead to congestion and overloading on transmission and local distribution grids. A significant investment is predicted to be needed to upgrade the electric grid to support this influx.

POTENTIAL ADDED INVESTMENT NEEDED TO SUPPORT ELECTRIC GRID

USDbn
500
450
400
350
300
250
200
150
100
50
0
2020
2030
2040
Charging point hardware
Grid reinforcement
Additional peaking power

Source: BNEF, ICCT, Schroders, June 2021. 602431

Simultaneously, higher penetration of renewable energy sources (such as solar and wind generation) inherently increases grid volatility. We believe that this combination of factors further drives the need for intelligent VGI and V2G capabilities to effectively regulate grid voltage and frequency on a real time basis and address other common challenges such as massive morning and afternoon grid ramping.

With V2G services capturing available grid value streams such as frequency regulation, adaptive power, smart charging, smart charging/discharging, and peak-shaving services as part of the solution, the EV fleet owner/operator can symbiotically assist in improving and assuring grid stabilization while earning revenues. These revenues can be shared with the ratepayer to save in transportation energy costs and thereby effectively lower the cost of EV ownership. V2G services can also help mitigate intermittency issues associated with renewables by (1) continuously injecting or absorbing energy to and from the grid every few seconds to help to regulate frequency; and (2) orderly and intelligently dispatching energy over a larger time period to mitigate the enormous needs for capacity ramping. Perhaps most importantly, EVs represent one of the most appropriate solutions to act as dispatchable distributed energy resources during renewable-rich mid-day periods by absorbing excess energy which might otherwise be curtailed or create transmission network congestion problems.

We understand that the widespread adoption of electric mobility and renewable generation resources like solar and wind will require that EVs be utilized as bidirectional distributed energy resources to help stabilize the grid and be compensated for providing valuable grid services. Further, we believe that commercial fleet EVs represent the best initial addressable market for V2G because for commercial fleets, the shift from internal combustion vehicles to EV can bring numerous advantages:

1.      Lower “fuel” costs and more sustainable, efficient and convenient infrastructure.

2.      Lower maintenance costs for EVs compared to internal combustion engine vehicles.

3.      Reduced maintenance downtime for EVs compared to internal combustion engine vehicles.

4.      EV charging does not present all of the same environmental risks of liquid refueling, as it does not involve the storage and release of hydrocarbons at the refueling site.

5.      The specific use cases for EVs by fleet operators, which often involve multiple shorter trips, can alleviate the range anxiety that has been a limiting factor in EV adoption to date.

Additionally, we believe that commercial fleet EVs are the best initial target market for V2G because the additional revenue potential would offset the higher up-front cost of EVs and further lower the total cost of ownership compared to traditional gasoline and diesel internal combustion engine vehicles.

We also believe that significant value can be derived from aggregating EVs into a VPP to provide grid services that can be monetized in the energy and power capacity markets. Our GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., coalitions of aggregated EVs and small stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Our current addressable energy and capacity markets for targeted grid services (frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage) are estimated to be of considerable value — each ranging from $3 billion to $250 billion per year.

Megawatts Under Management[1]

30
25
20
15
10
5
0
5.6
6.9
11.5
12.6
14.7
16.1
16.3
17.4
18.3
20.0
21.2
25.1
Q1 21
Q2 21
Q3 21
Q4 21
Q1 22
Q2 22
Q3 22
Q4 22
Q1 23
Q2 23
Q3 23
Q4 23

(1) Megawatts under management refers to the potential available charging capacity Nuvve is currently managing around the world.

Since 2010, we have been optimizing our energy software as a service (SaaS) model into a product that is adaptable (evolving with energy markets worldwide), adjustable (micro-service based to enable quick iteration) and scalable (compatible with widely adopted standards for EVs and charging stations). The result is a flexible, recurring revenue model where fleet customers can share in the value generated from their vehicles by our GIVe software platform. Today, we continue to advance our software platform’s ability to conduct forecasting, bidding, dispatching and reporting functionalities — so that the needs of the driver, the grid and the EV battery are continually met.

Our Strategy

Nuvve’s strategy incorporates a diversified set of segments, geographies and partners, including the North America school bus market, stationary storage, enhancing our offering with artificial intelligence (AI). We operate our platform across light duty fleets, heavy duty fleets, automotive OEMs, charge point operators, and strategic partnerships located in Europe, Asia (including Japan) and North America.

•        Capturing opportunities in the North America school bus market.    There are 600,000 school buses in North America being replaced at an average pace of 40,000 to 50,000 buses per year. School buses are not only parked most of the time (97% of the time on average), but they represent a use case for V2G that is easy for everyone to understand. Electrifying school buses remains a top priority for the Biden administration, as evidenced by the federal government’s $5 billion grant to the EPA to support electric school bus deployment. Through initiatives such as our partnership with Blue Bird, we are well-positioned to capitalize on this push toward electrification. Today, Nuvve’s K-12 business, our business unit focused on school buses, is continuously accelerating and we expect will provide more than 80% of Nuvve’s revenue in 2023, and soon will yield 500 school buses connected to our platform. With third party forecasts calling for the further acceleration of electric school bus deployments in 2024 compared with 2023, and assuming we maintain our existing market share of charging station sales, we see a path forward to potentially tripling our charging station unit sales and doubling hardware revenues in 2024 compared with 2023. Our value proposition is now rooted on vehicle readiness, energy management, and battery life extension. We are fortifying our position as a leading service provider in the space. We have demonstrated that we know how to support our customers in this segment and, as we launch new services in Texas, which has the largest school bus fleet in the United States, we are confident that we will maintain our leadership position.

•        Applying our technology to the stationary storage sector.    Our core technology transforms EVs (which are inherently difficult grid assets to manage because they can be plugged or unplugged at any time) into reliable, dispatchable, and monetizable assets that can perform complex and demanding grid services. These capabilities also allow us to manage stationary storage. With our advanced platform, we believe that we can extract more value from these stationary batteries than any other player in the space. Such batteries are included in our deployments with Circle K, as well as at the University of California, San Diego, and the University of Delaware. More and more, developers and battery manufacturers are coming to us to manage battery deployments already underway. This allows us to accelerate the growth of MWUM and flex our grid service muscles with multiple megawatts already in the pipeline, mostly focused on local energy management combined with high value grid services. Deploying stationary storage either alone or in combination with electric vehicles is well-aligned with our strategy. Our strong differentiator compared to the majority of our competitive set is our ability to provide energy management with both advanced grid services and resiliency. Looking ahead, we believe that stationary batteries will represent 15% our deployments for the next 3 years; this ranks high amongst our priorities and will provide the opportunity to realize cash faster than EVs as the Energy Management Platform business allows for significant upfront cash payment. Stationary storage is also a key technology piece associated with microgrid deployments, an area in which we have won two CEC projects to support our technology development. It is also a key support to our CPO (Charge Point Operator) business.

•        Enhancing our offerings with AI.    We believe we are providing best-in-class forecasting capabilities for Charge Point Operators (CPOs) and Utilities through Astrea AI’s offerings. The fundamental predictive analytics work we have done through our partnership with 2021.ai has supported the development of advanced features that allow us to predict with a high level of confidence when an EV will be connected to a charging station and the amount of kWh it will need to onboard during the session. This allows us to offer energy services to CPOs and provide grid usage forecast to utilities. The technology to predict where EV charging bottlenecks might happen is very valuable for utilities. The ability to reduce the peak demand by adjusting charging time without impacting end users will support an equitable cost of energy as we move through the EV adoption curve.

•        Light duty fleet customers are typically organizations that operate vehicle fleets for delivery and logistics, as shared transit for sales, service and other functions requiring a motorpool and for ridesharing services. We believe these customers choose to electrify their fleets for economic reasons, as the comparative total cost of ownership favors electrification. Our GIVe software platform can help them lower operating costs and achieve sustainability goals. We offer networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low or free energy costs. The light duty fleet segment is accessed via direct sales force and world-wide channel partners.

•        Heavy duty fleet customers are typically organizations that operate vehicle fleets in the school bus, shuttle bus, delivery truck, refuse truck, and transit bus segments. We believe these customers choose to electrify their fleets for economic reasons, as the comparative total cost of ownership favors electrification. Our GIVe software platform can help them lower operating costs and achieve sustainability goals. We offer networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low or free energy costs. The heavy duty fleet segment is accessed via direct sales force and world-wide channel partners.

•        Automotive OEM customers are typically organizations that develop and manufacture electric vehicles targeted for sale to their customers. We believes automotive OEM customers recognize that our GIVe software platform can help their customers lower operating costs and achieve sustainability goals, thereby helping to increase electric vehicle sales. We integrate our technology into the automotive OEM’s EV platforms in order to make their vehicles compatible with the GIVe software platform. The automotive OEM segment is accessed via world-wide channel partners.

•        Charge point operator customers are typically organizations that own, operate and provide EV charging equipment and networked EV charging services. We believe charge point operator customers recognize that our GIVe software platform can help their customers lower operating costs and achieve sustainability goals, thereby helping to increase the relative attractiveness of their charging network within this highly competitive segment. We integrate our technology into charge point operator platforms in order to make their charging station network compatible with the GIVe software platform. The charge point operator segment is accessed via world-wide channel partners.

•        Strategic partnerships are typically joint ventures formed with strategic partners to help commercialize our technology and services within a given territory. We believe strategic partnerships are an important way to accelerate the adoption of our GIVe software platform world-wide. One such strategic partnership is Dreev, a business venture formed in 2019 between us (who provided our technology and know-how) and our strategic partner Électricité de France (“EDF”) (who provided capital and a subsidiary partner ecosystem) to address the territory within France, United Kingdom, Belgium, Italy and Germany. We agreed to assign to Dreev our rights to the V2G technology in these territories. We presently hold a 13% interest in Dreev. The parties have certain put and call option rights under the agreements for the business venture, including a call option for each party upon a change in control of the other party. While we anticipate that we will maintain or increase our stake in the business venture, there can be no assurance that we will be able to do so.

We currently view the North American school bus segment to be one of our highest priorities world-wide. We anticipate the electrification of school buses to experience significant growth in the next two to five years, as there are over 600,000 school buses on the road today in the US and Canada. Approximately 95% of them are diesel with an average age of over 11 years. Leading school bus OEMs are thereby ramping up their electric bus production capacity in response to an increasing interest from school districts and fleet operators across the US and Canada. The electric school bus segment thereby represents a key growth opportunity for us to sell V2G capable charging stations and establish long-term recurring revenue streams from grid services.

Following announcements during 2020 with leading OEMs in the North American electric school bus segment, we formed Levo Mobility LLC (“Levo”), a Delaware limited liability company, with Stonepeak Rocket Holdings LP (“Stonepeak”), a Delaware limited partnership, and Evolve Transition Infrastructure LP (“Evolve”), a Delaware limited partnership, to further develop our offerings to bring turnkey V2G solutions with finance packages to customers, including equipment financing, V2G services, infrastructure and maintenance operations. Levo is our consolidated subsidiary.

We also operate a small number of company-owned charging stations serving as demonstration projects funded by government grants. In previous years, a substantial portion of our revenues have been derived from these grant funded projects, and we expect growth in company-owned stations and the related government grant funding to continue. We anticipate that such projects will constitute a declining percentage of our business as our commercial operations expand.

We expect to generate revenue primarily from the provision of services to the grid via our GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, we also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, we may generate non-recurring engineering services revenue derived from the integration of our technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, we may share the recurring grid services revenue with the customer. Presently, grid services revenue comprises a small portion of our revenue, but we expect this portion to grow.

By employing a capital-light business model, we are able to strategically allocate our capital into research and development, marketing and sales and public policy. We continue to invest in expanding our GIVe software platform and V2G service capabilities and in the other areas described below, as well as in the service and maintenance of our company-owned stations and those stations with service and maintenance plans:

•        The development and advancement of our GIVe software platform’s capabilities is critical to fulfilling our product vision for a platform that is adaptable, adjustable and scalable. This includes the continual build-out A.I. based forecasting capabilities.

•        We believe it is important to continue developing our global sales channels and grow our direct sales capabilities in order to support customer acquisition. This includes expanding our network of global partners who sell, install and maintain our solutions. We have and will continue to focus on category awareness and consistent branding.

•        We continue to invest in our long-running efforts in policy and utility relationships. We advocate for policies that advance electric mobility and ensure a healthy industry with a focus on reduction in the barriers to bi-directional/V2G-capable infrastructure deployment, including interconnection processes and advocating for EVs and charging stations to be considered as distributed energy resources able to participate in wholesale energy markets.

Today, we believe we are the “first-mover” in the V2G space with clear competitive advantages, as described in “Competition” below

We expect significant market opportunities for our V2G solutions as fleet EVs begin to arrive in more meaningful volume in coming years. We believe that our patent portfolio and significant experience in successfully deploying V2G technology and services presents a significant advantage.

Our growth strategies for scaling our V2G technology and services are as follows:

•        Accelerate new services and product offerings. We intend to maintain our first-mover advantage via continued efficient investment in engineering and product development.

•        Invest in marketing and sales. We intend to continue attracting new customers and pursue a “portfolio effect” model which enables both V2G and uni-directional (V1G) assets to be efficiently combined in order to boost overall value.

•        Pursue strategic acquisitions. We will explore potential high-quality acquisition opportunities

Government Regulation and Incentives

State, regional and local regulations for installation of EV charging stations and the provision of grid services vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors and certifications, as examples. Compliance with such regulations may cause installation delays.

Public Utility Commissions

To operate our systems, we or our customer obtains interconnection permission from the applicable local primary electric utility. Depending on local law requirements, permission is provided by the local utility directly to us and/or our customers. In some cases, permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over metering policies. However, in other cases, regulatory approvals from the local public utility commission or other regulatory body are required.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data. All charging station products used or sold by us comply with the NEMA standards that are applicable to such products.

Waste Handling and Disposal

We are subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environmental and to seek to recover from the responsible classes of persons the costs they incur. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

We may also generate solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of products used or sold by us are excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, we may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or our ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect our operating expenses.

Similar laws exist in other jurisdictions where we operate. Additionally, in the European Union (“EU”), we are subject to the Waste Electrical and Electronic Equipment (“WEEE”) Directive. The WEEE Directive provides for the creation of collection scheme where consumers return WEEE to merchants, such as us. If we fail to properly manage such WEEE, we may be subject to fines, sanctions, or other actions that may adversely affect our financial operations.

OSHA

We are subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations. We comply with OSHA regulations.

CAFE Standards

The regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. Although we are not a car manufacturer and are thus not directly subject to the CAFE standards, we believe such standards may have a material effect on our business. The Energy Independence and Security Act of 2007 raised the fuel economy standards of America’s cars, light trucks, and sport utility vehicles to a combined average of at least 35 miles per gallon (“mpg”) in 2020 — a 10 mpg increase over 2007 levels — and required standards to be met at maximum feasible levels through 2030. Building on the success of the first phase of the National Program, the second phase of fuel economy and global warming pollution standards for light duty vehicles covers model years 2017 – 2025. These standards were finalized by the U.S. Environmental Protection Agency (“EPA”) and the National Highway Traffic Safety Administration (“NHTSA”) in August 2012. These standards would have required a reduction in average carbon dioxide emissions of new passenger cars and light trucks to 163 grams per mile (g/mi) in model year 2025. Manufacturers may choose to comply with these standards by manufacturing more EVs which would mean that more charging stations of the type we use and sell will be needed.

However, in April 2020, EPA and NHTSA finalized the Safer Affordable Fuel-Efficient Vehicles Rule (the “SAFE Rule”), which reformulated the required reductions, establishing average carbon dioxide emissions of new passenger cars and light trucks of 240 g/mi in model year 2026. Several states and groups have announced intentions to sue the U.S. government over this reformulation, so the final CAFE standards cannot currently be predicted with any certainty. However, to the extent fuel-efficiency standards are decreased, this may result in less demand for EVs and, in turn, less demand for our V2G technology and services.

Research and Development

We have invested a significant amount of time and expense into research and development of our GIVe software platform and V2G technology and services. Our ability to maintain our leadership position depends in part on our ongoing research and development activities. Our engineering team is responsible for the design, development, manufacturing and testing of our V2G technology and services. We focus our efforts on developing our V2G technology and services to expand the capabilities of our software platform and V2G services.

Our research and development is principally conducted at our headquarters in San Diego, California. As of December 31, 2023, we had 17 full-time employees and two contract workers engaged in research and development activities.

Intellectual Property

We rely on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. Our success depends in part upon our ability to obtain and maintain proprietary protection for our products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights.

As of December 31, 2023, we had six U.S. patents issued and various corresponding foreign issued applications from five distinct patent families, including five issued European patents. Additionally, we have various pending U.S. patent applications, European patent applications and Patent Cooperation Treaty applications. These patents relate to various bi-directional (V2G) and uni-directional (V1G) EV charging functionalities, aggregation and grid services.

We own these patents, including four U.S. patents that were acquired from the University of Delaware pursuant to an IP acquisition agreement, dated November 7, 2017. Under the agreement, we agreed to make certain milestone payments to the University of Delaware in the aggregate amount of up to $7,500,000 based on the achievement of certain substantial commercialization targets. The IP acquisition agreement terminates upon the later of the date all the milestone payments described above are made and the expiration date of the patents transferred to us. If the University of Delaware terminates the agreement upon a material breach by us of certain limited provisions of the IP assignment agreement (which do not include the milestone payment provisions) that is not cured within 45 days after notice from the university, we will be required to assign the patents back to the university. The patents acquired from the University of Delaware, which cover the technology underlying our GIVe platform, as well as our implementation inside the charging stations and the EVs, are a key part of our patent portfolio and are critical to the operation of our business and our competitive position.

The following is an abstract of each of the six issued U.S. Patents:

Patent	Abstract
US No. 8,116,915

A method and apparatus for managing system energy flow. The apparatus includes an energy storage unit to store energy to be used by a system and a power conversion unit configured to be coupled between the energy storage unit and a utility grid. The apparatus also includes a controller to selectively control the power conversion unit to transfer energy between the utility grid and the energy storage unit based at least in part on an anticipated use of the system.

US No. 8,509,976

Methods, systems, and apparatus for interfacing an electric vehicle with an electric power grid. An exemplary apparatus may include a station communication port for interfacing with electric vehicle station equipment (“EVSE”), a vehicle communication port for interfacing with a vehicle management system (“VMS”), and a processor coupled to the station communication port and the vehicle communication port to establish communication with the EVSE via the station communication port, receive EVSE attributes from the EVSE, and issue commands to the VMS to manage power flow between the electric vehicle and the EVSE based on the EVSE attributes. An electric vehicle may interface with the grid by establishing communication with the EVSE, receiving the EVSE attributes, and managing power flow between the EVE and the grid based on the EVSE attributes.

US No. 9,043,038

Methods, systems, and apparatus for aggregating electric power flow between an electric grid and electric vehicles. An apparatus for aggregating power flow may include a memory and a processor coupled to the memory to receive electric vehicle equipment (“EVE”) attributes from a plurality of EVEs, aggregate EVE attributes, predict total available capacity based on the EVE attributes, and dispatch at least a portion of the total available capacity to the grid. Power flow may be aggregated by receiving EVE operational parameters from each EVE, aggregating the received EVE operational parameters, predicting total available capacity based on the aggregated EVE operational parameters, and dispatching at least a portion of the total available capacity to the grid.

US No. 9,754,300

Methods, systems, and apparatus transferring power between the grid and an electric vehicle. The apparatus may include at least one vehicle communication port for interfacing with EVE and a processor coupled to the at least one vehicle communication port to establish communication with the EVE, receive EVE attributes from the EVE, and transmit EVSE attributes to the EVE. Power may be transferred between the grid and the electric vehicle by maintaining EVSE attributes, establishing communication with the EVE, and transmitting the EVSE maintained attributes to the EVE.

Patent	Abstract
US No. 11,695,274

Certain aspects of the present disclosure relate to a local energy management system (LEMS) at local mixed power generating sites for providing grid services and grid service applications. The LEMS generally serves as a local power control agent for facilitating energy management at the local site level by controlling and leveraging a plurality of local assets deployed at the local site, and combining a plurality of generated power from each site which acts as its own virtual power plant for delivering grid services to the grid. In addition, the LEMS has the ability to effectively handle and fulfill energy and electrical objectives of the grid services, including regulation or demand response objectives from the grid, by conveying operational set points that control the power charge and discharge at each local asset in order to meet those objectives.

US No. 11,747,781

Certain aspects of the present disclosure relate to a local energy management system (LEMS) at local mixed power generating sites for providing grid services and grid service applications. The LEMS generally serves as a local power control agent for facilitating energy management at the local site level by controlling and leveraging a plurality of local assets deployed at the local site, and combining a plurality of generated power from each site which acts as its own virtual power plant for delivering grid services to the grid. In addition, the LEMS has the ability to effectively handle and fulfill energy and electrical objectives of the grid services, including regulation or demand response objectives from the grid, by conveying operational set points that control the power charge and discharge at each local asset in order to meet those objectives.

Each of the five issued European Patents, stem from the U.S. patents acquired from the University of Delaware outlined above. The following lists independent claim one from each of the five issued European Patents:

EP2537224

A method for aggregating electric power flow between the electric grid and electric vehicle equipment (EVE) of electric vehicles connected to electric vehicle station equipment (EVSE), the method comprising: receiving by an aggregation server EVE operational parameters from each of a plurality of EVEs; calculating the power capacity in Watts of each EVE, based on the received EVE operational parameters; calculating total available power capacity in Watts based on the EVE operational parameters, and the power capacity for each EVE; and characterised by: receiving EVSE attributes from each of a plurality of EVSEs, and in that: the calculating of the calculating the power capacity in Watts of each EVE is further based on the EVSE attributes; the calculating of the total available power capacity in Watts is further based on the EVSE attributes, the EVSE attributes include grid location including one or more of substations, distribution feeders, transformers and building circuits, and dispatching the aggregated amount of power in Watts to the grid that is less than or equal to the calculated total available power capacity.

This European patent was validated in the following territories:

AT, BE, CH, DE, DK, ES, FI, FR, GB, IE, IT, NL, NO, PL, PT and SE.

EP3826134

A method of aggregating electric power flow between the electric grid and electric vehicles, the method comprising, at an aggregation server: receiving electric vehicle equipment EVE operational parameters from each of a plurality of EVEs through respective vehicle links, the received EVE operational parameters comprising charge and discharge power capacity based on electric vehicle station equipment EVSE power capacity; aggregating the received EVE operational parameters; predicting a total available capacity based on the aggregated EVE operational parameters; dispatching at least a portion of the total available capacity to the grid; characterised by: predicting trips for an electric vehicle associated with one of the plurality of EVEs based on prior vehicle use, the vehicle having a battery, and causing charging of the battery in order to fulfil the predicted trips.

This European patent was validated in the following territories:

CH, DE, DK, ES, FI, FR, GB, IE, IT, NO, PL, PT and SE.

EP2537226

A method for transferring power between a power grid and an electric vehicle, the method comprising: maintaining, by an electric vehicle station equipment EVSE separate from the electric vehicle and electrically coupled to the power grid, EVSE attributes, the EVSE attributes defining information relating to the EVSE; characterised by digitally signing, by an authorised party, the EVSE attributes using a digital signature; establishing, by the EVSE, communication with an electric vehicle equipment EVE inside the electric vehicle; transmitting, by the EVSE, the EVSE attributes and the digital signature to the EVE; and in response to the transmitting, receiving, by the EVSE, an instruction from the EVE to energize an electrical connector of the EVSE to electrically couple the EVE to or decouple the EVE from the power grid to supply power between the electric vehicle and the power grid.

This European patent was validated in the following territories:

BE, CZ, DE, FR, GB, NL, PL, PT, SK and TR.

EP4033632

A system comprising vehicle-to-vehicle charging apparatus for transferring power between a first electric vehicle and a second electric vehicle, the first and second electric vehicles being connected via a cable configured to enable power flow from the first electric vehicle to the second electric vehicle, the apparatus being comprised in the first electric vehicle, the system being configured to: detect via the cable that the first electric vehicle is connected to the second electric vehicle; wherein the cable comprises a communication cable which enables signal flow between the first and second electric vehicles, and in response to the detecting, perform vehicle-to-vehicle charging to transfer power from the first electric vehicle to the second electric vehicle.

This European patent was validated in the following territories:

CH, DE, DK, ES, FI, FR, GB, IE, IT, NO, PL, PT and SE.

EP2537225

A method for interfacing an electric vehicle with an electric power grid, the method comprising: establishing, by electric vehicle equipment (EVE) of the electric vehicle, communication with electric vehicle station equipment (EVSE) electrically coupled to the electric power grid, the EVSE having EVSE attributes; receiving, by the EVE, the EVSE attributes; sending by the EVE, EVE operational parameters and EVSE attributes to an aggregation server; and managing, by the EVE, a timing, a rate and a direction of power flow between the EVE and the electric power grid through the EVSE, characterised by: receiving, by the EVE, requests from the aggregation server, the requests comprising requests for receiving power from or supplying power to the electric power grid, wherein the managing is based on operational parameters determined from the EVSE attributes and the requests from the aggregation server.

This European patent was validated in the following territories:

BE, DE, FR, GB, IT and SE.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in granting a patent. As of December 31, 2023, the average remaining life of our U.S. patents was approximately 11 years.

We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, because patent filings can be time-consuming and expensive, our ability to do so may be limited until such time as we are able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if we are unable to pay, may result in loss of our patent rights. If we are unable to do so, our ability to protect our intellectual property or prevent others from infringing our proprietary rights may be impaired.

Sales

We currently have an in-house field sales force that maintain business relationships with customers and develops new sales opportunities through lead generation and marketing. We can also sell EV charging hardware and V2G software services through reseller partners, which then sell these products and services to their customers.

Marketing is performed by our in-house staff. To promote and sell our services to customers, we also utilize marketing and communication channels including press releases, email marketing, website (www.nuvve.com), and social media. The information on our websites is not, and will not be deemed, a part of this prospectus, or incorporated into any other filings we make with the SEC.

We anticipate continuing to expand revenues by selling EV charging equipment to current as well as new customers, which include school bus operators, school districts, universities, stadiums, infrastructure investors via special purpose vehicles, municipal locations, and other fleet operators. In addition to transportation hubs and workplace locations, we anticipate expanding sales channels to wholesale distributors, utilities, and automotive OEMs.

Our revenues have and will be primarily derived from the sale of V2G-capable charging stations and recurring revenues from grid services provided by the GIVe software platform, as more fully described in “Our Strategy” above. Historically, a significant portion of our revenue has been derived from government grant funded projects to demonstrate our V2G technology and services.

Customers

For the three and nine months ended September 30, 2023, we had customers whose revenue individually represented 10% or more of our total revenue. For the three and nine months ended September 30, 2023, three and two customers accounted for 62.2% and 30.9% of our total revenue, respectively. For the three and nine months ended September 30, 2022, three and two customers accounted for 62.4% and 51.1% of our total revenue, respectively.

For the years ended December 31, 2022 and 2021, we had customers whose revenue individually represented 10% or more of our total revenue. For the years ended December 31, 2022 and 2021, one customer accounted for 32.1% and 12.4% of our total revenue, respectively.

During the three and nine months ended September 30, 2023, our top five customers accounted for approximately 74.3% and 46.2% of our total revenue, respectively. During the three and nine months ended September 30, 2022, our top five customers accounted for approximately 81.9% and 63.7% of our total revenue, respectively. For the years ended December 31, 2022 and 2021, our top five customers accounted for approximately 54.7% and 44.0%, respectively, of our total revenue.

Our customer concentration has historically varied based on the receipt of large orders, a trend that we expect to continue in the near term.

Manufacturing and Suppliers

We do not manufacture electric vehicle charging stations. We integrate our technology into V2G-capable charging stations made by dedicated manufacturing partners located throughout the world. However, our principal supplier of bidirectional DC Chargers is Rhombus Energy Solutions, and identifying a suitable alternative supplier could be an extensive process.

We have not experienced any direct disruptions in our supply chain as a result of the COVID-19 pandemic. However, certain of our charging station manufacturing partners experienced longer lead times in the acquisition of critical components, leading to delays in completing certain integration projects.

Competition

We provide a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid. While we believe our GIVe platform is the most advanced V2G platform on the market and that it is the only one qualified by multiple grid system operators around the world to provide grid services, we operate within the highly competitive EV charging equipment and service market. We primarily compete with less advanced charge point operator EV charge management platforms providing fleet charging services without bi-directional capabilities, such as ChargePoint, Mobility House, EnelX, Shell-NewMotion, Blink and Ovo Energy. There are also additional entrants into the connected EV charging station equipment market, such as General Electric, SemaCharge, EVConnect, BP Pulse, Fermata, and Greenlots. We expect this market to become increasingly competitive as new entrants enter the growing market. Our products and services compete on the basis of product capability (such as V2G capability), performance and features, total cost of ownership, sales capabilities, financial stability, brand recognition, product reliability and size of installed base.

Our V2G platform and the revenue it generates allows us to provide our customers with a lower total cost of EV ownership through benefits such as reduced charger costs, low or free energy costs to drive, fleet management tools, and yearly maintenance. We believe our competitors have historically struggled with gaining the technology and know-how necessary to establish a functional V2G software platform capable of aggregating EVs into a VPP and providing services to the grid bidirectionally, although they could build this capability in the future. While Tesla does offer EV charging services, these do not include V2G and we do not believe Tesla vehicles are currently capable of bi-directional power flow. There are many other large and small EV charger companies that offer non-networked or “basic” chargers that have limited customer leverage, but could provide a low-cost solution for basic charger needs in commercial and home locations. Because our competitors’ platforms are less advanced in providing V2G services, we believe we face limited direct competition.

We believe that we have competitive advantages over our competitors, such as our intellectual property portfolio (we own key patents for V2G); qualification by transmission system operators (we are already qualified by multiple operators, making it easier for us to expand into other areas); experience (over a decade of experience of market participation and stakeholder interaction); and data ownership (we have accumulated vast amounts of data, which is the key for rapid and future developments). However, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than we do. We may be unable to compete effectively against our competitors, either because they have greater resources or name recognition than we do, because their products and services are superior or more cost efficient than ours, or because they make technical advances to which we are unable to respond.

Human Capital Resources

As of December 31, 2023, we had 47 regular full-time employees, 17 of whom were engaged in research and development activities, and two contract workers, each of whom engaged in research and development activities. None of our employees are represented by a labor union, and we believe we maintain good relations with our employees.

Compensation and Benefits

We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. Companies in the energy technology industry both large and small compete for a limited number of qualified applicants to fill specialized positions. To attract qualified applicants, we offer a total rewards package consisting of base salary and cash target bonus, a comprehensive benefit package and equity compensation. Bonus opportunity and equity compensation increase as a percentage of total compensation based on level of responsibility. Actual bonus payout is based on performance.

Diversity, Equity and Inclusion

Much of our success is rooted in the diversity of our teams and our commitment to inclusion. We value diversity at all levels. We believe that our business benefits from the different perspectives a diverse workforce brings, and we pride ourselves on having a strong, inclusive and positive culture based on our shared mission and values. Advancing diversity, equity and inclusion (DEI) is an essential part of our continual growth and evolution. DEI is an ongoing, deliberative practice of questioning and improvement. We are committed to building and sustaining a culture that integrates DEI principles into our hiring practices and operations. We foster an environment where people can be themselves, learn and grow. Through our culture committee, which is comprised of a diverse group of employees representing different genders and ethnicities, we are committed to cultivating an environment that is welcoming and supportive. We are partnered with the Department of Defense SkillBridge Program which provides retiring and transitioning Service Members the opportunity to participate in industry training programs while transitioning out of their military careers. We are working to increase our diversity by enhancing our recruitment and hiring strategies including internships, learning and development and outreach to individuals from underrepresented groups.

Health, Wellness and Safety

We believe that the safety and health of our employees and their families is essential to our business. Our culture is driven by a desire to do what is right, and we strive to support the well-being of our employees. We prioritize the safety and well-being of our employees as they face both mental and physical challenges. We offer an Employee Assistance Program (EAP) which is a confidential service designed to help employees with a variety of personal concerns including but not limited to emotional health, wellness and daily living, parenting, childcare, education, legal and financial situations. We have implemented several programs to ensure the safety of all of our employees including an Illness and Injury Prevention, Industrial Ergonomics, Fleet Management and Driver Safety, Electrical Safety, Heat Illness Prevention, Emergency Action and Crisis Incident Management.

Environmental, Social and Governance

All employees are responsible for upholding our core values, including to communicate, collaborate, innovate and be respectful, as well as for adhering to our Code of Ethics and Business Conduct, including our policies on bribery, corruption, conflicts of interest and our whistleblower program. We encourage employees to come to us with observations and complaints, ensuring we understand the severity and frequency of an event in order to escalate and assess accordingly. We strive to ensure accountability, objectivity, and compliance with our Code of Ethics. If a complaint is financial in nature, the Audit Committee Chair is notified concurrently, which triggers an investigation, action and report.

Applying Nasdaq’s listing standards for independence, four of our six directors are independent.

We are committed to protecting the environment and attempt to mitigate any negative impact of our operations. We are proud to develop solutions for a scalable and sustainable green society. V2G technology has demonstrated the potential for energy systems to balance energy demand for electric transportation and energy storage. Our technology increases grid resiliency and reduces the need for costly grid upgrades to integrate electric vehicles. V2G technology creates energy equity increasing capacity for grid benefits for everyone.

Corporate History

We are a Delaware corporation. Our principal executive offices are located at 2488 Historic Decatur Rd., Suite 200, San Diego, California, and our telephone number is (619) 456-5161.

We were formed on November 10, 2020 under the name “NB Merger Corp.” as a wholly-owned subsidiary of Newborn Acquisition Corp. (“Newborn”) for the purpose of effecting a business combination (the “Business Combination”) with Newborn and Nuvve Corporation (“Nuvve Corp.”). On March 19, 2021, we consummated the Business Combination in accordance with the terms of that certain Merger Agreement, dated as of November 11, 2020 and amended as of February 20, 2021, between us, Newborn, Nuvve Corp., Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ours (“Merger Sub”), and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corp. (the “Merger Agreement”). Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, we were a wholly owned subsidiary of Newborn, and Nuvve Corp. was a private operating company. On the closing date of the Business Combination, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware through the merger of Newborn with and into our company, with our company surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, we acquired Nuvve through the merger of Merger Sub with and into Nuvve Corp., with Nuvve Corp. surviving as the wholly-owned subsidiary of ours (the “Acquisition Merger”). As a result, we became a publicly traded holding company with Nuvve Corp. as our operating subsidiary. In connection with the closing of the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve Corp. was incorporated in Delaware on October 15, 2010 under the name “Nuvve Corporation.” Nuvve was formed for the purpose of providing, directly and through business ventures with its partners, its V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Facilities

Our headquarters are located in San Diego, California. We lease approximately 10,250 square feet of office space at our headquarters in San Diego. We believe that our headquarters are sufficient to meet our needs for the foreseeable future and that any additional space we may require will be available on commercially reasonable terms. We also maintain office space, operations and equipment storage facilities in Delaware, Denmark, France and the United Kingdom.

Legal Proceedings

From time to time, we have been and may become involved in legal proceedings or subject to claims incident to the ordinary course of business. The outcome of litigation is inherently uncertain, and there can be no assurances that favorable outcomes will be obtained. For example, Rhombus Energy Solutions, Inc., a BorgWarner Company (“Rhombus”), has filed a demand for arbitration for breach of contract. Rhombus has alleged the Company failed to pay certain purchase orders for D.C. electric vehicle chargers (“V2G Chargers”) totaling $5,026,560.00. In response, the Company has asserted counterclaims for breach of express warranty, fraudulent inducement (misrepresentation), fraudulent inducement (concealment), violation of California’s Business and Professions Code § 17200, promissory estoppel, and unjust enrichment. We have alleged that Rhombus fraudulently induced us into the purchase of the V2G Chargers by both omitting certain facts including but not limited to Rhombus’ inability to develop, commission, maintain, and service the technology necessary to provide V2G Chargers conforming to those promised under the parties’ contract. We and Rhombus are engaged in discovery, but have now stayed all discovery pending discussions to explore potential resolution of the dispute. A final arbitration hearing date has been set for April 29 through May 4, 2024. We believe that the supplier’s position does not have merit and we intend to exercise all available rights and remedies in our defense. The outcome of any such proceeding is inherently uncertain, and the amount and/or timing of any liability or expense resulting from such a proceeding is not reasonably estimable at this time. In addition, regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors.

Please see Note17 of the notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information of our material pending legal proceedings, which is incorporated herein by reference.

MANAGEMENT

Executive Officers and Directors

The table below lists our directors and executive officers along with each person’s age as of the date of this prospectus and any other position that such person holds.

Name	Age	Position
Gregory Poilasne	51	Chief Executive Officer and Director
Ted Smith	56	President, Chief Operating Officer and Director
David G. Robson	56	Chief Financial Officer
Jon M. Montgomery	73	Chairperson and Director
H. David Sherman	75	Director
Angela Strand	54	Director

Background of Directors and Executive Officers

Gregory Poilasne serves as our Chief Executive Officer and member of the Board since the closing of the Business Combination. He is a co-founder of Nuvve and previously served as its Chairman. Mr. Poilasne is directly responsible for managing and overseeing all different activities related to the successful development, deployment and commercialization of Nuvve’s technologies, as well as developing and supporting the overall strategy. Since February 2019, he also has served as a board member of Dreev, a business venture between EDFRenewables, Inc. (“EDF”) and Nuvve. Mr. Poilasne has more than 20 years of experience in the start-up and technology space. He was Chief Executive Officer of DockOn AG, a Radio-Frequency technology company from February 2011 to January 2016. He was also Vice-President of Business Development of Rayspan, another Radio-Frequency technology company, from 2007 to 2010. Mr. Poilasne was Director of Engineering at Kyocera Wireless, a handset company from 2003 to 2006 and was a founding engineer and director of engineering at Ethertronics, a wireless antenna company, from 2000 to 2003. Mr. Poilasne holds an MBA from the Wharton School of Business, University of Pennsylvania, a Ph.D. in Electrical Engineering from the University of Rennes 1, France and a Diplome d’ingenieur from the Ecole Superieur d’Electronique de l’Ouest (“ESEO”), France. We believe Mr. Poilasne is well-qualified to serve as a director due to his extensive experience with Nuvve, his business leadership, his strategic perspective and his contacts in and knowledge of the energy industry and EV industry.

Ted Smith has served as our President and Chief Operating Officer and a member of the Board since the consummation of the Business Combination. Mr. Smith was a founding investor in Nuvve and has served as a member of its board of directors since 2010 and as its Chief Operating Officer since April 2018. Mr. Smith is directly responsible for managing the successful development, deployment and commercialization of Nuvve’s technologies, as well as supporting global regulatory compliance efforts. He previously served as Nuvve’s Chief Administrative Officer from March 2017 until becoming Chief Operating Officer. He also previously served as a board member of Dreev, a business venture between EDF and Nuvve, in 2019 and also serves as a board member of Levo Mobility, and previously served as a Board Observer of Switch. Mr. Smith has more than 20 years of experience in the finance industry and previously served in various roles at Wall Street Associates, a San Diego-based investment advisory firm, including Principal, Chief Operating Officer from 2007 to January 2017, Chief Compliance Officer from 2003 to January 2017, and Quantitative Analyst from 1999 to 2003. From 1996 to 1999, Mr. Smith also served as Quantitative Analyst at Nicholas-Applegate Capital Management, a San Diego-based investment advisory firm. Mr. Smith also served as an officer in the United States Navy from 1989 to 1996. Mr. Smith holds an MBA from the University of San Diego and a Bachelor of Science in Marine Engineering/Technology from Maine Maritime Academy. He is also a Chartered Financial Analyst charterholder, held the Chartered Investment Counselor certification, and is NACD Directorship Certified® and has earned the NACD certificate in cyber risk oversight. We believe Mr. Smith is well-qualified to serve as a member of the Board due to his extensive experience with Nuvve, his business leadership, his operational and compliance experience and his contacts in and knowledge of the energy industry.

David G. Robson has served as our Chief Financial Officer since the consummation of the Business Combination. Mr. Robson has over twenty-five years of finance, accounting and operational experience and has held senior positions with both public and private companies in a variety of industries. Mr. Robson has served on the board of directors of Payference, a software business, since February 2020. Mr. Robson recently served as the Chief Financial Officer and Chief Compliance Officer of Farmer Brothers Co., a national distributor of coffee, tea and culinary products from February 2017 to November 2019. His responsibilities included overseeing finance, information technology, mergers and acquisitions and investor relations. Mr. Robson served as the Chief Financial Officer of PIRCH, a curator and retailer of kitchen, bath and outdoor home brands, from September 2014 to September 2016. He oversaw all aspects of accounting, financial planning and analysis, treasury, merchandise planning and legal, with responsibility for developing strategies, processes and operating priorities to upscale a high growth retailer while building strong finance and merchandising teams. From January 2012 to September 2014, Mr. Robson was the Chief Financial Officer of U.S. AutoParts, an online provider of auto parts and accessories. Prior to that, he served as the Executive Vice President and Chief Financial Officer of Mervyns LLC, a former discount department store chain, from 2007 to 2011. From 2001 to 2007, he served as the Senior Vice President of Finance and Principal Accounting Officer for Guitar Center, Inc. Mr. Robson began his career with the accounting firm Deloitte & Touche LLP. Mr. Robson graduated with a Bachelor of Science degree in Accounting from the University of Southern California and is a certified public accountant (inactive) in the State of California.

H. David Sherman MBA, DBA, CPA MBA, DBA, CPA has served as an Independent Director of Nuvve since March 2021. Professor Sherman has been a professor at Northeastern University since 1985, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Professor Sherman is Trustee and Chair of the Audit Committee for the American Academy of Dramatic Arts, the oldest English language acting school in the world, since January 2014. Professor Sherman served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX: DXF) from January 2018 to August 2019, Kingold Jewelry Inc. (Nasdaq: KGJI) from February 2011 to May 2016, China HGS Real Estate Inc. (Nasdaq: HGSH) from January 2010 to August 2012, Agfeed Corporation from January 2012 to November 2014, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China, from 2007 through 2008. He currently serves on the board of two SPACs, Lakeshore Acquisition II Corp (LBBBU). and Prime Number Acquisition I Corp (PNACU), and is on the board of Xiao-I Corp (AIXI), and Universe Pharmaceutical Inc. (UPC). Professor Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (“MIT”) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005, Professor Sherman was an Academic Fellow at the U.S. Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Professor Sherman received his A.B. in Economics from Brandeis University and both an MBA and doctoral degrees from Harvard Business School. He is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Professor Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research. We believe Mr. Sherman is well qualified to serve as a member of the Board due to his extensive expertise in global financial statement analysis and contemporary accounting issues and his public company experience.

Jon M. Montgomery has served as a member of the Board since the consummation of the Business Combination, and serves as Chairperson of the Board as of January 2024. Mr. Montgomery is a managing director at Meredith Financial Group Inc., a financial management and advisory firm located in New York City. From 2010 to 2013, he was managing partner at project finance advisory firm AGlobal Partners LLC where he assisted in arranging long-term, limited-recourse financing for private investments in renewable energy, telecommunications, mining & metals, PPPs, and other infrastructure projects in emerging and other international markets. He also advised clients on foreign direct investments, including those utilizing development finance institutions, export credit agencies, and political risk insurers. In addition, Mr. Montgomery has more than 25 years of marketing consulting and market research experience, informing and guiding clients’ branding, communications, segmentation and innovation challenges across a range of industries, particularly in the information technology, telecommunications, financial services, CPG, pharmaceutical, and retail sectors. He is experienced in applying model-based quantitative analysis — particularly choice-based modeling — to solving competitive problems. Previously, from 1996 to 2010, Mr. Montgomery co-founded Hudson Group Inc. in New York, a research-based marketing consultancy. He also held prior positions as executive vice president at Marketing Strategy & Planning Inc./Synovate, and vice president at Hase Schannen Research Associates Inc. Mr. Montgomery holds an M.B.A from Northeastern University and a B.A. from the University of California, Berkeley. From 2000-2022 he was Adjunct Faculty in Marketing at the University of Georgia. We believe Mr. Montgomery is well-qualified to serve as a member of the Board due to his investment banking, structuring and strategic expertise, his contacts in emerging and other international markets and his extensive experience in marketing and market research.

Angela Strand has served as a member of Board since the consummation of the Business Combination. Ms. Strand is the founder and Managing Director of Strand Strategy, a consulting firm specializing in disruptive technology commercialization. She is presently a director and member of the compensation committee, and previously served as interim CEO, chairwoman, chair of the compensation committee and member of the nominating and governance committee for Lordstown Motors (Nasdaq: RIDE). Previously, from 2016 to 2020, she served as Vice Chairman of Integrity Applications (Nasdaq: GCTK), including chairman of the nominating and corporate governance and compensation committees, and as a member of the audit committee. From April 2017 to December 2018, Ms. Strand served as Vice President of Workhorse Group Inc; from July 2015 to December 2016, she was a co-founder and senior executive of Chanje, a joint venture between Smith Electric Vehicles and FDG Electric Vehicles Ltd. (HK: 729HK); and from 2011 to 2015, she served as the Chief Marketing Officer and Head of Business Development and Government Affairs for Smith Electric Vehicles. In 2018, she was a founder of In-Charge, an electric vehicle infrastructure solutions provider. Ms. Strand has also served in various management and executive roles at medical device, biotech and digital health firms. Ms. Strand is a named inventor with seven issued patents. Ms. Strand holds a B.Sc. in Communications and an MBA in Marketing from the University of Tennessee. We believe Ms. Strand is well-qualified to serve as a member of the Board due to her business leadership, her contacts in and knowledge of the EV industry and her public company experience.

Family Relationships

There are no familial relationships among our directors and executive officers.

Board Composition

Our business and affairs are organized under the direction of the Board. The Board consists of five members as of the date of this prospectus. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to our management. The Board will meet on a regular basis and additionally as required.

In accordance with our amended and restated certificate of incorporation, the Board is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. The Company’s directors are assigned to the following classes:

•        Class A consists of Jon M. Montgomery, whose term will expire at our 2025 annual meeting of stockholders;

•        Class B consists of Angela Strand and H. David Sherman, whose terms will expire at our 2026 annual meeting of stockholders; and

•        Class C consists of Gregory Poilasne and Ted Smith, whose terms will expire at our 2024 annual meeting of stockholders.

At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in control or management of the Company.

Jon M. Montgomery currently serves as our Chairperson of the Board. This structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of these directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, this structure allows the Chief Executive Officer to focus his attention on implementing our strategic plans, while a separate Chairperson can devote full attention to Board leadership functions. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders. While the Board does not have a lead independent director, the independent directors meet in executive session regularly without the presence of management.

Director Independence

As a result of our common stock being listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”), we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. The Board has consulted, and will consult, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The rules of Nasdaq generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of Mr. Montgomery, Mr. Sherman and Ms. Strand qualifies as an independent director, and that the Board consists of a majority of independent directors, as such term is defined under the rules of the SEC and Nasdaq. In addition, the Board has determined that each member of the audit committee, the compensation committee, and the nominating and corporate governance committee is an independent director as defined by the rules of Nasdaq to members of an audit committee, compensation committee and nominating committee, respectively.

Limitation on Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Our bylaws further provide that we will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of its officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Nuvve Executive Officer and Director Compensation Prior to the Business Combination

To achieve Nuvve’s goals, Nuvve has designed its compensation and benefits program to attract, retain, incentivize and reward qualified executives who share its philosophy and demonstrate a strong desire to work towards achieving its goals. Nuvve believes its compensation program should promote its success and align executive incentives with the long-term interests of its stockholders. Nuvve’s current compensation programs reflect its startup origins in that they consist primarily of salary and bonuses, as well as awards of stock options.

Nuvve’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Nuvve’s named executive officers. For the year ended December 31, 2023, Nuvve’s named executive officers were Gregory Poilasne, Chief Executive Officer, Ted Smith, President and Chief Operating Officer, and David G. Robson, Chief Financial Officer.

This section provides an overview of Nuvve’s executive compensation, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2023 and 2022.

Name	Year	Salary	Stock Awards(4)(5)	Option Awards(5)	Bonus(6)	All Other Compensation	Total
Gregory Poilasne(1)	2023	$218,333	$650,804	$—	$92,813	$18,000	$979,950
Chief Executive Officer	2022	$325,663	$198,328	$—	$172,125	$18,000	$714,116
Ted Smith(2)	2023	$465,556	$420,888	$—	$77,406	$14,368	$978,218
President and Chief Operating Officer	2022	$383,808	$67,528	$—	$286,875	$14,368	$752,579
David G. Robson(3)	2023	$250,981	$415,564	$—	$62,370	$—	$728,915
Chief Financial Officer	2022	$310,383	$130,280	$—	$135,000	$—	$575,663

____________

(1)      Mr. Poilasne serves as our Chief Executive Officer. The compensation set forth in this table includes compensation paid by Nuvve prior to the Business Combination.

(2)      Mr. Smith serves as our President and Chief Operating Officer. The compensation set forth in this table includes the compensation paid by Nuvve prior to the Business Combination.

(3)      Mr. Robson serves as our Chief Financial Officer.

(4)      Some stock awards were in lieu of cash compensation or bonuses.

(5)      Represents the estimated grant date fair value of the restricted stock units and stock options as determined under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718. Such estimated fair value amounts do not necessarily correspond to the potential actual value realized from such awards. The assumptions made in computing the estimated fair value of such awards are discussed in note 13 of the audited consolidated financial statements included elsewhere in this prospectus.

(6)      Represents (i) for Mr. Poilasne a 2022 Annual Bonus in the amount of $92,813 paid in 2023 and 2021 Annual Bonus in the amount of $172,125 paid in 2022; (ii) for Mr. Smith a 2022 Annual Bonus in the amount of $77,406 paid in 2023 and 2021 Annual Bonus in the amount of $286,875 paid in 2022; and (iii) for Mr. Robson, a 2022 Annual Bonus in the amount of $62,370 paid in 2023 and 2021 Annual Bonus in the amount of $135,000 paid in 2022. For each of Mr. Poilasne and Mr. Robson, their 2021 Annual Bonus was paid in the form of immediately vested restricted stock units granted on August 12, 2022 in the amounts of 789 shares and 631 shares, respectively.

(7)      Represents $18,000 of auto reimbursement in 2023 and 2022.

(8)      Represents $14,368 of auto reimbursement in 2023 and 2022.

Narrative Disclosure to Summary Compensation Table

For 2023 and 2022, the compensation program for the Company’s named executive officers consisted of base salary and incentive compensation delivered in the form of cash bonuses and equity awards. Base salary was set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Cash bonuses and equity awards were also set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance, subject to any employment or similar agreement with the executive.

The Company provides benefits to its named executive officers on the same basis as it provides them to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan for which no match by the Company is provided. In 2023 and 2022, the Company did not maintain any executive-specific benefit or perquisite programs.

The Company maintains two equity plans. Upon consummation of the Business Combination, the Company established the Incentive Plan. In addition, in connection with the Business Combination, the Company assumed the Nuvve Corporation 2010 Equity Incentive Plan (the “2010 Plan”) and the options granted under such plan. However, the 2010 Plan was amended so that no further awards may be granted under such plan.

Employment Agreements

Gregory Poilasne

On January 25, 2024, Mr. Poilasne entered into an amended and restated employment agreement with the Company (the “Poilasne Agreement”) providing for him to serve as the Company’s Chief Executive Officer. The term of the Poilasne Agreement commences on January 25, 2024 and ends on March 18, 2025. Under the Poilasne Agreement, Mr. Poilasne (i) earns an initial base salary at a rate of $525,000 per year until March 19, 2024, upon which his base salary will be reduced to a rate of $420,00 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) is eligible to receive a one-time bonus based on achievement of certain Company performance goals during fiscal year 2024, as established by the Compensation Committee, and (iv) is eligible to receive a bonus of up to $100,000 per year at the discretion of the compensation committee. The Company will also reimburse Mr. Poilasne for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,500 per month) and his mobile phone. Mr. Poilasne is also eligible to receive equity award grants as may be awarded in the discretion of the Compensation Committee.

Under the Poilasne Agreement, if Mr. Poilasne is terminated without “cause” or if he resigns with “good reason” he will continue to receive his then current base salary for the ensuing 12 months at the rate then in effect in accordance with the Company’s standard payroll procedures and will continue to receive health insurance benefits during such period.

Under his prior employment agreement (the “Prior Poilasne Agreement”), Mr. Poilasne (i) earned base salary at a rate of $500,000 per year, (ii) was eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) was eligible to receive a bonus of up to $100,000 per year at the discretion of the compensation committee, and (iv) received a signing bonus of $50,000. In addition, Mr. Poilasne received a grant under the Incentive Plan of options to purchase 15,000 shares of the Company’s common stock and a grant under the Incentive Plan of 1,095 shares of restricted stock (with a value of $600,000 based on the closing market price on the date of grant). The options have an exercise price of $548.00 (the split-adjusted closing market price on the date of grant), vest as to one-quarter of the shares March 31, 2022 and in 12 equal quarterly installments during the following three years. The restricted stock vests in three equal installments on the first, second and third anniversary of the grant date. Under the Prior Poilasne Agreement, the Company was obligated to reimburse Mr. Poilasne for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,500 per month) and his mobile phone. Furthermore, Mr. Poilasne received approximately $1,548,000 in compensation in respect of his services to Nuvve in prior years, which became payable in connection with the successful completion of the Business Combination.

On August 10, 2022, Mr. Poilasne entered into an employment agreement amendment to the Prior Poilasne Agreement with the Company. Under the amendment, Mr. Poilasne agreed to adjust his annual compensation, from September 1, 2022 until August 31, 2023 (the “New Salary Period”), to a base salary of $65,000 and a number of restricted stock units equal to $182,430 in shares of common stock based on a value per share equal to the closing price of the common stock on August 12, 2022 (rounded up to the nearest whole share) that vested monthly at the end of each month over the course of the New Salary Period in accordance with the table below.

Grant Date November 30, 2022	Grant Date December 31, 2022	Grant Date January 31, 2023	Grant Date February 28, 2023	Grant Date March 31, 2023	Grant Date April 30, 2023	Grant Date May 31, 2023	Grant Date June 30, 2023	Grant Date July 31, 2023	Grant Date August 31, 2023
922	380	380	380	380	380	380	380	380	380

Ted Smith

On January 25, 2024, Mr. Smith entered into an amended and restated employment agreement with the Company (the “Smith Agreement”) providing for him to serve as the Company’s President and Chief Operating Officer. The term of the Smith Agreement commences on January 25, 2024 and ends on March 18, 2025. Under the Smith Agreement, Mr. Smith (i) earns base salary at a rate of $446,250 per year until March 19, 2024, upon which his base salary will be reduced to a rate of $357,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) is eligible to receive a one-time bonus based on achievement of certain Company performance goals during fiscal year 2024, as established by the Compensation Committee, and (iv) is eligible to receive a bonus of up to $75,000 per year at the discretion of the compensation committee. The Company will also reimburse Mr. Smith for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,200 per month) and his mobile phone. Mr. Smith is also eligible to receive equity award grants as may be awarded in the discretion of the Compensation Committee.

Under the Smith Agreement, if Mr. Smith is terminated without “cause,” or if he resigns with “good reason,” he will continue to receive his then current base salary for the ensuing 12 months at the rate then in effect in accordance with the Company’s standard payroll procedures and will continue to receive health insurance benefits during such period.

Under his prior employment agreement (the “Prior Smith Agreement”), Mr. Smith (i) earned base salary at a rate of $425,000 per year, (ii) was eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) was eligible to receive a bonus of up to $75,000 per year at the discretion of the compensation committee, and (iv) received a signing bonus of $50,000. In addition, Mr. Smith received a grant under the Incentive Plan of options to purchase 8,750 shares of the Company’s common stock and a grant under the Incentive Plan of 639 shares of restricted stock (with a value of $350,000 based on the closing market price on the date of grant). The options have an exercise price of $548.00 (the as-adjusted closing market price on the date of grant), vest as to one-quarter of the shares March 31, 2022 and in equal quarterly installments during the following three years. The restricted stock vests in three equal installments on the first, second and third anniversary of the grant date. Under the Prior Smith Agreement, the Company was obligated to reimburse Mr. Smith for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,200 per month) and his mobile phone. Furthermore, Mr. Smith received approximately $260,000 in compensation in respect of his services to Nuvve in prior years, which became payable in connection with the successful completion of the Business Combination. Mr. Smith was awarded a discretionary cash bonus of $150,000 for 2022 and $100,000 for 2021.

On August 10, 2022, Mr. Smith entered into an employment agreement amendment to the Prior Smith Agreement with the Company. Under the amendment, Mr. Smith agreed to adjust his annual compensation, during the New Salary Period, to a base salary of $401,625 and a number of restricted stock units equal to $44,625 in shares of common stock based on a value per share equal to the closing price of the common stock on August 12, 2022 (rounded up to the nearest whole share) that vested monthly at the end of each month over the course of the New Salary Period in accordance with the table below.

Grant Date November 30, 2022	Grant Date December 31, 2022	Grant Date January 31, 2023	Grant Date February 28, 2023	Grant Date March 31, 2023	Grant Date April 30, 2023	Grant Date May 31, 2023	Grant Date June 30, 2023	Grant Date July 31, 2023	Grant Date August 31, 2023
223	93	93	93	93	93	93	93	93	93

David G. Robson

On January 25, 2024, Mr. Robson entered into an amended and restated employment agreement with the Company (the “Robson Agreement”) providing for him to serve as the Company’s Chief Financial Officer. The term of the Robson Agreement commences on January 25, 2024 and ends on March 18, 2025. Under the Robson Agreement, Mr. Robson (i) earns base salary at a rate of $420,000 per year until March 19, 2024, upon which his base salary will be reduced to a rate of $336,00 per year, and (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary. The Company will reimburse Mr. Robson for the costs of his mobile phone. Mr. Robson is also eligible to receive equity award grants as may be awarded in the discretion of the Compensation Committee.

If Mr. Robson is terminated without “cause,” or if he resigns with “good reason,” he will continue to receive his then current base salary for the ensuing 12 months at the rate then in effect in accordance with the Company’s standard payroll procedures and will continue to receive health insurance benefits during such period.

Under his prior employment agreement (the “Prior Robson Agreement”), Mr. Robson (i) earned base salary at a rate of $400,000 per year, (ii) was eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, and (iii) received a signing bonus of $50,000. In addition, Mr. Robson received a grant under the Incentive Plan of options to purchase 75,000 shares of the Company’s common stock and a grant under the Incentive Plan of 457 shares of restricted stock (with a value of $250,000 based on the closing market price on the date of grant). The options have an exercise price of $548.00 (the as-adjusted closing market price on the date of grant), vest as to one-quarter of the shares March 31, 2022 and in equal quarterly installments during the following three years. The restricted stock vests in three equal installments on the first, second and third anniversary of the grant date. Under the Prior Robson Agreement, the Company was obligated to reimburse Mr. Robson for the costs of his mobile phone.

On August 10, 2022, Mr. Robson entered into an employment agreement amendment to the Prior Robson Agreement with the Company. Under the amendment, Mr. Robson agreed to adjust his annual compensation, during the New Salary Period, to a base salary of $166,472 and a number of restricted stock units equal to $166,472 in shares of common stock based on a value per share equal to the closing price of the common stock on August 12, 2022 (rounded up to the nearest whole share) that vested monthly at the end of each month over the course of the New Salary Period.

Grant Date November 30, 2022	Grant Date December 31, 2022	Grant Date January 31, 2023	Grant Date February 28, 2023	Grant Date March 31, 2023	Grant Date April 30, 2023	Grant Date May 31, 2023	Grant Date June 30, 2023	Grant Date July 31, 2023	Grant Date August 31, 2023
831	347	347	347	347	347	347	347	347	347

401(k) Retirement Plan

For 2023 and 2022, the Company provided a tax-qualified Section 401(k) plan for all employees, including its named executive officers. The Company did not provide a match for participants’ elective contributions to the 401(k) plan, nor did the Company provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards at Year End

The following table presents information regarding the outstanding stock options and restricted stock units held by the Company’s named executive officers at December 31, 2023.

	Stock Option Grants						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares of Units of Stock That Have Not Vested
Gregory Poilasne	1,859	(1)	—	(1)	$50.80	6/30/2027	—	—
Gregory Poilasne	9,375		5,625	(3)	$548.00	3/23/2031	730	$16,934
Ted Smith	531	(2)	—		$50.80	9/24/2025	—	—
Ted Smith	3,505	(2)	—		$50.80	6/30/2027	—
Ted Smith	2,545	(2)	111	(2)	$278.80	8/10/2030	—	—
Ted Smith	5,469		3,282	(3)	$548.00	3/23/2031	426	$9,878
David D. Robson	4,688		2,813	(3)	$548.00	3/23/2031	305	$7,056

____________

(1)      Option vests monthly in equal installments over a five year period.

(2)      Option vests as to 25% of the shares on the anniversary of the grant date and thereafter vests as to the remaining 75% of the shares monthly in equal installments over a three year period.

(3)      The options vest as to 25% of the shares March 31, 2022 and thereafter vests in 12 equal quarterly installments during the following three years.

(4)      The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date.

Potential Payments upon Termination or Change in Control

As indicated above, each of Mr. Poilasne, Mr. Smith and Mr. Robson is entitled to a severance payment if his employment is terminated under specified circumstances, including upon certain terminations in connection with a change in control of the Company.

In addition, the vesting of stock options and restricted stock units granted to the Company’s named executive officers under the Incentive Plan will be accelerated upon the occurrence of certain non-negotiated change of control transactions. In the event of certain negotiated change of control transactions, the compensation committee or the Board may (i) accelerate the vesting of the stock options and restricted stock awards under the Incentive Plan, or (ii) require the executive to relinquish the stock options or restricted stock awards under the Incentive Plan to the Company upon the tender by the Company to the executive of cash in an amount equal to the repurchase value of such award. Furthermore, in the event of a corporate transaction (as defined in the 2010 Plan), the administrator of the 2010 Plan may arrange for acceleration of the vesting of the awards and/or for the acquiring corporation to assume or continue the awards under the 2010 Plan.

Director Compensation

The Board has established, based upon the recommendation of the compensation committee, a compensation program for the non-employee members of the Board. The compensation program is designed to align the directors’ compensation with the combined company’s business objectives and the creation of stockholder value. The compensation committee and the Board expect to review non-employee director compensation periodically to ensure that such compensation remains competitive and enables the combined company to recruit and retain qualified directors.

Under the non-employee directors’ compensation program, each non-employee director will receive an annual cash retainer and will receive cash fees for serving as chair or as a member of the audit, compensation or nominating and corporate governance committees, as follows:

Amount
Annual Director Compensation Cash Retainer	$40,000
Additional Annual Compensation for Chairperson of the Board	$75,000
Additional Annual Compensation for Committee Chairs
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Additional Annual Compensation for Committee Members (Other than Chairs)
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000

In addition, each non-employee director, upon their initial appointment or election, and on an annual basis, will receive a grant of restricted stock units with a fair market value as of the grant date equal to $200,000, with the initial grant vesting in three equal installments on the first second and third anniversary of the grant date, and with the annual grants vesting in full on the first anniversary of the grant date.

The following table sets forth compensation earned during the year ended December 31, 2023 by each director who is not a named executive officer and served during the year ended December 31, 2023.

Name	Fees Earned(1)	Stock Awards(2)	Total
Rashida La Lande(3)	$116,811	$266,664	$383,475
Jon M. Montgomery	$67,500	$266,667	$334,167
H. David Sherman	$67,500	$266,667	$334,167
Angela Strand	$60,000	$266,667	$326,667
Kenji Yodose(4)	$23,874	$66,668	$90,542

____________

(1)      Represents annual director fees paid. The director fees paid to each person listed are consistent with the director fees described herein above, including annual retainer and as a member and/or chair of a committee of the Board.

(2)      The amounts reported under “Stock Awards” are the estimated grant date fair value of restricted stock units granted during the respective year, with such amount as determined under the ASC 718, with respect to accounting for stock-based compensation expense. Such estimated fair value amounts do not necessarily correspond to the potential actual value realized of such awards. The assumptions made in computing the estimated fair value of such awards are disclosed in note 13 to the Company’s audited consolidated financial statements included elsewhere in this prospectus.

(3)      Rashida La Lande resigned as a member of the Board effective January 19, 2024.

(4)      Kenji Yodose resigned as a member of the Board effective June 6, 2023.

The following table presents information as of December 31, 2023 regarding the outstanding stock options held by each director who is not a named executive officer and who served during the year ended December 31, 2023.

	Stock Option Grants				Stock Awards
Name	Number of Securities Underlying Stock Options Exercisable	Number of Securities Underlying Stock Options Unexercisable	Stock Option Exercise Price	Stock Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Rashida La Lande(1)	—	—	$—	—	2,165	$43,851
Jon M. Montgomery	—	—	$—	—	2,202	$42,521
H. David Sherman	—	—	$—	—	2,202	$42,521
Angela Strand	222	45	$348.50	1/20/2031	2,202	$42,521

____________

(1)      Ms. La Lande resigned as a member of the Board effective January 19, 2024.

As compensation for consulting services prior to becoming a director, on August 11, 2020, Ms. Strand received an option to purchase 266 shares of the Company’s common stock at an exercise price of $348.40 per share (which had a grant date fair value of $56,842, as calculated using the Black-Scholes option pricing model). The option vests in 48 equal monthly installments commencing on September 11, 2020 and ending on August 11, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Combination

In connection with the Business Combination, the Company was a party to the following agreements in which related parties of the Company had a material interest:

Merger Agreement

On the closing date of the Business Combination, March 19, 2021 (the “Closing Date”), the Company consummated the Business Combination with Newborn and Nuvve, as contemplated by Merger Agreement. Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, the Company was a wholly owned subsidiary of Newborn, and Nuvve was a private operating company. On the Closing Date, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware via the Reincorporation Merger (the merger of Newborn with and into the Company, with the Company surviving as the publicly traded entity), and (ii) immediately after the Reincorporation Merger, the Company acquired Nuvve via the Acquisition Merger (the merger of Merger Sub with and into Nuvve, with Nuvve surviving as the wholly-owned subsidiary of the Company).

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the investors in the PIPE) were converted into a like number of equivalent securities of the Company, except that each of Newborn’s rights was converted automatically into one-tenth of one share of the Company common stock in accordance with its terms.

Upon the closing of the Acquisition Merger, each share of Nuvve common stock outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve’s preferred stock and upon conversion of the bridge loan advanced to Nuvve upon the signing of the Merger Agreement) automatically was converted into approximately 0.005310076 shares (the “Closing Exchange Ratio”) of the Company common stock, for an aggregate of 228,075 shares of the Company common stock. Each outstanding option to purchase Nuvve common stock was assumed by the Company and converted into an option to purchase a number of shares of the Company common stock equal to the number of shares of Nuvve common stock subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of 32,591 shares of the Company common stock, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio.

Purchase and Option Agreement

Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between the Company and EDF Renewables, Inc. (“EDF Renewables”), a former stockholder of Nuvve and the owner of more than 5% of the Company common stock, immediately after the closing, the Company repurchased 15,000 shares of the Company common stock from EDF Renewables at a price of $400.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of the Company common stock back to the Company at a price per share of $594.80 (the average closing price over the five preceding trading days), which was consummated on April 26, 2021. Gregory Poilasne, the Company’s Chief Executive Officer, and Ted Smith, the Company’s President and Chief Operating Officer, committed to repurchase such shares from the Company at the same price the Company paid for them (or $594.80 per share). Such repurchases, in the aggregate amount of $2,000,000, took place during the first half of 2022.

Registration Rights Agreement

On the Closing Date, the Company entered into a registration rights agreement (the “RRA”), by and among the Company, Newborn’s initial shareholders and certain former Nuvve stockholders, which provides for the registration of the Company common stock received by Newborn’s initial shareholders and such former Nuvve stockholders in the Reincorporation Merger and the Acquisition Merger, respectively. Newborn’s initial shareholders and such former Nuvve stockholders are entitled to (i) make a written demand for registration under the Securities Act of all or part of their shares and (ii) exercise “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. Pursuant to the RRA, the Company shall bear the expenses incurred in connection with the filing of any such registration statements.

Indemnification Escrow Agreement

On the Closing Date, the Company entered into an escrow agreement (the “Indemnification Escrow Agreement”) by and among the Company, the Stockholders’ Representative and Continental Stock Transfer & Trust Company (“Continental”), as escrow agent, pursuant to which the Company is depositing 22,807 shares of the Company common stock in escrow to secure indemnification obligations of the former Nuvve stockholders (other than the Bridge Loan investor) contemplated by the Merger Agreement.

Lock-up Agreements

On or prior to the Closing Date, each former Nuvve stockholder submitted a letter of transmittal (the “Letter of Transmittal”) that included certain lock-up provisions, pursuant to which each such stockholder agreed not to, within one year of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of the Company common stock issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. One-half of each former Nuvve stockholder’s shares may be released prior to the one-year anniversary if the volume weighted average price of the Company common stock is at or above $500.00 for 20 out of any 30 consecutive trading days commencing six months after the closing of the Acquisition Merger.

On the Closing Date, the Newborn initial shareholders entered into a new lock-up agreement (the “Lock-Up Agreement”) with the Company, pursuant to which certain shares of common stock and the private warrants held by the initial shareholders will be locked up for six months after the closing, with respect to 50% of such shares and warrants, and for one year, with respect to the remaining 50% of such shares and warrants (subject to certain exceptions contained therein). The new lock-up agreements will supersede the existing restrictions on transfer applicable to such securities at the execution of the Merger Agreement.

Registration Rights Agreement

On the Closing Date, the Company entered into the RRA, by and among the Company, Newborn’s initial shareholders and certain former Nuvve stockholders, which provides for the registration of the Company common stock received by Newborn’s initial shareholders and such former Nuvve stockholders in the Reincorporation Merger and the Acquisition Merger, respectively. Newborn’s initial shareholders and such former Nuvve stockholders are entitled to (i) make a written demand for registration under the Securities Act of all or part of their shares and (ii) exercise “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. Pursuant to the RRA, the Company shall bear the expenses incurred in connection with the filing of any such registration statements. As such, the Company is bearing the expenses incurred in connection with the filing of this Registration Statement.

Other Transactions

Newborn Formation and Initial Public Offering

On May 17, 2019, Newborn sold 1,150,000 ordinary shares to its initial shareholders for an aggregate of $25,000. Newborn subsequently declared a share dividend of 0.25 shares for each outstanding share, resulting in 1,437,500 ordinary shares being outstanding. On February 19, 2020, simultaneously with the closing of its initial public offering, Newborn consummated a private placement of 272,500 private units with its sponsor at a price of $10.00 per unit, generating total proceeds of $2,725,000. In the Business Combination, the Newborn ordinary shares were exchanged for shares of the Company common stock and the Newborn private units were automatically separated into their constituent securities and exchanged for shares of the Company common stock and pre-merger warrants. The Newborn initial shareholders have entered into lock-up agreements, pursuant to which certain shares of the Company common stock and pre-merger warrants held by the initial shareholders will be locked up for six months after the closing, with respect to 50% of such shares and warrants, and for one year, with respect to the remaining 50% of such shares and warrants (subject to certain exceptions contained therein).

The private warrants held by Newborn initial shareholders are identical to the public warrants, except that the private warrants (i) may be exercised on a cashless basis at the holder’s option and (ii) will not be redeemable by the Company, in each case as long as they are held by the sponsor or its permitted transferees. Additionally, because the Newborn private units were issued in a private transaction, the sponsor and its permitted transferees will be allowed to exercise the Company pre-merger warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered ordinary shares.

Intellectual Property Acquisition and Research Activities

On November 7, 2017, Nuvve entered into an IP acquisition agreement with the University of Delaware, a then-beneficial owner of more than 5% of the outstanding the Company common stock. Pursuant to the IP acquisition agreement, the University of Delaware assigned to Nuvve certain of the key patents underlying its V2G technology.

Under the agreement, Nuvve agreed to make certain milestone payments to the University of Delaware in the aggregate amount of up to $7,500,000 based on the achievement of certain substantial commercialization targets.

The IP acquisition agreement terminates upon the later of the date all the milestone payments described above are made and the expiration date of the patents transferred to Nuvve. If the University of Delaware terminates the agreement upon the material breach by Nuvve of certain limited provisions of the IP assignment agreement (which do not include the milestone payment provisions) that is not cured with 45 days after notice from the university, Nuvve will be required to assign the patents back to the university. In the event the University of Delaware notifies Nuvve of a third party’s interest in a region in which the patents are valid, and Nuvve does not within 60 days inform the university that either it intends to address the region pursuant to a commercially reasonable development plan or it intends to enter into a license agreement with an identified third party, Nuvve will be deemed to have granted to the University of Delaware an exclusive sublicensable license to the patents in the unaddressed region.

In addition, on September 1, 2016, Nuvve entered into a research agreement with the University of Delaware, whereby the university performs research activity as specified annually by Nuvve. Under the terms of the agreement, Nuvve pays a minimum of $400,000 annually in equal quarterly installments. For each of the years ended December 31, 2022 and 2021, $400,000 was paid under the research agreement.

System Development in Japan

On July 9, 2018, Nuvve entered into a foundation agreement with TTC, a then-beneficial owner of more than 5% of the outstanding the Company common stock, and on January 9, 2020, Nuvve entered into a system development and license agreement with TTC. Under the foundation agreement, Nuvve develops charger systems incorporating V2G technology for TTC in connection with various projects in Japan. Under the system development and license agreement, Nuvve agreed to develop commercial V2G systems specifically targeted for the Japanese market for TTC and granted TTC an exclusive license to the intellectual property for any such newly developed target V2G systems in Japan. Under the agreements, TTC paid Nuvve fees in the amount of $40,500 and $399,620 during the years ended December 31, 2022 and 2021, respectively.

On October 5, 2020, Nuvve entered into an agreement with TTC whereby Nuvve agreed to reimburse TTC for certain legal fees, up to approximately $96,000, associated with a license agreement between the parties. The reimbursement is payable upon the completion by Nuvve of an equity financing or the completion of the licensing agreement.

Levo Joint Venture

On August 4, 2021, the Company formed the Levo joint venture with Stonepeak and Evolve (together, the “Investors”). Stonepeak is the beneficial owner of more than 5% of the Company’s common stock.

In connection with the Levo joint venture, on August 4, 2021, the Company’s wholly owned operating subsidiary, Nuvve, entered into the Amended and Restated Limited Liability Company Agreement for Levo with the Investors (the “Levo LLCA”); the Company entered into a Development Services Agreement with Levo (the “DSA”); the Company entered into a Parent Letter Agreement with the Investors and Levo (the “PLA”); the Company entered into a Board Rights Agreement with Stonepeak (the “BRA”); and the Company entered into an Intellectual Property License and Escrow Agreement with Levo (the “IP License and Escrow Agreement”).

Levo LLCA

The Levo LLCA governs the affairs of Levo and the conduct of its business.

The membership interests authorized by the Levo LLCA consist of Class A Common Units, Class B Preferred Units, Class C Common Units and Class D Incentive Units. On the Joint Venture Date and the signing of the Levo LLCA, Levo issued 510,000 Class A Common Units to Nuvve, 2,801 Class B Preferred Units to the Investors, and 490,000 Class C Common Units to the Investors. The Investors agreed to pay to Levo an aggregate purchase price of $2,801,000 for the Class B Preferred Units and the Class C Common Units. The Investors will receive additional Class B Preferred Units for each $1,000 in additional capital contributions made by them.

The Class B Preferred Units have an initial liquidation preference of $1,000 per unit and are entitled to cumulative preferred distributions at a rate of 8% of the liquidation preference per annum, payable quarterly. Available cash will be distributed quarterly, first, to the Class B Preferred Unit holders to pay the preferred distributions for such quarter; second, to the Class B Preferred Unit holders to pay all amounts due and unpaid on such units (including accumulated and unpaid preferred distributions); third, until the liquidation preference of the Class B Preferred Units is reduced to $1.00, to both the Class B Preferred Unit holders and the Common Unit holders, with the percentage allocation between them varying based on a leverage ratio; and thereafter, to the Common Unit holders. Distributions on the Class B Preferred Units in excess of the preferred distributions will reduce the liquidation preference of the Class B Preferred Units. Until the completion of the first full twelve fiscal quarters after the Investors have made aggregate capital contributions of at least $50 million, Levo may elect to pay the preferred distributions in cash or in kind.

The Class D Incentive Units are profits interests intended to provide incentives to certain key employees and service providers of Levo, its members and its affiliates. The Class D Incentive Unit holders will receive certain distributions from and after the time that the Class B Preferred Unit holders have received a target return on their investment and the Common Unit holders have received a return of their capital contributions.

At the earliest to occur of August 4, 2028, a fundamental change (which includes, for example, a change of control of the Company or Nuvve, certain changes in ownership of Levo, a sale of all or substantially all of Levo’s assets, or an initial public offering or direct listing of Levo) (a “Fundamental Change”) or a trigger event (which includes, for example, a failure to pay quarterly distributions or a material breach by the Company, Nuvve or their applicable affiliates of such person’s obligations under the transaction documents) (a “Trigger Event”), Stonepeak will have the option to cause Levo to redeem the Class B Preferred Units in whole or in part from time to time at a redemption price equal to the greater of the liquidation preference, a price based on a 12.5% internal rate of return, and a price based on a 1.55 multiple on invested capital.

At any time following the earliest to occur of August 4, 2028 and a Trigger Event, Stonepeak has the right to cause a sale of Levo. In addition, at any time following the earliest to occur of August 4, 2023, the date on which Levo has entered into contracts with third parties to spend at least $500 million in aggregate capital expenditures, and a Trigger Event, Stonepeak has the right to effect an underwritten initial public offering of Levo.

Levo will be managed by a board of managers consisting of nine managers, of whom (i) five will be appointed by Nuvve, (ii) for so long as any Class B Preferred Units remain outstanding or Stonepeak owns at least ten percent or more of the issued and outstanding Common Units, three will be appointed by Stonepeak, and (iii) one will be an independent manager. For so long as Evolve owns more than two percent of the issued and outstanding Common Units, Evolve will have the right to designate one person to act as an observer at all meetings of the board of managers, subject to certain limited exceptions. Certain specified actions will require the approval of at least one of the Stonepeak managers, the representative of the Class B Preferred Unit holders and/or Evolve.

Nuvve and its affiliates are required to present to Levo all investment or business opportunities they become aware of and desire to pursue, to the extent such investment or business opportunities are within the scope of, primarily relate to or compete with, Levo’s business, and shall not pursue any such business opportunity, subject to certain exceptions, during the period ending on the earliest to occur of the funding of the full commitment amount (generally $750 million, subject to increase or decrease in accordance with the Levo LLCA), the end of the commitment period (generally August 4, 2024, subject to reduction or extension in certain circumstances) or a monetization event (including, for example, an underwritten initial public offering or sale of Levo).

The Levo LLCA includes other customary provisions for an agreement of its type, including tag-along rights, a right of first offer on transfers, and drag-along rights.

DSA

Under the DSA, the Company or one of its affiliates will provide certain services to Levo and its subsidiaries, including operational, commercial, research and development, engineering, business development, legal, regulatory, accounting, treasury, and finance services.

As payment for the services, upon conclusion of the initial development period, which commenced on August 4, 2021 and runs through the date that Levo has entered into contracts with third parties to spend at least $25,000,000, in the aggregate, of capital expenditures relating to qualifying business opportunities, Levo will pay the Company an amount equal to 49% of each of the Company’s aggregate total of budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee, in each case, incurred during such initial development period. After the expiration of the initial development period, Levo will pay the Company an amount equal to 100% of its budgeted out-of-pocket and general and administrative expenses allocable to the provision of the services, and a fixed monthly general and administrative fee.

The DSA may be terminated under certain conditions, including by Levo for convenience upon 30 days’ written notice, by either party upon written notice to the other party upon a material uncured breach of the DSA, by the Company on 90 days’ written notice if no business opportunities have been approved during the commitment period under the Levo LLCA, or by either party upon 30 days’ notice following the earliest to occur of the 3rd anniversary of Levo’s initial public offering, the 3rd anniversary of the date the Company ceases to own any Levo equity interests, and the 5th anniversary of the date Nuvve ceases to have the right to designate a majority of Levo’s board of managers.

PLA

The PLA includes, among other provisions, certain restrictive covenants with respect to Levo’s business, including a business opportunities covenant applicable to the Company that is identical to the one in the Levo LLCA described above, and a covenant granting Stonepeak a right of first offer to participate in certain future financing transactions of Levo. In addition, the Company agreed to reimburse each of the Investors for a portion of their out-of-pocket expenses incurred in connection with the due diligence, documentation and negotiation of the agreements.

BRA

Under the BRA, so long as the Investors beneficially own any Class B Preferred Units of Levo or at least 10% of the Company’s common stock, Stonepeak has the right to designate two individuals to act as observers (the “Board Observer”) at all meetings of the Company’s board of directors; however, if there is an Investor Director (as defined below) then serving on the Company’s board, Stonepeak will have the right to appoint one Board Observer instead of two. In addition, for so long as the Investors beneficially own at least 10% of the Company’s common stock, Stonepeak has the right to designate one individual (the “Investor Director”) for appointment as a member of the Company’s board of directors and as a member of one committee of the board of directors (or two committees, if the Investors beneficially own at least 15% of the Company’s common stock, or all committees, if the Investors beneficially own at least 25% of the Company’s common stock). Any such designee must meet certain qualification requirements.

IP License and Escrow Agreement

The IP License and Escrow Agreement provides that (i) all intellectual property of the Company used in Levo’s business will be deposited into escrow, to be released to Levo upon the occurrence of certain specified release events (including, for example, certain circumstances in which the Company ceases to provide the services under the DSA and certain bankruptcy-related events), and (ii) the Company will grant a license to such intellectual property to Levo, which may be exercised solely after the occurrence of one of the specified release events.

If (i) one of the specified release events has occurred, (ii) the Investors have made capital contributions to Levo of at least $1 billion in respect of the Class B Preferred Units or the commitment period has expired, and (iii) the Company and its subsidiaries no longer own any equity interests in Levo, from and after such time and for so long as the license subsists and the intellectual property remains proprietary, Levo shall pay the Company (or its successor) a royalty on all vehicle-to-grid net revenue generated by or on behalf of or otherwise attributable to Levo and its affiliates and sublicensees from assets acquired or developed by Levo and its sublicensees.

Levo Warrants and the Levo SPA

In connection with the signing of the term sheet for the Levo joint venture on May 17, 2021 (the “Letter Agreement”), the Company issued warrants (the “Levo Warrants”) to Stonepeak, which subsequently transferred its Levo Warrants to Stonepeak Rocket Holdings II LP (“Stonepeak II”), and to Evolve, in five separate series, as follows (in each case, with 90% allocated to Stonepeak II and 10% allocated to Evolve):

•        Series B Warrants to purchase 50,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $400.00 per share, which are fully vested upon issuance;

•        Series C Warrants to purchase 25,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

•        Series D Warrants to purchase 25,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $800.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

•        Series E Warrants to purchase 25,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $1,200.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

•        Series F Warrants to purchase 25,000 shares of the Company’s common stock, in the aggregate, at an exercise price of $1,600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The Levo Warrants may be exercised for cash or on a cashless basis. The Levo Warrants expire on May 17, 2031. The Company will not be required to net cash settle the Levo Warrants under any circumstances. The exercise price and number of shares issuable upon exercise of the Levo Warrants are subject to adjustment for changes in the Company’s capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If the Company completes a business combination, the Levo Warrants shall be converted into the right to acquire the property they would have received if the Levo Warrants were exercised prior to such business combination.

In connection with the signing of the Letter Agreement, the Company also entered into a securities purchase agreement (the “Levo SPA”) with Stonepeak (which subsequently transferred its rights under the Levo SPA to Stonepeak II) and Evolve. Under the Levo SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak II and Evolve have an option to purchase, in their sole discretion, up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $2,000.00 per share, with 90% allocated to Stonepeak II and 10% allocated to Evolve. The Levo SPA includes customary representations and warranties, closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may exercise the option on a cashless basis in the event of a change of control of the Company. The purchase price under the Levo SPA is subject to adjustment for any stock dividend, stock split, reverse stock split, reclassification, or similar change in our common stock.

Related Person Policy

The Company’s written related party transaction policy requires the Company’s directors, nominees for director, officers, employees and 5% stockholders, and their immediate family members, to avoid, wherever possible, all related party transactions. Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In addition, the Company’s written code of ethics requires the Company’s directors, officers and employees to avoid conflicts of interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The Company’s audit committee, pursuant to its written charter and related party transaction policy, is responsible for reviewing and approving related-party transactions to the extent the Company enters into such transactions. All ongoing and future transactions between the Company and any of its officers and directors or their respective affiliates shall be approved only if such transactions are on terms believed by the audit committee to be no less favorable to the Company than are available from unaffiliated third parties and such transaction does not constitute a conflict of interest. The audit committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the related party in connection with the approval of the related party transaction. Upon approval by the audit committee, the related party transaction and any conditions thereon will be presented to the Board for approval by a majority of its disinterested independent members.

Prior to entering into the proposed transaction, related parties are required to notify the Company’s Chief Financial Officer of the facts and circumstances of the proposed transaction. Additionally, the Company requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the actual beneficial ownership of our common stock as of December 31, 2023 by:

•        each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock on December 31, 2023;

•        each of our executive officers and directors; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all our common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Outstanding Shares(2)
Directors and Executive Officer
Gregory Poilasne(3)(5)	77,779	6.2%
Ted Smith(4)(5)	30,430	2.4%
David Robson(5)	30,806	2.5%
Angela Strand(6)(7)	2,476	*
H. David Sherman(6)	3,332	*
Jon M. Montgomery(6)	2,254	*
Rashida La Lande(6)(8)	1,831	*
All directors and executive officers (7 individuals)	148,908	11.9%
5% Beneficial Holders
Stonepeak Group(9)	275,000	22.0%
Empery Asset Management, LP(10)	124,627	9.9%
Brown Stone Capital Group(11)	62,314	5.0%
Amistice Capital LLC(12)	100,000	8.0%

____________

*         Less than 1%.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Nuvve Holding Corp., 2488 Historic Decatur Rd., Suite 200, San Diego, California 92106.

(2)      The percentage of beneficial ownership is calculated based on 1,247,512 shares of the Company’s common stock outstanding as of December 31, 2023.

(3)      The beneficial ownership of Mr. Poilasne includes 12,172 shares of the Company’s common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of December 31, 2023, and excludes options to purchase 4,688 shares of the Company’s common stock that will not become exercisable within 60 days of December 31, 2023.

(4)      The beneficial ownership of Mr. Smith includes 12,707 shares of our common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of December 31, 2023, and excludes options to purchase 2,735 shares of our common stock that will not become exercisable within 60 days of December 31, 2023.

(5)      The beneficial ownership of Mr. Robson includes 5,157 shares of the Company’s common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of December 31, 2023, and excludes options to purchase 2,344 shares of the Company’s common stock that will not become exercisable within 60 days of December 31, 2023.

(6)      The beneficial ownership of each of Ms. Strand and La Lande, and Messrs. Montgomery and Sherman excludes 8,771 shares of the Company’s common stock issuable upon the vesting of restricted stock units that will not vest within 60 days of December 31, 2023.

(7)      The beneficial ownership of Ms. Strand includes 222 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of December 31, 2023, and excludes 45 shares of the Company’s common stock issuable upon the exercise of options that will not become exercisable within 60 days of December 31, 2023.

(8)      Ms. La Lande resigned from our board of directors effective as of January 19, 2024.

(9)      Information reported is based on the Schedule 13D filed with the SEC on July 7, 2023 (on an as-adjusted basis), by: (i) Stonepeak GP Investors Holdings LP, a Delaware limited partnership; (ii) Stonepeak GP Investors Upper Holdings LP, a Delaware limited partnership; and (iii) Stonepeak GP Investors Holdings Manager LLC, a Delaware limited liability company (collectively, the “Stonepeak Group”). The amount of shares reported as beneficially owned includes (a) warrants exercisable for shares of Common Stock (“Warrants”), held by Stonepeak Rocket Holdings II LP and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”) and (b) Common Stock issuable to Stonepeak Rocket Holdings II LP and Evolve pursuant to the Securities Purchase Agreement between the Issuer, Evolve and Stonepeak Rocket Holdings LP (who subsequently transferred its rights under the Securities Purchase Agreement to Stonepeak Rocket Holdings II LP). Stonepeak Associates IV LLC is the general partner of Stonepeak Rocket Holdings II LP. Stonepeak GP Investors IV LLC is the sole member of Stonepeak Associates IV LLC. Stonepeak GP Investors Holdings LP is the managing member of Stonepeak GP Investors IV LLC. Stonepeak GP Investors Upper Holdings LP is the general partner of Stonepeak GP Investors Holdings LP. Stonepeak GP Investors Holdings Manager LLC is the general partner of Stonepeak GP Investors Upper Holdings LP. Mr. Michael B. Dorrell is the Chairman, Chief Executive Officer, co-founder and sole member of Stonepeak GP Investors Holdings Manager LLC. The business address of each member of the Stonepeak Group is 55 Hudson Yards, 550 W. 34th St., 48th Floor, New York, NY 10001.

(10)    This amount represents (i) 122,500 shares of common stock; and (ii) 2,127 shares of common stock issuable upon the exercise of pre-funded warrants held by Empery Asset Management, LP. This amount excludes an additional 219,698 shares of common stock issuable upon exercise of additional pre-funded warrants held by Empery Asset Management, LP because the terms of such pre-funded warrants prohibit Empery Asset Management, LP (together with its affiliates) from exercising any portion of the pre-funded warrants to the extent that such holders would beneficially own more than 9.99% of the outstanding shares of common stock immediately after exercise. The business address of Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(11)    Information reported is based solely on the Schedule 13G filed with the SEC on June 9, 2023 (on an as-adjusted basis), on which Brown Stone Capital Limited and its President, Nima Montazeri (together, the “Brown Stone Capital Group”) reported beneficially owning 62,314 shares of common stock and listed their business address as Rear No. 2 Glenthorne Road, London, United Kingdom, N11 3HT.

(12)    This amount represents the shares of the Company’s common stock issuable to Amistice Capital LLC upon exercise of the Company’s warrants. The business address of Amistice Capital LLC is 510 Madison Avenue, New York, NY 10022.

DESCRIPTION OF OUR SECURITIES

We are a Delaware company and our affairs are governed by our amended and restated certificate of incorporation and bylaws, the DGCL and the common law of the State of Delaware.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of amended and restated certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus forms a part.

Securities Offered by Us in this Offering

We are offering 3,035,000 shares of common stock and pre-funded warrants to purchase up to an aggregate of 1,765,000 shares of common stock in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering, together with Series A Warrants to purchase up to 4,800,000 shares of common stock, Series B Warrants to purchase up to 4,800,000 shares of common stock and Series C Warrants to purchase up to 4,800,000 shares of common stock. The Series A Warrants, Series B Warrants, and Series C Warrants are collectively referred to as the “common warrants”. Each Series A Warrant and Series C Warrant has an exercise price of $2.00 per share. Each Series B Warrant has an exercise price of $2.00 per share. The shares of common stock and the common warrants are immediately separable and will be issued separately, but must initially be purchased together in this offering.

Warrants to be Issued as Part of this Offering

Common warrants

The common warrants will be issued in the respective forms filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is subject to and qualified in its entirety by the filed exhibits. You should review a copy of each form of common warrant for a complete description of the terms and conditions applicable to the common warrants.

Pursuant to a warrant agency agreement between us and Continental Stock Transfer and Trust Company, as warrant agent, the common warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The following is a brief summary of the common warrants and is still subject in all respect to the provisions contained in the form of common warrant.

Duration and Exercise Price

Each Series A Warrant and Series C Warrant offered hereby has an initial exercise price per share equal to $2.00. The exercise price of the Series A Warrant and the Series C Warrant will be determined at the time of pricing based on negotiations with the underwriters. Each Series B Warrant offered hereby has an initial exercise price per share equal to $2.00 (representing 100% of the price per share of the common stock sold in the offering). The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

The common warrants will be issued separately from the common stock and pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include (i) a Series A Warrant to purchase one share of common stock, (ii) a Series B Warrant to purchase one share of common stock, and (iii) a Series C Warrant to purchase one share of our common stock.

Exercisability

The Series A Warrants are immediately exercisable and will expire five years following the date of issuance. The Series B Warrants are immediately exercisable and will expire nine months following the date of issuance. The Series C Warrants will become exercisable only to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants issued in this offering. The Series C Warrant will expire nine months following the date of issuance, provided that to the extent and in proportion to a holder of the Series C Warrants exercising its corresponding Series B Warrants issued in this offering, such Series C Warrant will expire five years following the date of issuance. Each series of Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise

If at the time a holder exercises its Series A Warrant or Series C Warrant, a registration statement registering the issuance of common stock underlying the Series A Warrant or Series C Warrants under the Securities Act is not then effective or available, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Series A Warrants or Series C Warrants.

The Series B Warrants may only be exercised for cash.

Certain Adjustments

The exercise price and the number of shares issuable upon exercise of the common warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The common warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the common warrants, unless such holders are utilizing the cashless exercise provision of the common warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the common warrants are exercised.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the common warrants. Additionally, as more fully described in the common warrant, in the event of certain fundamental transactions, the holders of the common warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the common warrants on the date of consummation of such transaction.

Transferability

Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer. A Series B Warrant may not be transferred during its term except with our consent. A Series C Warrant may not be transferred during its term except with our consent; provided that a Series C Warrant may be transferred without our consent after the corresponding Series B Warrant has been exercised, but only to the extent and in proportion to the exercise of such corresponding Series B Warrant. A Series C Warrant that is transferable may be transferred at the option of the holder upon surrender of the Series C Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the common warrants. In addition, we do not intend to apply for the listing of the common warrants on any national securities exchange. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the common warrants may be amended or waived with our written consent and the written consent of the holder.

Pre-Funded warrants

The pre-funded warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is subject to and qualified in its entirety by the filed exhibit. You should review a copy of the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

Duration and Exercise Price

The pre-funded warrants offered hereby will have an exercise price of $0.0001 per share. The pre-funded warrants will be immediately exercisable upon issuance and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The pre-funded warrants will be issued in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the pre-funded warrant, the pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the pre-funded warrants. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the pre-funded warrants may be amended or waived with our written consent and the written consent of the holder.

Underwriter Warrants

The following summary of certain terms and provisions of the Underwriter Warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Underwriter Warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Underwriter Warrant for a complete description of the terms and conditions of the Underwriter Warrant.

Duration and Exercise Price

Each Underwriter Warrant offered hereby will have an initial exercise price equal to the exercise price of the common warrants issued in this offering. The Underwriter Warrants will be immediately exercisable and will expire five years from the commencement of sales in this offering. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Underwriter Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Underwriter Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding stock after exercising the holder’s Underwriter Warrant up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Underwriter Warrants and in accordance with the rules and regulations of the SEC.

Cashless Exercise

If, at the time a holder exercises its Underwriter Warrants, a registration statement registering the issuance of the shares of common stock underlying the Underwriter Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Underwriter Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Underwriter Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

Transferability

Subject to applicable laws, an Underwriter Warrant may be transferred at the option of the holder upon surrender of the Underwriter Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the Underwriter Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Underwriter Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Underwriter Warrants will be extremely limited. We plan to list the common stock issuable upon exercise of the Underwriter Warrants on the Nasdaq Capital Market.

Right as a Stockholder

Except as otherwise provided in the Underwriter Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Underwriter Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Underwriter Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Underwriter Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Underwriter Warrants will be entitled to receive upon exercise of the Underwriter Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Underwriter Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our Board, the holders of the Underwriter Warrants have the right to require us or a successor entity to redeem the Underwriter Warrant for cash in the amount of the Black-Scholes value of the unexercised portion of the Underwriter Warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not approved by our Board, the holders of the Underwriter Warrants have the right to require us or a successor entity to redeem the Underwriter Warrants for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Underwriter Warrant on the date of the consummation of the fundamental transaction.

Authorized and Outstanding Capital Stock

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2023, there were 1,247,512 shares of our common stock outstanding. The number of shares of common stock outstanding also does not include the shares issuable under our warrants, options, equity awards and plans, and other contractual rights to acquire common stock, as described below.

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by shareholders and do not have cumulative voting rights. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors. The holders of our common stock will be entitled to receive dividends, if and when declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of our common stock will have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to our common stock.

If we issue preferred stock, such preferred stock may have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our amended and restated certificate of incorporation grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of our common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of delaying, deterring or preventing a change of control of the Company or an unsolicited acquisition proposal.

Unit Purchase Options

Chardan, the underwriter for Newborn’s initial public offering, and its affiliates, hold unit purchase options to purchase an aggregate of 7,907 units at $460.00 per unit. Each unit consists of 1.1 shares of our common stock and one pre-merger warrant (i.e., the securities into which each Newborn unit was converted in connection with the Reincorporation Merger).

Equity Awards

As of December 31, 2023, under our equity incentive plans, we have (i) outstanding stock options to purchase approximately 77,201 shares of common stock, which have an average remaining life of approximately 7.94 years and a weighted average exercise price of approximately $439.20 per share, and (ii) outstanding restricted stock units which represent the right to receive 10,358 shares of common stock. Furthermore, 52,543 shares of common stock are available for future issuance under the 2020 Plan.

The Levo Transactions

In connection with the signing of the term sheet for the Levo Mobility LLC (“Levo”) joint venture with Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), on May 17, 2021:

•        the Company entered into a stock purchase agreement (the “Levo SPA”) with Stonepeak (which subsequently transferred its rights under the Levo SPA to Stonepeak II) and Evolve; and

•        the Company issued warrants (the “Levo warrants”) to Stonepeak (which subsequently transferred its Levo warrants to Stonepeak Rocket Holdings II LP (“Stonepeak II”)) and Evolve, in five separate series, as described below.

Under the Levo SPA, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve have an option to purchase, in their sole discretion, up to an aggregate of $250 million in shares of our common stock at a purchase price of $2,000.00 per share (with 90% allocated to Stonepeak II and 10% allocated to Evolve).

The Levo warrants were issued in five separate series (in each case, with 90% allocated to Stonepeak II and 10% allocated to Evolve), as follows:

•        Series B Warrants to purchase 50,000 shares of our common stock, in the aggregate, at an exercise price of $400.00 per share, which are fully vested upon issuance;

•        Series C Warrants to purchase 25,000 shares of our common stock, in the aggregate, at an exercise price of $600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures;

•        Series D Warrants to purchase 25,000 shares of our common stock, in the aggregate, at an exercise price of $800.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures;

•        Series E Warrants to purchase 25,000 shares of our common stock, in the aggregate, at an exercise price of $1,200.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures; and

•        Series F Warrants to purchase 25,000 shares of our common stock, in the aggregate, at an exercise price of $1,600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

Subject to the terms of the Levo warrants, a warrant shall be exercisable, at the election of the holder, either in full or from time to time in part during the period commencing on the 180th day after the applicable vesting date and until 5:00 p.m., New York City time, on May 17, 2031. The Levo warrants may be exercised for cash or on a cashless basis. We will not be required to net cash settle the Levo warrants under any circumstances.

In order to exercise all or any of the Levo warrants, a holder must deliver to us (i) the warrants being exercised, (ii) the form of election to exercise provided therein duly filled in and signed and on which the holder may elect to have the exercise of warrants completed on a cashless basis, and (iii) if the holder does not elect to have the exercise of the warrants completed on a cashless basis, payment in full, by wire transfer of immediately available funds to a bank account or accounts to be designated by us, of the exercise for each whole share as to which the warrant is exercised.

If a holder elects to complete an exercise on a cashless basis, the Levo warrants will be converted into shares of common stock pursuant to a cashless exercise, after which we will issue to the holder a number of the shares equal to the result obtained by (i) subtracting the exercise price from the market value on the day immediately preceding the date on which the holder delivers the applicable exercise notice, (ii) dividing the result by such market value, and (iii) multiplying the difference by the number of shares of common stock as to which the Levo warrants are then being exercised. The market value for this purpose is the average VWAP during a 10 consecutive trading day period ending on the trading day immediately prior to the date of determination.

If a holder elects to partially exercise a Levo warrant, the number of shares deliverable upon such partial exercise must be not less than 250 shares.

In the event of a Change of Control (as defined in the Levo warrants) in which we are not the surviving entity (or if we are the surviving entity, but are a subsidiary of a new parent entity), (i) we shall deliver or to cause to be delivered to the holder, in exchange for its outstanding Levo warrants, one or more warrants in the surviving entity or new parent entity, as applicable, that has the same rights, preferences and privileges as the Levo warrants, subject to appropriate adjustments to be made to the number of shares underlying such warrants and the applicable exercise price to reflect any exchange ratio or similar construct applicable in connection with such Change of Control and (ii) notwithstanding any other provision of the Levo warrants, all unvested Levo warrants shall vest and become immediately exercisable immediately prior to the consummation of such Change of Control transaction.

Levo warrants may not be exercised by, or securities issued to, any holder unless the issuance of the common stock is registered under the Securities Act or an exemption from the registration requirements thereunder is available, nor may Levo warrants be exercised by, or securities issued to, any holder in any state in which such exercise or issuance would be unlawful.

The exercise price and number of shares issuable upon exercise of the Levo warrants are subject to adjustment for changes in our capital stock, including stock splits, stock combinations, stock dividends, reclassifications, distributions of purchase rights and distributions of assets. If we complete a business combination, the warrants shall be converted into the right to acquire the property they would have received if the warrants were exercised prior to such business combination.

We shall not be required to issue fractional shares or scrip representing fractional shares on the exercise of Levo warrants. If any fraction of a share would otherwise be issuable on the exercise of any Levo warrants (or specified portion thereof), we shall issue one additional whole share in lieu of such fraction.

We shall maintain a register for registering the record ownership of the Levo warrants by the holders and transfers and exchanges of the warrants. Each Levo warrant will be registered in the name of the holder thereof or its nominee.

Pre-Merger Warrants

Each pre-merger warrant will entitle the holder thereof to purchase one-half (1/2) of one share of our common stock at a price of $460.00 per whole share. We will not issue fractional shares. As a result, a warrant holder must exercise its warrants in multiples of two, at a price of $460.00 per whole share, subject to adjustment, to validly exercise the warrants. The warrants became exercisable upon the completion of the Business Combination and will expire five years after the consummation of the Business Combination, or March 19, 2026. However, except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 90 days from the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise the warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

We may redeem the outstanding pre-merger warrants (excluding the private warrants sold to NeoGenesis Holding Co. Ltd., Newborn’s sponsor, in connection with the consummation of Newborn’s initial public offering), in whole and not in part, at a price of $0.40 per warrant:

•        at any time while the warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of our common stock equals or exceeds $660.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to our common stock underlying the warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each pre-merger warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $660.00 trigger price as well as the 460.00 warrant exercise price per whole share after the redemption notice is issued and not limit our ability to complete the redemption.

If we call the warrants for redemption as described above, our management will have the option to require all pre-merger warrant holders that wish to exercise their warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole warrant for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether we will exercise our option to require all warrant holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The pre-merger warrants are issued in registered form under the pre-merger warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. The pre-merger warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the pre-merger warrants may be adjusted in certain circumstances including in the event of a share capitalizations, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The pre-merger warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of our common stock or any voting rights until they exercise their warrants and receive common stock. After the issuance of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no pre-merger warrants will be exercisable and we will not be obligated to issue common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the pre-merger warrant agreement, we have agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of such warrants. However, we cannot assure you that it will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Holders of the pre-merger warrants may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.99% of our Common Stock issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the pre-merger warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share capitalizations payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Certain Anti-Takeover Provisions of Delaware Law

We have certain anti-takeover provisions in place as follows:

Staggered Board

Our amended and restated certificate of incorporation provides that our board shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.

Because the board is classified, directors may be removed only for cause. Further, our amended and restated certificate of incorporation provides for the removal of directors for cause only by the affirmative vote of at least 66⅔% of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Appointment of Directors

Our amended and restated certificate of incorporation provides that newly created directorships (including those created by the board) or any vacancy on our board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on the board.

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only at the direction of our board of directors, our Chairperson of the Board, or our Chief Executive Officer. The existence of this provision could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders of record seeking to bring business before a special meeting of stockholders, or to nominate candidates for election as directors at a special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary at our principal executive offices not later than the 60th day nor earlier than 90th day prior to the meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and bylaws will provide that any action required or permitted to be a taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board then in office.

Supermajority Voting Requirements

Our amended and restated certificate of incorporation and bylaws require the affirmative vote of holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of our amended and restated certificate of incorporation or to amend our amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

Exclusive Forum Selection

Our amended and restated certificate of incorporation requires that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of we, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of us to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or bylaws (including any right, obligation, or remedy thereunder) or (v) any action asserting a claim against us governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in or amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL under our amended and restated certificate of incorporation. As a result, pursuant to Section 203 of the DGCL, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock (the “acquisition”), except if:

•        the board of directors approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the Business Combination is approved by the board of directors, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if the board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

See “Management — Limitation on Liability and Indemnification of Directors and Officers.”

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Securities

Our common stock and pre-merger warrants are listed on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through the underwriter listed below. The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased. Craig-Hallum Capital Group LLC is the sole underwriter.

Underwriter	Number of Shares and common warrants	Number of Pre-Funded Warrants and common warrants
Craig-Hallum Capital Group LLC	3,035,000	1,765,000
Total	3,035,000	1,765,000

The underwriter has advised us that they propose to offer the shares of common stock to the public at a price of $2.00 per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.084 per share. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The shares sold in this offering are expected to be ready for delivery on or about February 2, 2024, against payment in immediately available funds.

The table below summarizes the underwriting discounts that we will pay to the underwriter. In addition to the underwriting discount, we have agreed to reimburse up to $100,000 of the fees and expenses of the underwriter, which includes the fees and expenses of counsel to the underwriter, in connection with this offering. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between us and the underwriter.

	Per Share and common warrants	Per Pre-Funded Warrant and common warrants	Total
Public offering price	$2.00	$1.9999	$9,599,823.50
Underwriting discounts and commissions(1)	$0.14	$0.139993	$671,987.65
Proceeds, before expenses, to us	$1.86	$1.85991	$8,927,835.86

____________

(1)      The underwriter shall receive an underwriting discount of 7.0% of the aggregate gross proceeds hereunder.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $800,000. This includes $100,000 of fees and expenses of the underwriter which are payable by us.

Lock-Up Agreements

We have agreed to not sell any shares of our common stock, or any securities convertible into or exercisable or exchangeable into shares of common stock, subject to certain exceptions, for a period of 90 days after the closing of this offering unless we obtain prior written consent of the underwriter. Consent may be given at any time without public notice, and the underwriter may consent in their sole discretion. In addition, each of our directors and executive officers has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, subject to certain limited circumstances, our directors and officers may not sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus without first obtaining the written consent of the underwriter.

This consent may be given at any time without public notice, and the underwriter may consent in its sole discretion. In addition, we have agreed not enter into variable rate financings for a period of one year following the closing date of this offering.

Underwriter Warrants

We have also agreed to issue to the representative or its designees at the closing of this offering, warrants to purchase a number of shares of common stock equal to 5.0% of the number of shares sold in the offering, including the number of shares of common stock underlying the Pre-Funded Warrants, and the number of shares of common stock underlying the Series B Warrants. The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, during the five year period beginning from the commencement of sales in this offering. The Underwriter Warrants will be exercisable at the same exercise price and terms of any warrants issued to investors in this offering. The Underwriter Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Pursuant to FINRA Rule 5110(g), the Underwriter Warrants and any shares issued upon exercise thereof will not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales in this offering, except: (i) the transfer of any security by operation of law or by reason of our reorganization; (ii) the transfer of any security to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) the transfer of any security if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) the transfer of any security that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Tail

We have also agreed to pay the underwriter a tail fee equal to 7.0% of the total gross proceeds received by us from any investor who was introduced to us by the underwriter during the term of its engagement, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction during the term of the engagement with the underwriter or within six (6) months following the expiration or termination of the engagement with the underwriter.

Right of First Refusal

We have granted the underwriter a right of first refusal, for a period commencing after the closing of this offering and ending on the date on which the Series B Warrants are no longer outstanding, to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing in which we decide to raise funds by means of a solicitation of any of the Series B Warrants.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions. Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Other Relationships

The underwriter and its respective affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectus supplements electronically. Other than the prospectus supplement in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “NVVE.”

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by BakerHostetler LLP, Los Angeles, California. The Underwriter has been represented in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nuvve Corporation as of December 31 2022, and for the year then ended, included in this Registration Statement on Form S-1 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements of Nuvve Holding Corp. as of and for the year ended December 31, 2021, included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.nuvve.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
Nuvve Holding Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Nuvve Holding Corp. and subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operation and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses negative cash flows from operations, and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Diego, CA

March 31, 2023 (January 25, 2024, as to the effects of the reverse stock split described in Notes 1 and 11)

We have served as the Company’s auditor since 2022.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Nuvve Holding Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Nuvve Holding Corp. (the “Company”) as of December 31, 2021, the related consolidated statement of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Diego, California

March 31, 2022, except for the previously disclosed adjustments to 2021,

as to which the date is March 30, 2023, and the effects of the 1-for-40 reverse stock split described in Note 1, as to which the date is January 25, 2024

We served as the Company’s auditor from 2018 to 2022.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash	$15,753,896	$32,360,520
Restricted cash	480,000	380,000
Accounts receivable, net	1,121,694	1,886,708
Inventories	11,551,831	11,118,188
Prepaid expenses and other current assets	2,942,145	1,036,645
Total Current Assets	31,849,566	46,782,061

Property and equipment, net	636,944	356,194
Intangible assets, net	1,341,640	1,481,077
Investment in equity securities	1,670,951	670,951
Investment in leases	97,054	—
Right-of-use operating lease assets	5,305,881	3,483,042
Financing receivables	288,872	138,161
Security deposit, long-term	8,682	3,057
Total Assets	$41,199,590	$52,914,543

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,390,422	$5,738,873
Accrued expenses	3,347,399	2,874,018
Deferred revenue	1,221,497	719,771
Operating lease liabilities – current	824,326	41,513
Other liabilities	113,844	110,574
Total Current Liabilities	7,897,488	9,484,749

Operating lease liabilities – noncurrent	5,090,170	3,441,642
Warrants liability	220,884	9,543,000
Derivative liability – non-controlling redeemable preferred shares	359,225	511,948
Other long-term liabilities	393,179	18,860
Total Liabilities	13,960,946	23,000,199

Commitments and Contingencies
Mezzanine equity
Redeemable non-controlling interests, preferred shares, zero par value, 1,000,000 shares authorized, 3,138 shares issued and outstanding at December 31, 2022 and December 31, 2021; aggregate liquidation preference of $3,464,606 and $3,200,760 at December 31, 2022 and December 31, 2021, respectively.	3,547,765	2,901,899
Class D Incentive units, zero par value, 1,000,000 units authorized, 250,000 units issued and outstanding at December 31, 2022	445,479	—
Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; zero shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 and 30,000,000 shares authorized; 606,804 and 471,528 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	2,427	1,888
Additional paid-in capital	144,073,505	122,336,607
Accumulated other comprehensive income	76,182	113,446
Accumulated deficit	(116,956,528)	(92,937,863)
Nuvve Holding Corp. Stockholders’ Equity	27,195,586	29,514,078
Non-controlling interests	(3,950,186)	(2,501,633)
Total Stockholders’ Equity	23,245,400	27,012,445
Total Liabilities, Mezzanine equity and Stockholders’ Equity	$41,199,590	$52,914,543

The accompanying notes are an integral part of these consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2022	2021
Revenue
Products and services	$4,913,956	$2,920,627
Grants	459,427	1,270,138
Total revenue	5,373,383	4,190,765
Operating expenses
Cost of product and service revenue	4,196,788	2,002,197
Selling, general, and administrative	30,115,571	22,896,125
Research and development	7,976,568	6,524,245
Total operating expenses	42,288,927	31,422,567

Operating loss	(36,915,544)	(27,231,802)
Other income (expense)
Interest income (expense)	134,579	(585,157)
Financing costs	—	(46,754,794)

Change in fair value of warrants liability	11,986,462	(312,400)
Change in fair value of derivative liability	152,723	(14,342)
Other, net	85,074	282,183
Total other income (expense), net	12,358,838	(47,384,510)
Loss before taxes	(24,556,706)	(74,616,312)
Income tax expense	800	1,000
Net loss	$(24,557,506)	$(74,617,312)
Less: Net loss attributable to non-controlling interests	(538,841)	(2,138,272)
Net loss attributable to Nuvve Holding Corp.	$(24,018,665)	$(72,479,040)
Less: Preferred dividends on redeemable non-controlling interests	263,846	101,856
Less: Accretion on redeemable non-controlling interests preferred shares	645,866	261,505
Net loss attributable to Nuvve Holding Corp. common stockholders	$(24,928,377)	$(72,842,401)

Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(47.55)	$(174.95)

Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	524,297	416,362

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years Ended December 31,
	2022	2021
Net loss	$(24,557,506)	$(74,617,312)
Other comprehensive (loss) income, net of taxes
Foreign currency translation adjustments, net of taxes	(37,264)	191,287
Total Comprehensive loss	$(24,594,770)	$(74,426,025)
Less: Comprehensive loss attributable to non-controlling interests, net taxes	(538,841)	(2,138,272)
Comprehensive loss attributable to Nuvve Holding Corp.	$(24,055,929)	$(72,287,753)
Less: Preferred dividends on redeemable non-controlling interests	(263,846)	(101,856)
Less: Accretion on redeemable non-controlling interests preferred shares	(645,866)	(261,505)
Comprehensive loss attributable to Nuvve Holding Corp. common stockholders	$(23,146,217)	$(71,924,392)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling Interests	Total
	Shares	Amount	Shares	Amount
Balances December 31, 2021, as previously reported	16,789,088	1,679	654,053	2,616	19,650,659	(77,841)	(20,458,823)	—	(881,710)
Conversion of shares due to merger capitalization	(16,789,088)	(1,679)	(425,978)	(1,704)	3,383	—	—	—	—
Balances December 31, 2021, effect of reverse recapitalization (refer to Note 2)	—	—	228,075	912	19,654,041	(77,841)	(20,458,823)	—	(881,710)
Beneficial conversion feature – convertible debenture	—	—	—	—	427,796	—	—	—	427,796
Conversion of convertible debenture	—	—	13,604	54	3,999,381	—	—	—	3,999,435
Repurchase of common stock from EDF	—	—	(15,000)	(60)	(5,999,940)	—	—	—	(6,000,000)
Assumption of private warrant liability from Newborn	—	—	—	—	(1,253,228)	—	—	—	(1,253,228)
Merger recapitalization, net of share redemption of $18,629 and issuance costs of $5,979,675	—	—	201,510	806	51,484,821	—	—	—	51,485,627
Placement agent fee paid in common stock	—	—	5,213	21	2,085,299	—	—	—	2,085,320
PIPE offering, less issuance costs of $2,500	—	—	35,625	143	14,247,357	—	—	—	14,247,500
Notice of exercise of put option	—	—	—	—	(2,000,000)	—	—	—	(2,000,000)
Buyback of shares related to exercise of put option	—	—	(3,363)	(13)	13	—	—	—	—
Issuance of warrants to Stonepeak and Evolve	—	—	—	—	22,310,574	—	—	—	22,310,574
Issuance of options to purchase shares of common stock to Stonepeak and Evolve	—	—	—	—	12,584,000	—	—	—	12,584,000
Exercise of stock options	—	—	5,864	25	576,503	—	—	—	576,528
Stock-based compensation	—	—	—	—	4,219,989	—	—	—	4,219,989
Currency translation adjustment	—	—	—	—	—	191,287	—	—	191,287
Preferred dividends – non-controlling interest	—	—	—	—	—	—	—	(101,856)	(101,856)
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	—	—	(261,505)	(261,505)
Net loss	—	—	—	—	—	—	(72,479,040)	(2,138,272)	(74,617,312)
Balances December 31, 2021	—	—	471,528	1,888	122,336,607	113,446	(92,937,863)	(2,501,633)	27,012,445
Exercise of stock options and vesting of restricted stock units	—	—	12,091	47	245,676	—	—	—	245,723
Stock-based compensation	—	—	—	—	5,328,492	—	—	—	5,328,492
Proceeds from forward option put exercise	—	—	3,363	13	1,994,059	—	—	—	1,994,072
Proceeds from common stock offering, net of offering costs	—	—	19,822	79	3,763,417	—	—	—	3,763,496
Proceeds from Direct Offering, net of offering costs	—	—	53,750	215	10,405,254	—	—	—	10,405,469
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	—	—	(645,866)	(645,866)
Preferred dividends – non-controlling interest	—	—	—	—	—	—	—	(263,846)	(263,846)
Issuance of Common Shares related to Warrants	—	—	46,250	185	—	—	—	—	185
Currency translation adjustment	—	—	—	—	—	(37,264)	—	—	(37,264)
Net loss	—	—	—	—	—	—	(24,018,665)	(538,841)	(24,557,506)
Balances December 31, 2022	—	—	606,804	$2,427	$144,073,505	$76,182	$(116,956,528)	$(3,950,186)	$23,245,400

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2022	2021
Operating activities
Net loss	$(24,557,506)	$(74,617,312)
Adjustments to reconcile to net loss to net cash used in operating activities
Depreciation and amortization	289,536	167,558
Share-based compensation	5,234,878	4,219,989
Financing costs	—	46,771,276
Beneficial conversion feature on convertible debenture	—	427,796
Accretion of discount on convertible debenture	—	116,147
Change in fair value of warrants liability	(11,986,462)	312,400
Change in fair value of derivative liability	(152,723)	—
Loss on disposal of asset	—	1,326
Gain on extinguishment of PPP Loan	—	(492,100)
Noncash lease expense	421,183	3,636
Change in operating assets and liabilities
Accounts receivable	763,302	(887,697)
Inventory	(433,644)	(10,065,710)
Prepaid expenses and other assets	(2,072,001)	(693,756)
Accounts payable	(3,346,937)	2,780,890
Accrued expenses	1,340,918	2,138,574
Deferred revenue	417,481	626,265
Net cash used in operating activities	(34,081,975)	(29,190,718)
Investing activities
Proceeds from sale of property and equipment	—	7,649
Purchase of property and equipment	(438,045)	(273,124)
Investments in equity securities	(1,000,000)	—
Net cash used in investing activities	(1,438,045)	(265,475)
Financing activities
Proceeds from Newborn Escrow Account	—	58,184,461
Redemption of Newborn shares	—	(18,629)
Issuance costs related to reverse recapitalization and PIPE offering	—	(3,970,657)
Proceeds from PIPE offering	—	14,250,000
Repayment of Newborn sponsor loans	—	(487,500)
Repurchase of common stock from EDF	—	(6,000,000)
Newborn cash acquired	—	50,206
Purchase of stock from investor	—	(2,000,000)
Payment of financing costs	—	(1,000,000)
Payment of finance lease obligations	(9,691)	(5,839)
Proceeds from forward option put exercise	1,994,073	—
Proceeds from exercise of pre-funded warrants related to Direct Offering	185	—
Proceeds from Direct Offering of common stock, net of offering costs	13,069,815	—
Proceeds from common stock offering, net of offering costs	3,763,494	—
Proceeds from exercise of stock options	245,748	576,528
Issuance Costs Related to Preferred Stock	—	(2,956,248)
Issuance of Redeemable Preferred Stock	—	3,138,000
Payment of Preferred Stock dividends	—	(39,096)
Net cash provided by financing activities	19,063,624	59,721,226
Effect of exchange rate on cash	(50,228)	199,592
Net increase in cash and restricted cash	(16,506,624)	30,464,625
Cash and restricted cash at beginning of year	32,740,520	2,275,895
Cash and restricted cash at end of year	$16,233,896	$32,740,520

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,
	2022	2021
Supplemental Disclosure of cash information:
Cash paid for income taxes	$—	$800

Supplemental Disclosure of Noncash Financing Activity
Conversion of preferred stock to common stock	$—	$1,679
Conversion of debenture and accrued interest to common shares	$—	$3,999,435
Conversion of shares due to reverse recapitalization	$—	$3,383
Issuance of common stock for merger success fee	$—	$2,085,299
Non-cash merger transaction costs	$—	$2,085,299
Accrued transaction costs related to reverse recapitalization	$—	$189,434
Issuance of private warrants	$—	$1,253,228
Forgiveness of PPP Loan	$—	$492,100
Issuance of Stonepeak and Evolve warrants	$—	$30,234,000
Issuance of Stonepeak and Evolve options	$—	$12,584,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Description of Business

(a) Description of Business

Nuvve Holding Corp., a corporation headquartered in San Diego, California (the “Company” or “Nuvve”), formerly known as NB Merger Corp., was founded on November 10, 2020 under the laws of the State of Delaware. On March 19, 2021, the Company (at the time known as NB Merger Corp.) acquired the outstanding shares of Nuvve Corporation (“Nuvve Corp.”), and the Company changed its name to Nuvve Holding Corp. (See Business Combination below).

The Company owns 100% of Nuvve Corporation, a Delaware corporation headquartered in San Diego, California (“Nuvve Corp.”), which was founded on October 18, 2010, to develop and commercialize Vehicle to Grid (“V2G”) technology. Nuvve has developed a proprietary V2G technology, including the Company’s Grid Integrated Vehicle (“GIVe™”) cloud-based software platform, that enables it to link multiple electric vehicle (“EV”) batteries into a virtual power plant (“VPP”) to provide bi-directional energy to the electrical grid in a qualified and secure manner. The VPP can generate revenue by selling or making available to utility companies excess energy when the price is relatively high or buying energy when the price is relatively low. The V2G technology may allow energy users to reduce energy peak consumption and enable utilities to reduce the required internally generated peak demand. This V2G technology was initially developed in 1996 by Dr. Willett Kempton, Ph.D., at the University of Delaware and is now being deployed for commercial use as a part of the management of fleets of electric vehicles, including buses. Nuvve’s technology is patent protected. Nuvve’s first commercial operation was proven in Copenhagen in 2016. Since then, Nuvve has established operations in the United States, the United Kingdom, France, and Denmark. In addition to Nuvve’s algorithms and software, Nuvve provides complete V2G solutions to its customers, including V2G bi-directional chargers which are preconfigured to work with Nuvve’s GIVe platform. The Company’s technology is compatible with several charger manufacturers both in Direct Current (“DC”) (such as CHAdeMO, a DC charging standard for electric vehicles, enabling seamless communication between the vehicle and the charger) and Alternative Current (“AC”) mode.

(b) Reverse Stock Split

At the Company’s Special Meeting of Stockholders held on January 5, 2024, the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s common stock, at a ratio within the range of 1-for-2 to 1-for-40. The Board approved a 1-for-40 reverse split ratio, and on January 19, 2024, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware to effect the reverse split effective January 19, 2024. The reverse stock split is also applicable to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable are adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans. The reverse stock split did not affect the number of authorized shares of the Company’s common stock or the par value of the common stock. All issued and outstanding common stock, options to purchase common stock, warrants to purchase common stock and per share amounts contained in the consolidated financial statement have been retroactively adjusted to reflect the reverse stock split for all periods presented.

(c) Structure of the Company

Nuvve has two wholly owned subsidiaries, Nuvve Corp. and Nuvve Pennsylvania LLC. Nuvve Corp. has four wholly owned subsidiaries: (1) Nuvve Denmark ApS, (“Nuvve Denmark”), a company registered in Denmark, (2) Nuvve SaS, a company registered in France, (3) Nuvve KK (Nuvve Japan), a company registered in Japan, and (4) Nuvve LTD, a company registered in United Kingdom. Nuvve Norway, a company registered in Norway is a branch of Nuvve Denmark.

On August 4, 2021, the Company formed Levo Mobility LLC, a Delaware limited liability company (“Levo”), with Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”). Levo is a consolidated entity of the Company. Please see Note 2 for the principles of consolidation.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Description of Business (cont.)

Levo is a sustainable infrastructure company focused on rapidly advancing the electrification of transportation by funding V2G enabled EV fleet deployments. Levo utilizes Nuvve’s V2G technology and committed capital from Stonepeak and Evolve to offer Fleet-as-a-Service (“FaaS”) for school buses, last-mile delivery, ride hailing and ride sharing, municipal services, and more to eliminate the primary barriers to EV fleet adoption including large upfront capital investments and lack of expertise in securing and managing EVs and associated charging infrastructure.

Levo’s turnkey solution simplifies and streamlines electrification, can lower the total cost of EV operation for fleet owners, and supports the grid when the EVs are not in use. For a fixed monthly payment with no upfront cost, Levo will provide the EVs, such as electric school buses, charging infrastructure powered by Nuvve’s V2G platform, EV and charging station maintenance, energy management, and technical advice.

Levo initially focuses on electrifying school buses, providing associated charging infrastructure, and delivering V2G services to enable safer and healthier transportation for children while supporting carbon dioxide emission reduction, renewable energy integration, and improved grid resiliency.

Note 2 — Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The Business Combination between Newborn, a Special Purpose Acquisition Company (“SPAC”), the Company, prior to the Business Combination a wholly owned subsidiary of Newborn, and Nuvve Corp., prior to the Business Combination a privately held operating company, pursuant to which the Company acquired the outstanding shares of Nuvve Corp. (see Business Combination below) was accounted for as a reverse recapitalization in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, Newborn was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Nuvve Corp. issuing stock for the net assets of Newborn, accompanied by a recapitalization. The net assets recorded from Newborn are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Nuvve Corp. The shares and corresponding capital amounts and earnings per share available for common stockholders prior to the Business Combination have been retroactively restated to reflect the exchange ratio established in the Business Combination.

In accordance with the related Going Concern accounting standards, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the that the consolidated financial statements are issued. Since inception, the Company has incurred recurring losses and negative cash flows from operations and has an accumulated deficit of $117.0 million and $92.9 million as of December 31, 2022 and December 31, 2021, respectively. During the years ended December 31, 2022 and December 31, 2021, the Company incurred an operating loss of $36.9 million and $27.2 million, respectively, and used $34.1 million and $29.2 million, respectively, of cash in operations. The Company continues to expect to generate operating losses and negative cash flows and may need additional funding to support its planned operating activities through profitability. The transition to profitability is dependent upon the successful expanded commercialization of the Company’s GIVe platform and the achievement of a level of revenues adequate to support its cost structure.

Management plans to fund current operations through increased revenues and if required cash saving measures and or raising additional capital. Management’s expectations with respect to the Company’s ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. There is an inherent risk that the Company may not achieve such financial projections and if so, cash outflows could be higher than currently anticipated. Should this occur, management plans to implement cash saving measures during this time period, including reductions in discretionary expenses related to consultants, travel, personnel, and personnel-related costs. If necessary, management believes it can raise additional capital through its at-the-market offering agreement. However, as such plans are not solely within management’s control management cannot conclude as of the date of this filing that the plans are probable of being successfully implemented and as such has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for twelve months from the date of issuance of our financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

(b) Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company, its wholly owned subsidiaries and its consolidated variable interest entity. All intercompany accounts and transactions have been eliminated upon consolidation.

Variable Interest Entities

Pursuant to the consolidation guidance, the Company first evaluates whether it holds a variable interest in an entity in which it has a financial relationship and, if so, whether or not that entity is a variable interest entity (“VIE”). A VIE is an entity with insufficient equity at risk for the entity to finance its activities without additional subordinated financial support or in which equity investors at risk lack the characteristics of a controlling financial interest. If an entity is determined to be a VIE, the Company evaluates whether the Company is the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and economics. The Company concludes that it is the primary beneficiary and consolidates the VIE if the Company has both (i) the power to direct the activities of the VIE that most significantly influence the VIE’s economic performance, and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

The Company formed Levo with Stonepeak and Evolve, in which the Company owns 51% of Levo’s common units. The Company has determined that Levo is a VIE in which the Company is the primary beneficiary. Accordingly, the Company consolidates Levo and records a non-controlling interest for the share of the entity owned by Stonepeak and Evolve.

Assets and Liabilities of Consolidated VIEs

The Company’s consolidated financial statements include the assets, liabilities and results of operations of VIEs for which the Company is the primary beneficiary. The other equity holders’ interests are reflected in “Net loss attributable to non-controlling interests” in the consolidated statements of operations and “Non-controlling interests” in the consolidated balance sheets. See Note 18 for details of non-controlling interests. The Company began consolidating the assets, liabilities and results of operations of Levo during the quarter ended September 30, 2021.

The creditors of the consolidated VIE do not have recourse to the Company other than to the assets of the consolidated VIEs. The following table summarizes the carrying amounts of Levo assets and liabilities included in the Company’s consolidated balance sheets:

	December 31, 2022	December 31, 2021
Assets
Cash	$27,629	$28,446
Prepaid expenses and other current assets	59,794	—
Total Assets	$87,423	$28,446

Liabilities
Accounts payable	$8,165	$—
Accrued expenses and dividend payable	336,713	$116,754
Derivative liability – non-controlling redeemable preferred shares	359,225	511,948
Total Liabilities	$704,103	$628,702

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

(c) Redeemable Non-Controlling Interest — Mezzanine Equity

Redeemable non-controlling interest represents the shares of the preferred stock issued by Levo to Stonepeak and Evolve (the “preferred shareholders”), who own 49% of Levo common units. The preferred stock is not mandatorily redeemable or currently redeemable, but it could be redeemable with the passage of time at the election of Levo, the preferred shareholders or a trigger event as defined in the preferred stock agreement. As a result of the contingent put right available to the preferred shareholders, the redeemable non-controlling interests in Levo are classified as mezzanine equity in the Company’s consolidated balance sheets as mezzanine equity. The initial carrying value of the redeemable non-controlling interest is reported at the initial proceeds received on issuance date, reduced by the fair value of embedded derivatives resulting in an adjusted initial carrying value. The adjusted initial carrying value is further adjusted for the accretion of the difference with the redemption price value using the effective interest method. The accretion amount is a deemed dividend recorded against retained earnings or, in its absence, to additional-paid-in-capital. The carrying amount of the redeemable non-controlling interest is measured at the higher of the carrying amount adjusted each reporting period for income (or loss) attributable to the non-controlling interest, or the carrying amount adjusted each reporting period by the accretion amount. See Note 18 for details.

(d) Non-controlling interests

The Company presents non-controlling interests as a component of equity on its consolidated balance sheets and reports the portion of its earnings or loss for non-controlling interest as net earnings or loss attributable to non-controlling interests in the consolidated statements of operations.

Profits Interests Units (Class D Incentive Units)

In April 2022, Levo issued Class D Incentive Units to certain key employees in the form of profits interests within the meaning of the Internal Revenue Service (“Profits Interests”). Any future distributions under the Profits Interests will only occur once distributions made to all other member units exceed a threshold amount. The Company performed an analysis of the key features of the Profits Interests to determine whether the nature of the Profits Interests are (a) an equity award which should be accounted for under ASC 718, Compensation — Stock Compensation or (b) a bonus arrangement which should be accounted for under ASC 710, Compensation — General. Based on the features of the Profits Interests, the awards are considered stock compensation to be accounted for as equity. Accordingly, compensation expense for the Profits Interests will be recognized over the vesting period of the awards.

(e) Business Combination

The Company is party to a merger agreement (as amended, the “Merger Agreement”), dated as of November 11, 2020 and amended as of February 20, 2021, by and among Newborn, a Cayman Islands company, the Company, a Delaware corporation and prior to the Business Combination a wholly owned subsidiary of Newborn, Nuvve Merger Sub Inc., a Delaware corporation and prior to the Business Combination a wholly-owned subsidiary of the Company (the “Merger Sub”), Nuvve Corp., a Delaware corporation, and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corp.

On March 16, 2021, Newborn held an extraordinary general meeting of its shareholders, at which Newborn’s shareholders approved the Business Combination, along with certain other related proposals.

On March 19, 2021 (the “Closing Date”), the parties consummated the Business Combination. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) Newborn reincorporated to the State of Delaware by merging with and into the Company, with the Company surviving as the publicly-traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, Merger Sub merged with and into Nuvve, with Nuvve surviving as a wholly-owned subsidiary of the Company (the “Acquisition Merger”).

Immediately prior to the effectiveness of the Reincorporation Merger and the Acquisition Merger, the Company filed its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, pursuant to which, among other things, the Company changed its name to “Nuvve Holding Corp.” and adopted certain other changes that the Company’s Board of Directors deemed appropriate for an operating public company.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

In connection with the entry into the Merger Agreement, on November 11, 2020, Newborn entered into subscription agreements (the “Subscription Agreements”) with certain accredited Private Investment in Public Equity investors (the “PIPE Investors”), under which, immediately before the closing of the Business Combination, the PIPE Investors purchased 35,625 ordinary shares of Newborn, at a purchase price of $400.00 per share, for an aggregate purchase price of $14,250,000 in a private placement (the “PIPE”). The PIPE Investors also received warrants to purchase 33,844 ordinary shares of Newborn (the “PIPE Warrants”) that were identical to Newborn’s other outstanding warrants.

Also, on November 11, 2020, Nuvve Corp. entered into a bridge loan agreement with an accredited investor, under which, on November 17, 2020, the investor purchased a $4,000,000 6% Senior Secured Convertible Debenture from Nuvve Corp. (the “Bridge Loan”), which automatically converted into shares of Nuvve Corp.’s common stock immediately before the closing of the Business Combination.

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities, and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the PIPE Investors) were converted into a like number of equivalent securities of the Company, except that each of Newborn’s rights was converted automatically into one-tenth of one share of the Company’s common stock in accordance with its terms.

Upon the closing of the Acquisition Merger, each share of Nuvve Corp.’s common stock outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve Corp.’s preferred stock and upon conversion of the Bridge Loan as described above) automatically was converted into approximately 0.005310076 shares (the “Closing Exchange Ratio”) of the Company’s common stock, for an aggregate of 228,075 shares of the Company’s common stock. Each outstanding option to purchase Nuvve Corp.’s common stock (“Nuvve Options”) was assumed by the Company and converted into an option to purchase a number of shares of the Company’s common stock equal to the number of shares of Nuvve Corp.’s common stock subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of 32,590 shares of the Company’s common stock, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio.

The Closing Exchange Ratio was determined by taking (i) a number of shares of the Company’s common stock equal to (A) the Closing Merger Consideration (as defined below), divided by (B) $400.00 per share, and dividing it by (ii) the sum of (x) the total number of shares of Nuvve Corp.’s common stock outstanding as of immediately prior to closing (including the shares issued upon conversion of Nuvve Corp.’s preferred stock, but excluding the shares issued upon conversion of the Bridge Loan) and (y) the total number of shares of Nuvve Corp.’s common stock issuable upon exercise of Nuvve Options outstanding immediately prior to the closing. The “Closing Merger Consideration” was determined by taking $100,000,000, subtracting the amount of Nuvve Corp.’s indebtedness for borrowed money as of the closing of the Acquisition Merger (excluding Payroll Protection Program loans eligible for forgiveness), which was zero, and adding the aggregate exercise price of the Nuvve Options outstanding as of the date of the Merger Agreement or granted prior to the closing of the Acquisition Merger, which was $4,265,785.

Additionally, the former stockholders of Nuvve Corp. would have been entitled to receive up to 4.0 million earn-out shares of the Company’s common stock if, for the year ended December 31, 2021, the Company’s revenue equaled or exceeded $30,000,000. The former Nuvve Corp. stockholders would have been entitled to a portion of the earn-out shares only if they continued to hold their shares of the Company’s common stock received in the Acquisition Merger through the earn-out payment date. As the Company’s target revenue of $30,000,000 for the year ended December 31, 2021 was not met, the former stockholders of Nuvve Corp. were not entitled to receive up to the 4.0 million earn-out shares of the Company’s common stock.

Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between the Company and EDF Renewables, Inc. (“EDF Renewables”), a former stockholder of Nuvve Corp. and the owner of more than 5% of the Company’s common stock, immediately after the closing, the Company repurchased 15,000 shares of the Company’s common stock from EDF Renewables at a price of $400.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of the Company’s common stock back to the Company at a price per share of $594.80 (the average closing price over the five preceding trading days). The share repurchase was completed on April 26, 2021 (see Note 11).

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Pursuant to a letter agreement dated April 23, 2021, the Company’s Chief Executive Officer and Chief Operating Officer committed to purchase from the Company, and the Company committed to sell to them, 3,362 shares of the Company’s common stock for $594.80 per share or a total of $2,000,000. As of June 30, 2022, Nuvve’s Chief Executive Officer and Chief Operating Officer had fulfilled their obligations and had purchased from Nuvve a total of 3,362 shares of the Company’s common stock for $594.80 per share or a total of approximately $2,000,000.

As agreed between the parties to the Merger Agreement, immediately following the closing of the Acquisition Merger, the Company’s board of directors consisted of seven directors. A majority of the directors qualified as independent directors under rules of Nasdaq.

In Newborn’s initial public offering, Newborn issued 143,750 units at $400.00 per unit. Each unit issued in the initial public offering consisted of one ordinary share, one warrant to purchase one-half of an ordinary share (the “Public Warrant”), and one right automatically convertible into one-tenth of an ordinary shares upon completion of an initial business combination. Concurrently with the initial public offering, Newborn sold to its sponsor 6,813 units at $400.00 per unit in a private placement. Each unit in the private placement consisted of one ordinary share, one warrant to purchase one-half of an ordinary share (the “Private Warrant”), and one right automatically convertible into one-tenth of an ordinary share upon completion of an initial business combination. Newborn received net proceeds of approximately $57,989,380 from the public and private units. Upon closing of the initial public offering and the private placement, $57,500,000 was placed by Newborn in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). On the Closing Date of the Business Combination, the balance in the Trust Account was $58,471,961. After the closing of the Business Combination, and other transactions described above, including payment of $18,630 for redemptions of ordinary shares by Newborn stockholders, payment of transaction costs of $3,702,421, repayment of loans made by Newborn’s sponsor to Newborn of $487,500, repurchase of $6,000,000 in common shares held by EDF Renewables, and transfer into an escrow account with Silicon Valley Bank of $495,000 to cover the balance of the Company’s PPP Loan payable, the Company received total net proceeds from the Trust Account in cash of $47,768,410.

Also on March 19, 2021, the PIPE closed, and the Company received cash proceeds, net of $2,500 of transaction costs, of $14,247,500.

(f) Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies (“EGC”) to delay adoption of new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The Company qualifies as an EGC. The JOBS Act provides that an EGC can elect to opt-out of the extended transition period and comply with the requirements that apply to non-EGCs, but any such election to opt-out is irrevocable. The Company has elected not to opt-out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This different adoption timing may make a comparison of the Company’s financial statements with another public company which is neither an EGC nor an EGC that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

(g) COVID-19

The on-going impact of the novel coronavirus pandemic (COVID-19) continues to negatively impact the global economy, although to a lesser extent than in prior years. However, the Company continues to monitor COVID-19 closely but, at this time, is unable to predict how COVID-19 will impact its business, operating results, cash flows and financial condition in 2023. In addition to any direct impact on the Company’s business, it is reasonably possible that the estimates made by management in preparing its financial statements have been, or will be, materially and adversely impacted in the near term as a result of the on-going COVID-19 conditions.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

(h) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the impairment of intangible assets, the net realizable value of inventory, the fair value of share-based payments, lease incremental borrowing rate, derivative liability associated with redeemable preferred shares, revenue recognition, the fair value of warrants, and the recognition and disclosure of contingent liabilities.

Management evaluates its estimates on an ongoing basis. Actual results could materially vary from those estimates.

(i) Warrants

The Company reviews the terms of warrants to purchase its common stock to determine whether warrants should be classified as liabilities or stockholders’ equity in its consolidated balance sheet. In order for a warrant to be classified in stockholders’ equity, the warrant must be (a) indexed to the Company’s equity and (b) meet the conditions for equity classification in Accounting Standards Codification (“ASC”) Subtopic 815-40, Derivatives and Hedging — Contracts in an Entity’s Own Equity. If a warrant does not meet the conditions for equity classification, it is carried on the consolidated balance sheet as a warrant liability measured at fair value, with subsequent changes in the fair value of the warrant recorded in the statement of operations as change in fair value of warrants in other income (expense). If a warrant meets both conditions for equity classification, the warrant is initially recorded in additional paid-in capital on the consolidated balance sheets, and the amount initially recorded is not subsequently remeasured at fair value.

(j) Foreign Currency Matters

For Nuvve Corp., Nuvve SaS, and Nuvve LTD, the functional currency is the U.S. dollar. All local foreign currency asset and liability amounts are remeasured into U.S. dollars at balance sheet date exchange rates, except for inventories, prepaid expenses, and property, plant, and equipment, which are remeasured at historical rates. Foreign currency revenue and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts which are remeasured at historical exchange rates. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense) in the consolidated statements of operations.

The financial position and results of operations of the Company’s non-U.S. dollar functional currency subsidiary, Nuvve Denmark, are measured using the subsidiary’s local currency as the functional currency. The Company translates the assets and liabilities of Nuvve Denmark into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses for the subsidiary are translated using rates that approximate those in effect during the period. The resulting translation gain and loss adjustments are reflected as a foreign currency translation adjustment in accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets. Foreign currency translation adjustments are included in other comprehensive income in the consolidated statements of operations and comprehensive loss.

(k) Cash and Restricted Cash

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation, which is up to $250,000. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

In connection with a new office lease agreement, the Company was required to provide irrevocable, unconditional letter of credit to the landlord upon execution of the lease. The total amount securing the letter of credit and recorded as restricted cash as of December 31, 2022 and December 31, 2021 was $480,000 and $380,000, respectively.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

(l) Accounts Receivable

Accounts receivable consist primarily of payments due from customers under the Company’s contracts with customers. The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, assessment of their credit history, and review of the invoicing terms of the contract. The Company maintains an allowance for doubtful accounts for potential credit losses on customer accounts when deemed necessary. Based on the analysis, the Company recorded an allowance for doubtful accounts as of December 31, 2022 and December 31, 2021. See Note 7 for details.

(m) Concentrations of Credit Risk

At December 31, 2022 and 2021, the financial instruments which potentially expose the Company to concentration of credit risk consist of cash in financial institutions (in excess of federally insured limits) and trade receivables.

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the years ended December 31, 2022 and 2021, one customer accounted for 32.1%, and one customer accounted for 12.4% of total revenue, respectively.

During the years ended December 31, 2022 and 2021, the Company’s top five customers accounted for approximately 54.7% and 44.0%, respectively, of the Company’s total revenue.

At December 31, 2022, three customers in aggregate accounted for 40.6% of accounts receivable. At December 31, 2021, two customers in aggregate accounted for 32.2% of accounts receivable.

Approximately 53.6% and 56.0% of the Company’s trade accounts receivable balance was with five customers at December 31, 2022 and 2021, respectively. The Company estimates its maximum credit risk for accounts receivable at the amount recorded on the balance sheet. The trade accounts receivables are generally short-term and all potential credit losses have been appropriately considered in establishing the allowance for doubtful accounts.

(n) Inventories

Inventories, consisting primarily of DC chargers, are stated at the lower of cost or net realizable value. The Company values its inventories using the first-in, first-out method. Cost includes purchased products. Net realizable value is based on current selling prices less costs of disposal. At December 31, 2022, and December 31, 2021, the Company’s inventories consisted solely of finished goods, including school buses, added as of December 31, 2022, which the Company expect to lease or sell in the future. Should demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of the Company’s inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

(o) Property and Equipment, Net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective asset. Maintenance and repairs are expensed as incurred while betterments are capitalized. Upon sale or disposition of assets, any gain or loss is included in the consolidated statement of operations.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

(p) Intangible Assets

Intangible assets consist of patents which are amortized over the period of estimated benefit using the straight-line method. No significant residual value is estimated for intangible assets.

(q) Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment, including evaluating the useful lives for amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. There were no such write-downs for the years ended December 31, 2022 and 2021.

(r) Investments in Equity Securities Without Readily Determinable Fair Values

Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity, and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

In February 2019, the Company invested in common shares of Dreev SaS, (“Dreev”). Dreev is a nonpublic entity, for which there is no readily determinable fair value. As of December 31, 2022, and December 31, 2021, the Company’s investment in Dreev was accounted for as an investment in equity securities without a readily determinable fair value. The Company did not recognize an impairment loss on its investment during the year ended December 31, 2022 or the year ended December 31, 2021.

In June 2022, the Company invested $1.0 million in Switch EV Ltd (“Switch”), a nonpublic entity incorporated and registered in the United Kingdom through an advance subscription agreement for a future equity ownership. Since Switch is a nonpublic entity, there is no readily determinable fair value. As of December 31, 2022, the Company’s investment in Switch was accounted for as an investment in equity securities without a readily determinable fair value subject to impairment. The Company did not recognize an impairment loss on its investment during the year ended December 31, 2022.

(s) Employee Savings Plan

The Company maintains a savings plan on behalf of its employees that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the statutory limits. For the years ended December 31, 2022 and 2021, the Company did not contribute to the savings plan.

(t) Fair Value Measurement

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable and accrued expenses, and warrants. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs to the extent possible. The Company also considers counterparty risk and its own credit risk in its assessment of fair value.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The inputs used to measure fair value are prioritized based on a three-level hierarchy. The three levels of inputs used to measure fair value are defined as follows:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

•        Level 3 — Unobservable inputs are used when little or no market data is available, which requires the Company to develop its own assumptions about how market participants would value the assets or liabilities.

(u) Net Loss Per Share Attributable to Common Stockholders

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period.

The computation of net loss attributable to common stockholders is computed by deducting net earnings or loss attributable to non-controlling interests, preferred dividends on redeemable non-controlling interest, and accretion on preferred shares on redeemable non-controlling interest from the consolidated net earnings or loss (Note 14).

(v) Revenue Recognition

The Company recognizes revenue in accordance with the way that depicts the transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for credits and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company recognizes revenue through the following steps:

•        Identification of the contract, or contracts, with a customer;

•        Identification of the performance obligations in the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is primarily derived from sales of EV charging stations, fees for cloud computing services related to providing access to the Company’s GIVe platform, and fees for extended warranty and maintenance services. The Company also has performed certain software development services and received government grants. GIVe platform access is considered a monthly series comprised of one performance obligation and fees are recognized as revenue in the period the services are provided to and consumed by the customer. The transaction price for each contract is allocated between the identified performance obligations based on relative estimated standalone selling prices.

The Company occasionally enters into contracts with customers in which EV charging stations are sold at a discount in exchange for a higher percentage of revenue share from the customer selling energy through the GIVe platform or from carbon credits. Due to the long-term nature of these payment terms, certain contracts are considered to have significant financing components as it relates to the equipment. The Company estimates the effect of any significant financing

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

component and records the revenue associated with the EV charging stations at the estimated present value of the expected stream of payments. As payments are received, the difference between the total payment and the amortized value of the receivable is recorded to interest income in Other income (expense) in the consolidated statements of operations using the effective yield method.

Products — The Company sells EV charging stations either on a standalone basis or together with services such as access to the GIVe platform, extended warranty and maintenance services. When the sale of charging station is a distinct performance obligation, revenue is recognized upon delivery. For other customer contracts, the charging stations are sold as part of a solution and are not distinct from the services, and revenue from the charging station is recognized upon completion of installation and commissioning of the equipment.

Services — Specific contracts contain licenses to the software that provides the V2G functionality for one- to twelve-year contract periods through access to the Company’s software as a service GIVe platform application. The Company determined that the nature of the GIVe application performance obligation is providing continuous access to its GIVe application for the contract period. Although the activities that the customer may be able to perform via the GIVe application may vary from day to day, the overall promise is to provide continuous access to the GIVe application to the customer for a period of one- to twelve years. Thus, access to the GIVe application represents a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company has determined that for GIVe SaaS revenue, the best indicator for the transfer of control is the passage of time. The payment terms for some of the Company’s service contracts include revenue sharing arrangements whereby the Company is entitled to the right to receive a portion of the revenue generated by the customer selling energy through the GIVe platform or from carbon credits received as a result of the customer using the GIVe platform. Revenue is recognized as it is received.

The Company has entered into various agreements for research and development and software development services. The terms of these arrangements typically include terms whereby the Company receives milestone payments in accordance with the scope of services outlined in the respective agreement or is reimbursed for allowable costs. At the inception of each arrangement that includes milestone payments, the Company evaluates whether a significant reversal of cumulative revenue associated with achieving the milestones is probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. The Company applies judgment in evaluating factors such as the scientific, regulatory, commercial, and other risks that must be overcome to achieve a particular milestone in making this assessment. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment. Revenue arising from reimbursed allowable costs are recognized as the costs are submitted and approved by the applicable agency.

The Company occasionally sells extended warranty contracts on the charging stations, which includes maintenance of the equipment for a period (e.g., three years, five years, 10 years, 12 years). The warranty provides the customer with assurance that the product will function as intended for the period of the contract and maintenance services related to the equipment. Since the warranty provides a customer with a service in addition to the assurance that the product complies with agreed-upon specifications, the promised service is a performance obligation. Access to the warranty services represent a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company recognizes warranty revenue ratably with the passage of time.

Revenue for certain service contracts, such as third party installation, is recognized over time using an input method where progress on the performance obligation is measured based on the proportional actual costs incurred to date relative to the total costs expected to be required to satisfy the performance obligation.

Bill-and-hold arrangements — The Company occasionally enters into bill and hold arrangements in which some customers request that billed products that are ready for delivery be held at the Company’s warehouse facility for them until shipment at a later date. In this instance, revenue is recognized when; 1) the risks of ownership, including title,

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

have passed to the customer, 2) the product must be identified separately as belonging to the customer, 3) the product currently must be ready for physical transfer to the customer, and 4) the Company does not have the ability to use the product or to direct it to another customer.

Grant revenue — The Company has concluded that grants are not within the scope of ASC 606, as government entities do not meet the definition of a “customer” as defined by ASC 606, and as for the grants, there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Additionally, the Company has concluded these government grants meet the definition of a contribution and are non-reciprocal transactions; however, ASC Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition, does not apply, as the Company is a business entity, and the grants are with a governmental agency.

Revenues from each grant are based upon internal costs incurred that are specifically covered by the grant. Revenue is recognized as the Company incurs expenses that are related to the grant. The Company believes this policy is consistent with the overarching premise in ASC 606, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in the ASC. The Company believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

The Company considers contract modifications to exist when the modification either creates new or makes changes to the existing enforceable rights and obligations. Contract modifications for services that are not distinct from the existing contract are accounted for as if they were part of that existing contract. In these cases, the effect of the contract modification on the transaction price and the measure of progress for the performance obligation to which it relates are recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. Contract modifications for goods or services that are considered distinct from the existing contract are accounted for as separate contracts.

The Company’s contract liabilities consist solely of deferred revenue related to amounts billed or received in advance of services or products delivered.

(w) Cost of Revenue

Cost of revenue consists primarily of costs of material, including hardware and software costs, and costs of providing services, including employee compensation and other costs associated with supporting these functions. Cost of revenue does not include depreciation and amortization costs.

(x) Contract Costs

Under ASC Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers (“ASC 340-40”), the Company defers all incremental costs, including commissions, incurred to obtain the contract and amortizes these costs over the expected period of benefit which is generally the life of the contract. The Company evaluated incremental contract costs for contracts in place as of December 31, 2022, and December 31, 2021 and determined these to be immaterial to the consolidated financial statements.

(y) Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes, (“ASC 740”), under which it recognizes deferred income taxes, net of valuation allowances, for net operating losses, tax credit carryforwards, and the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company evaluates its deferred tax assets quarterly to determine if a valuation allowance is required and considers whether a valuation allowance should be recorded against deferred tax assets based on the likelihood that the benefits of the deferred tax assets will or will not ultimately be realized in future periods. In making this assessment, significant weight is given to evidence that can be objectively verified, such as recent operating results, and less consideration is given to less objective indicators, such as future income projections. After consideration of positive and negative evidence, if the Company determines that it is more likely than not that it will generate future income sufficient to realize its deferred tax assets, the Company will record a reduction in the valuation allowance.

The Company applies certain provisions of ASC 740, which includes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit or obligation as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

(z) Research and Development

The Company expenses research and development costs as incurred. External software development expense is included in research and development costs except for those costs which require capitalization in accordance with GAAP. Certain research and development costs are related to performance on grant contracts.

(aa) Stock-Based Compensation

The Company accounts for all share-based compensations costs granted to employees and non-employees under the method prescribed by ASC 718-10, Stock Compensation (Note 12). Stock-based compensation cost is measured based on the estimated grant date fair value of the award and is recognized as expense over the requisite service period. The Company accounts for forfeitures as they occur.

(ab) Leases

The Company makes a determination if an arrangement constitutes a lease at inception, and categorizes the lease as either an operating or finance lease. Operating leases are included in right-of-use operating lease assets and operating lease liabilities in the Company’s consolidated balance sheets. Finance leases are included in property, plant and equipment, net and other liabilities in the consolidated balance sheets. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets.

The Company has entered into leases for building facilities and vehicles. The Company’s leases have contractual terms of up to 10 years, some of which have options to extend the lease. For purposes of calculating operating lease liabilities, lease terms are deemed not to include options to extend the lease renewals until it is reasonably certain that the Company will exercise that option. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Right-of-use lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the implicit rate on most of the Company’s leases are not reasonable determinable, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the company will exercise that option. Lease expense is primarily recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are combined for certain assets classes.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

(ac) Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires, among other things, the use of a new current expected credit loss (“CECL”) model in determining the allowances for doubtful accounts with respect to accounts receivable, accrued straight-line rents receivable, and notes receivable. The CECL model requires that an entity estimate its lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. Entities will also be required to disclose information about how the entity developed the allowances, including changes in the factors that influenced its estimate of expected credit losses and the reasons for those changes. This update is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company will adopt the guidance effective beginning January 1, 2023. The Company has completed its assessment of the guidance and has concluded that it will not have a material impact on its consolidated financial statements.

(ad) Recently issued accounting pronouncements not yet adopted

None applicable.

Note 3 — Revenue Recognition

The disclosures below discuss the Company’s material revenue contracts.

The following table provides information regarding disaggregated revenue:

	Years Ended December 31,
	2022	2021
Revenue recognized over time:
Services	$784,710	$797,127
Grants	459,427	1,270,138
Revenue recognized at point in time:
Products	4,129,246	2,123,500
Total revenue	$5,373,383	$4,190,765

The aggregate amount of revenue for the Company’s existing contracts with customers as of December 31, 2022 expected to be recognized in the future for years ended December 31, is as follows (this disclosure does not include revenue related to contracts whose original expected duration is one year or less):

2023	$134,500
2024	49,578
Thereafter	1,037,419
Total	$1,221,497

Related to the finance receivables, during the year ended December 31, 2022, the Company recognized $609,860 of product revenue related to contracts with customers for which the Company determined that control of the DC Charger transferred to that customer. Of this amount, $320,988 was recorded within accounts receivable in the consolidated balance sheet as the Company expects to collect it in the short term. The remaining $288,872 represents the discounted amount for the equipment that will be collected over the life of the contract, adjusted for the estimated effect of a significant financing component. This amount is a long-term financing receivable recorded in the consolidated balance sheet.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Revenue Recognition (cont.)

The Company operates in a single business segment, which is the EV V2G Charging segment. The following table summarizes the Company’s revenues by geography:

	Years Ended December 31,
	2022	2021
United States	$4,839,561	$3,326,427
United Kingdom	195,550	485,628
Denmark	338,272	378,710
	$5,373,383	$4,190,765

The following table summarizes the Company’s intangible assets and property, plant and equipment in different geographic locations:

	December 31, 2022	December 31, 2021
United States	$1,795,267	$1,811,607
United Kingdom	1,335	—
Denmark	$181,982	$25,664
	$1,978,584	$1,837,271

Note 4 — Fair Value Measurements

The following are the liabilities measured at fair value on the consolidated balance sheet at December 31, 2022 and December 31, 2021, using quoted price in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at December 31, 2022	Total Gains (Losses) For The Year Ended December 31, 2022
Recurring fair value measurements
Private warrants	$—	$—	$2,000	$2,000	$864,000
Stonepeak and Evolve unvested warrants	$—	$—	$—	$—	$8,677,000
Institutional/Accredited Investor Warrants	$—	$—	$218,884	$218,884	$2,445,462
Derivative liability – non-controlling redeemable preferred shares	$—	$—	$359,225	$359,225	$152,723
Total recurring fair value measurements	$—	$—	$580,109	$580,109	$12,139,185
	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at December 31, 2021	Total Gains (Losses) For The Year Ended December 31, 2021
Recurring fair value measurements
Private warrants	$—	$—	$866,000	$866,000	$387,228
Stonepeak and Evolve unvested warrants	$—	$—	$8,677,000	$8,677,000	$(699,628)
Derivative liability – non-controlling redeemable preferred shares	$—	$—	$511,948	$511,948	$(14,342)
Total recurring fair value measurements	$—	$—	$10,054,948	$10,054,948	$(326,742)

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements (cont.)

The following is a reconciliation of the opening and closing balances for the liabilities related to the private warrants (Note 11) and derivative liability — non-controlling redeemable preferred shares measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2022:

	Private Warrants	Stonepeak and Evolve unvested warrants	Institutional/ Accredited Investor Warrants	Non-controlling redeemable preferred shares – derivative liability
Balance at December 31, 2021	$866,000	$8,677,000	$2,664,346	$511,948
Initial fair value
Balance at Total (gains) losses for period included in earnings	(864,000)	(8,677,000)	(2,445,462)	(152,723)
Balance at December 31, 2022	$2,000	$—	$218,884	$359,225

The fair value of the level 3 Private Warrants was estimated at December 31, 2022 using the Black-Scholes model which used the following inputs: term of 3.2 years, risk free rate of 4.2%, no dividends, volatility of 67.0%, and strike price of $460.00.

The fair value of the level 3 Private Warrants was estimated at December 31, 2021 using the Black-Scholes model which used the following inputs: term of 4.2 years, risk free rate of 1.2%, no dividends, volatility of 54.0%, and strike price of $460.00.

The fair value of the level 3 Institutional/Accredited Investor Warrants was estimated at December 31, 2022 using the Black-Scholes model which used the following inputs: term of 5.1 years, risk free rate of 3.97%, no dividends, volatility of 62.0%, and strike price of $20.00.

The fair value of the level 3 derivative liability — non-controlling redeemable preferred shares are estimated at December 31, 2022 using the Monte Carlo Simulation model which used the following inputs: terms range from 1.6 years to 7.0 years, risk free rate of 4.0%, no dividends, volatility of 63.0% and probability of redemptions triggered of 75.0%.

The fair value of the level 3 derivative liability — non-controlling redeemable preferred shares are estimated at December 31, 2021 using the Monte Carlo Simulation model which used the following inputs: terms range from 3.0 years to 7.0 years, risk free rate of 1.40%, no dividends, volatility of 53.0% and probability of redemptions triggered of 75.0%.

There were no transfers between Level 1 and Level 2 of the fair value hierarchy in 2022 and 2021.

Cash, accounts receivable, accounts payable, and accrued expenses are generally carried on the cost basis, which management believes approximates fair value due to the short-term maturity of these instruments.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements (cont.)

The following table presents the significant unobservable inputs and valuation methodologies used for the Company’s fair value measurements of non-recurring (level 3) unvested Stonepeak and Evolve unvested warrants at December 31, 2022:

	Series C Unvested Warrants	Series D Unvested Warrants	Series E Unvested Warrants	Series F Unvested Warrants
Fair value (in millions)	$0.0	$0.0	$0.0	$0.0
Valuation methodology	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes
Term (years)	8.40	8.40	8.40	8.40
Risk free rate	3.9%	3.9%	3.9%	3.9%
Exercise price	$600.00	$800.00	$1,200.00	$1,600.00
Volatility	56.0%	56.0%	56.0%	56.0%
Capital expenditure forecast (in millions)	$125.0	$250.0	$375.0	$500.0
Probability of warrants vesting(a)	—%	—%	—%	—%

____________

(a)      During the second quarter ended June 30, 2022, the Company significantly lowered its forecast of Levo’s capital deployments due to the passage by the United States Congress of the Infrastructure Investment and Jobs Act bill, and the related unveiling of the Environmental Protection Agency’s 2022 Clean School Bus rebates. The resulting lower forecast of capital deployments reduced the probabilities of the future vesting of the unvested warrants.

The following table presents the significant unobservable inputs and valuation methodologies used for the Company’s fair value measurements of non-recurring (level 3) unvested Stonepeak and Evolve unvested warrants at December 31, 2021:

	Series C Unvested Warrants	Series D Unvested Warrants	Series E Unvested Warrants	Series F Unvested Warrants
Fair value (in millions)	$3.2	$2.4	$1.7	$1.3
Valuation methodology	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes
Term (years)	9.40	9.40	9.40	9.40
Risk free rate	1.5%	1.5%	1.5%	1.5%
Exercise price	$600.00	$800.00	$1,200.00	$1,600.00
Volatility	54.0%	54.0%	54.0%	54.0%
Capital expenditure forecast (in millions)	$125.0	$250.0	$375.0	$500.0
Probability of warrants vesting	90.7%	75.8%	63.8%	54.5%

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements (cont.)

The following table presents the significant unobservable inputs and valuation methodologies at December 31, 2021 used for the Company’s fair value measurements of non-recurring (level 3) Stonepeak and Evolve warrants and securities purchase agreement to purchase shares of the Company’s common stock at the date of issuance of May 17, 2021:

	Series B Warrants	Series C Warrants	Series D Warrants	Series E Warrants	Series F Warrants	Options
Fair value (in millions)	$12.8	$5.6	$4.8	$3.8	$3.2	$12.6
Valuation methodology	Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Black Scholes
Term (years)	10	10	10	10	10	7.50
Risk free rate	1.6%	1.6%	1.6%	1.6%	1.6%	1.4%
Exercise price	$400.00	$600.00	$800.00	$1,200.00	$1,600.00	$2,000.00
Volatility	55.0%	55.0%	55.0%	55.0%	55.0%	57.0%
Capital expenditure forecast (in millions)	N/A	$125.0	$250.0	$375.0	$500.0	N/A
Probability of warrants vesting	100.0%	96.9%	87.7%	78.2%	69.9%	N/A

Note 5 — Derivative Liability — Non-Controlling Redeemable Preferred Stock

The Company has determined that the redemption features embedded in the non-controlling redeemable preferred stock of Levo is required to be accounted for separately from the redeemable preferred stock as a derivative liability. Separation of the redemption features as a derivative liability is required because its economic characteristics and risks of the redemption features are considered more akin to a debt instrument, and therefore, not considered to be clearly and closely related to the economic characteristics and risks of the redeemable preferred stock host instrument. The economic characteristics of the redemption features are considered more akin to debt instrument because the minimum redemption value could be greater than the face amount of the preferred stock, the redemption features are contingently exercisable, and the preferred stock carry a fixed mandatory dividend.

Accordingly, the Company has recorded an embedded derivative liability representing the estimated fair value of the right of the holders to exercise their redemption option upon the occurrence of a redemption event. The embedded derivative liability is adjusted to reflect fair value at each period end with changes in fair value recorded in the “Change in fair value of derivative liability” financial statement line item of the Company’s consolidated statements of operations. For additional information on the non-controlling redeemable preferred stock, see Note 18.

The following table displays the fair value of derivatives by balance sheet line item:

	December 31, 2022	December 31, 2021
Other long term liabilities:
Derivative liability – non-controlling redeemable preferred shares	$359,225	$511,948

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Investments

The Company accounts for its 13% equity ownership in Dreev as an investment in equity securities without a readily determinable fair value subject to impairment. The Company has a consulting services agreement with Dreev related to software development and operations. The consulting services were zero for the years ended December 31, 2022 and December 31, 2021.

In accordance with an advanced subscription agreement dated June 6, 2022, the Company invested $1.0 million in Switch, a nonpublic entity incorporated and registered in the United Kingdom through an advance subscription agreement for a future equity ownership expected to be more or less than 5% subject to final valuations. Switch will automatically award the Company the equity ownership with conversion shares in equity upon its completion of either a financing round, company sale or IPO, or dissolution event. The Company accounts for the investment as an investment in equity securities without a readily determinable fair value subject to impairment. The Company and Switch intend to collaborate in the future to integrate technologies for the advancement of V2G.

Note 7 — Account Receivables, Net

The following tables summarizes the Company’s account receivables:

	As of December 31,
	2022	2021
Trade receivables	$1,180,528	$1,949,896
Less: allowance for doubtful accounts	(58,834)	(63,188)
Accounts receivable, net	$1,121,694	$1,886,708

Allowance for doubtful accounts:

Balance December 31, 2020	$—
Provision	—
Write-off	—
Recoveries	—
Balance December 31, 2021	$(63,188)
Provision	—
Write-off	4,354
Recoveries	—
Balance December 31, 2022	$(58,834)

Note 8 — Inventories

The following table summarizes the Company’s inventories balance by category:

	As of December 31,
	2022	2021
DC Chargers	$9,248,398	$7,687,598
AC Chargers	123,247	232,920
Vehicles – School Buses	1,620,000	3,180,000
Others	560,186	17,670
Total	$11,551,831	$11,118,188

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Property, Plant and Equipment

The following table summarizes the Company’s property, plant and equipment balance:

	Useful Lives	As of December 31,
		2022	2021
Computers & servers	1 year to 3 years	$130,417	$105,499
Vehicles	5 years to 7 years	139,788	168,862
Office furniture and equipment	3 years to 5 years	326,613	161,771
DC Chargers(1)	5 years to 7 years	256,685	6,050
Total		853,503	442,182
Less: Accumulated Depreciation		(216,559)	(85,988)
Property, plant and equipment, net		$636,944	$356,194
	As of December 31,
	2022	2021
Depreciation expense	$150,099	$27,280

____________

(1)      Represents DC Charges temporary loan out to customer while their DC Charges being repaired.

Note 10 — Intangible Assets

At both December 31, 2022 and 2021, the Company had recorded a gross intangible asset balance of $2,091,556, which is related to patent and intangible property rights acquired. Amortization expense of intangible assets were $139,437 for each of the years ended December 31, 2022 and 2021. Accumulated amortization totaled $749,916 and $610,480 at December 31, 2022 and 2021, respectively.

The net amount of intangible assets of $1,341,640 at December 31, 2022, will be amortized over the weighted average remaining life of 9.8 years.

Total estimated future amortization expense is as follows:

2023	$139,437
2024	139,437
2025	139,437
2026	137,770
2027	132,770
Thereafter	652,789
$1,341,640

Note 11 — Stockholders’ Equity

Reverse Stock Split

The reverse stock split did not affect the number of authorized shares of the Company’s common stock or the par value of the common stock. Following the reverse stock split effectiveness on January 19, 2024, all references in the consolidated financial statements to number of common shares issued or outstanding, price per share and weighted average number of shares outstanding prior to the 1 for 40 reverse split have been adjusted to reflect the stock split on a retroactive basis as of the earliest period presented.

Authorized Shares

As of December 31, 2022, the Company has authorized two classes of stock to be designated, respectively, common stock, and preferred stock. The total number of shares of all classes of capital stock which the Company has authority to issue is 101,000,000, of which 100,000,000 authorized shares are Common Stock with a par value of $0.0001 per share (“Common Stock”), and 1,000,000 authorized shares are Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”).

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

Preferred Stock

The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. No preferred stock of Nuvve Holding have been issued and or are outstanding.

Common Stock

General:    The voting, dividend, liquidation, conversion, and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Voting:    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Company.

Dividends:    Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Company. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

Liquidation:    Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Shelf Registration and At the Market Offering

On April 25, 2022, the Company filed a shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) which will allow it to issue unspecified amounts of common stock, preferred stock, warrants for the purchase of shares of common stock or preferred stock, debt securities, and units consisting of any combination of any of the foregoing securities, in one or more series, from time to time and in one or more offerings up to a total dollar amount of $100.0 million. The shelf registration statement was declared effective on May 5, 2022. The Company believes that it will be able to raise capital by issuing securities pursuant to its effective shelf registration statement.

On May 5, 2022, the Company entered into an at-the-market offering agreement (“Sales Agreement”), with Craig-Hallum Capital Group LLC and Chardan Capital Markets, LLC (the “Agents”). From time to time during the term of the Sales Agreement, the Company may offer and sell shares of common stock having an aggregate offering

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

price up to a total of $25.0 million in gross proceeds. The Agents will collect a fee equal to 3.0% of the gross sales price of all shares of common stock sold. Shares of common stock sold under the Sales Agreement are offered and sold pursuant to the Registration Statement described above. During the year ended December 31, 2022, the Company sold 19,822 shares of common stock pursuant to the Sales Agreement at an average price of $198.80 per share for aggregate net proceeds of approximately $3.8 million. The Sales Agreement terminated on its terms in June 2022.

Securities Purchase Agreement, Pre-Funded Warrants and Warrants

On July 27, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional and accredited investor (the “Purchaser”), relating to the issuance and sale of 53,750 shares (the “Shares”) of common stock (the “Common Stock”), pre-funded warrants to purchase an aggregate of 46,250 shares of Common Stock (the “Pre-Funded Warrants”), and warrants (the “July 2022 Warrants”) to purchase an aggregate of 100,000 shares of Common Stock in a registered direct offering (the “July 2022 Offering”). The offering closed on July 29, 2022.

The offering price for the Shares, and accompanying July 2022 Warrants, was $140.00 per Share and the offering price for the Pre-Funded Warrants, and accompanying was $139.996 per Pre-Funded Warrant, which represents the per Share public offering price less $0.0001 per share exercise price for each Pre-Funded Warrant. Each Pre-Funded Warrant has an exercise price of $0.0001 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The July 2022 Warrants have an exercise price of $150.00 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, and each July 2022 Warrant is exercisable for one share of Common Stock. The July 2022 Warrants are exercisable beginning six months from the date of issuance and the Pre-Funded Warrants are exercisable immediately upon issuance. The Pre-Funded Warrants terminate when fully exercised and the July 2022 Warrants terminate five years from the initial exercisability date. The aggregate gross proceeds to the Company from the July 2022 Offering were approximately $14.0 million and net proceeds were approximately $13.1 million, excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and the Warrants. The Company used the net proceeds from the July 2022 Offering for working capital and general corporate purposes. The fair values of the Pre-Funded warrants are recorded in the consolidated balance sheets in additional-paid-in capital in stockholders’ equity as the Pre-Funded warrants are indexed to the Company’s common stock and meet the conditions for equity classification. The Warrants are recorded as a liability in the consolidated balance sheet at fair value, with changes in fair value recorded in the consolidated statement of operations. See Note 4 for details of changes in fair value of the unvested warrants recorded in the consolidated statement of operations.

Craig-Hallum Capital Group LLC (the “Placement Agent”) was the exclusive placement agent for the Offering.

The July 2022 Offering was made pursuant to the Registration Statement, a base prospectus included as part of the registration statement, and a final prospectus supplement filed with the SEC on July 28, 2022, pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Placement Agency Agreement

In connection with the July 2022 Offering, the Company also entered into a Placement Agency Agreement with the Placement Agent. Pursuant to the Placement Agency Agreement, the Company paid to the Placement Agent a fee equal to 6.0% of the gross proceeds received by the Company in the July 2022 Offering in the form of cash.

Warrants — Stonepeak and Evolve

On May 17, 2021, in connection with the signing of a letter of agreement, relating to the formation of Levo (the “Letter Agreement”), the Company issued to Stonepeak and Evolve ten years warrants to purchase common stock (allocated 90% to Stonepeak and 10% to Evolve). See below for details. The grant-date fair value of the warrants issued to Stonepeak and Evolve were: series B $12.8 million, series C $5.6 million, series D $4.8 million, series E $3.8 million and series F $3.2 million. The fair values of the vested warrants are recorded in the consolidated balance

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

sheets in additional-paid-in capital in stockholders’ equity as the warrants are indexed to the Company’s common stock and meet the conditions for equity classification. The unvested warrants are recorded as a liability in the consolidated balance sheet at fair value, with changes in fair value recorded in the consolidated statement of operations as the unvested warrants are deemed not to be indexed to the Company’s common stock. See Note 4 for details.

•        Series B warrants to purchase 50,000 shares of the Company’s common stock, at an exercise price of $400.00 per share, which are fully vested upon issuance,

•        Series C warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $600 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures,

•        Series D warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $800.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures,

•        Series E warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $1,200.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures, and

•        Series F warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $1,600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The warrants may be exercised at any time on or after the date that is 180 days after the applicable vesting date.

Under the terms of the Letter Agreement, Stonepeak and Evolve will fund acquisition and construction costs up to an aggregate conditional capital commitment of $750 million. Stonepeak and Evolve will have the option to upsize their conditional capital commitments when Levo has entered into contracts with third parties for $500 million in aggregate conditional capital expenditures. See Note 19 of our 2021 Form 10-K/A for further description of the terms of the capital commitment with Stonepeak and Evolve.

Warrants — Public and Private

In connection with its initial public offering on February 19, 2020, Newborn sold 143,750 units, which included one warrant to purchase Newborn’s common stock (the “Public Warrants”). Also, on February 19, 2020, NeoGenesis Holding Co., Ltd., Newborn’s sponsor (“the Sponsor”), purchased an aggregate of 6,813 private units, each of which included one warrant (the “Private Warrants”), which have the same terms as the Public Warrants. Upon completion of the merger between Nuvve and Newborn, the Public Warrants and Private Warrants were automatically converted to warrants to purchase Common Stock of the Company.

Each of the Public Warrants and Private Warrants entitles the holder to purchase one-half of a share of Nuvve’s Common Stock at a price of $460.00 per share. The term of the warrants commenced on March 19, 2021, the date of completion of the Business Combination, and expire on March 19, 2026. The Company may redeem the Public Warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $660.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such Warrants during the 30 day redemption period. If the Company decides to redeem the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

The terms of the Private Warrants are identical to the Public Warrants as described above, except that the Private Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees. Concurrently with the execution of the Merger Agreement (Note 2), on November 11, 2020, Newborn entered into subscription agreements with certain accredited investors pursuant to which the investors agreed to purchase 35,625 of Newborn’s common stock, at a purchase price of $400.00 per share, for an aggregate purchase price of $14,250,000 (the PIPE). Upon closing of the PIPE immediately prior to the closing of the Business Combination (Note 2), the PIPE investors also received 0.048 PIPE Warrants to purchase the Company’s Common Stock for each share of Common Stock purchased. The PIPE Warrants are each exercisable for one-half of a common share at $460.00 per share and have the same terms as described above for the Public Warrants. The PIPE investors received demand and piggyback registration rights in connection with the securities issued to them.

Because the Private Warrants have dissimilar terms with respect to the Company’s redemption rights depending on the holder of the Private Warrants, the Company determined that the Private Warrants are required to be carried as a liability in the consolidated balance sheet at fair value, with changes in fair value recorded in the consolidated statement of operations. The Private Warrant is reflected as a liability in the consolidated balance sheet as of December 31, 2022 and December 31, 2021 in the amount of $2,000 and $866,000 respectively, and the change in the fair value of the Private Warrant for the year ended December 31, 2022 and December 31, 2021 of is reflected as a gain of $864,000 and $387,228 respectively, in the consolidated statements of operations.

The following table is a summary of the number of shares of the Company’s Common Stock issuable upon exercise of warrants outstanding at December 31, 2022:

	Number of Warrants	Number of Warrants Exercised	Number of Warrants Exercisable	Exercise Price	Expiration Date
Public Warrants	71,875	—	71,875	$460.00	March 19, 2026
Private Warrants	3,406	—	3,406	$460.00	March 19, 2026
PIPE Warrants	33,844	—	33,844	$460.00	March 19, 2026
Stonepeak/Evolve Warrants – series B	50,000	—	50,000	$400.00	May 17, 2031
Stonepeak/Evolve Warrants – series C	25,000	—	12,500	$600.00	May 17, 2031
Stonepeak/Evolve Warrants – series D	25,000	—	12,500	$800.00	May 17, 2031
Stonepeak/Evolve Warrants – series E	25,000	—	12,500	$1,200	May 17, 2031
Stonepeak/Evolve Warrants – series F	25,000	—	12,500	$1,600.00	May 17, 2031
Institutional/Accredited Investor Pre-Funded Warrants	46,250	46,250	—	$0.004	Until Exercised in Full
Institutional/Accredited Investor Warrants	100,000	—	100,000	$150.00	January 29, 2028
	405,375	46,250	309,125

Unit Purchase Option

On February 19, 2020, Newborn sold to the underwriters of its initial public offering for $100, a unit purchase option (“UPO”) to purchase up to a total of 7,906 units at $460.00 per unit (or an aggregate exercise price of $3,636,875) commencing on the date of Newborn’s initial business combination, March 19, 2021, and expiring February 13, 2025. Each unit issuable upon exercise of the UPO consists of one and one-tenth of a share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at the exercise price of $460.00 per share. The warrant has the same terms as the Public Warrant. In no event will the Company be required to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holders of the unit purchase option have demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the IPO, including securities directly and indirectly issuable upon exercise of the unit purchase option. The UPO is classified within stockholders’ equity in the consolidated balance sheets as “additional paid-in capital” in accordance with ASC 815-40, Derivatives and Hedging-Contracts in an Entity’s Own Equity, as the UPO is indexed to the Company’s common stock and meets the conditions for equity classification.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

Put Option

On March 19, 2021, the Closing Date of the Business Combination, EDF Renewables exercised its put option on the Company’s common shares held by them (see Note 2). As a result, on April 26, 2021, the Company reacquired 3,361 shares of the Company’s Common Stock from EDF Renewables for $2,000,000 in cash, at a price per share of approximately $594.80 (the average closing price over the five trading days preceding the date of exercise). Pursuant to a letter agreement dated April 23, 2021, the Company’s Chief Executive Officer and Chief Operating Officer, purchased from Nuvve the 3,361 shares at $594.80 per share or a total of approximately $2,000,000 during the year ended December 31, 2022.

Securities Purchase Agreement

On May 17, 2021, in connection with the signing of a Letter Agreement relating to the formation of a venture, Levo, the Company entered into a Securities Purchase Agreement with Stonepeak and Evolve which provides them from time to time between November 13, 2021 and November 17, 2028, with the option in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $2,000.00 per share (allocated 90% to Stonepeak and 10% to Evolve). The grant-date fair value of the options to purchase shares of the Company’s common stock was $12.6 million, and is recorded in the consolidated balance sheets as equity in additional-paid-in capital, as it is indexed to the Company’s common stock and meets the conditions for equity classification.

In connection with the signing of the Letter Agreement, as reference above, the Company also entered into a Securities Purchase Agreement (the “SPA”) and a Registration Rights Agreement (the “RRA”) with Stonepeak and Evolve. The SPA includes customary representations and warranties and closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may elect to purchase shares under the SPA on a cashless basis in the event of a change of control of the Company.

Note 12 — Stock-Based Compensation

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”), which provides for the grant of restricted stock awards, stock options, and other share-based awards to employees, consultants, and directors. In November 2020, the Company’s Board of Directors extended the term of the 2010 Plan to July 1, 2021. In 2021, the Company adopted the 2020 Equity Incentive Plan (the “2020 Plan”), which provides for the grant of restricted stock awards, incentive and non-statutory stock options, and other share-based awards to employees, consultants, and directors. As of December 31, 2022, there is an aggregate of 82,500 common shares reserved for issuance under the 2020 Plan. All options granted to date have a ten year contractual life and vesting terms of four years. In general, vested options expire if not exercised at termination of service. As of December 31, 2022, a total of 17,863 shares of common stock remained available for future issuance under the 2020 Plan.

Stock-based compensation expense recognized in selling, general, and administrative, and research and development are as follows:

	Years Ended December 31,
	2022	2021
Options	$2,634,486	$2,643,242
Restricted stock	2,395,580	1,514,120
Total	$5,030,066	$4,157,362

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value is estimated at the date of grant for employee and nonemployee options. The following assumptions were used in the Black-Scholes option pricing model to calculate the fair value of stock options granted for the year ended December 31, 2022 the 2020 Plan.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Stock-Based Compensation (cont.)

2020 Plan
Expected life of options (in years)(1)	6.1
Dividend yield(2)	0%
Risk-free interest rate(3)	2.75%
Volatility(4)	56.2%

____________

(1)      The expected life of options is the average of the contractual term of the options and the vesting period.

(2)      No cash dividends have been declared on the Company’s common stock since the Company’s inception, and the Company currently does not anticipate declaring or paying cash dividends over the expected life of the options.

(3)      The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

(4)      Volatility is estimated by management. As the Company has been a private company for most of its existence, there is not enough historical volatility data related to the Company’s Common stock as a public entity. Therefore, this estimate is based on the average volatility of certain public company peers within the Company’s industry.

The following is a summary of the stock option activity under the 2010 Plan, as converted to the Company’s shares due to the Reverse Recapitalization, for the year ended December 31, 2022:

	Shares	Weighted- Average Exercise Price per Share ($)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)
Outstanding – December 31, 2021	25,876	128.40	5.90	5,688,501
Granted	—	—	—	—
Exercised	(1,493)	83.60	—	—
Forfeited	(1,532)	313.60	—	—
Expired/Cancelled	(1,513)	177.60	—	—
Outstanding – December 31, 2022	21,338	116.40	5.70	—
Options Exercisable at December 31, 2022	19,935	102.80	4.44	—
Option Vested at December 31, 2022	19,935	102.80	4.44	—

There were no options granted during the year ended December 31, 2022.

The following is a summary of the stock option activity under the 2020 Plan for the year ended December 31, 2022:

	Shares	Weighted- Average Exercise Price per Share ($)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)
Outstanding – December 31, 2021	40,071	527.20	9.27	46,920
Granted	8,810	174.40	$—	—
Exercised	—	—	—	—
Forfeited	(6,033)	401.60	—	—
Expired/Cancelled	(70)	330.00	—	—
Outstanding – December 31, 2022	42,778	468.40	8.46	—
Options Exercisable at December 31, 2022	—	—	—	—
Option Vested at December 31, 2022	15,226	535.20	8.17	—

The weighted-average grant-date fair value of options granted during the year ended December 31, 2022 was $94.00.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Stock-Based Compensation (cont.)

During the year ended December 31, 2021, 41,000 options were modified to lower the exercise price by $24.00 per share, which will result in $246,000 of incremental compensation cost to be recognized over the remaining vesting period. The amount of additional compensation expense for the year ended December 31, 2022 and December 31, 2021, respectively, was $68,049 and $62,449, respectively.

Other Information:

	Years Ended December 31,
	2022	2021
Amount received from option exercised	$245,748	$576,528
	December 31, 2022	Weighted average remaining recognition period
Total unrecognized options compensation costs	$6,195,461	2.55

No amounts relating to the 2010 Plan or 2020 Plan have been capitalized.

A summary of the status of the Company’s nonvested restricted stock units as of December 31, 2021, and changes during the year ended December 31, 2022, is presented below:

	Shares	Weighted- Average Grant Date Fair Value ($)
Nonvested at December 31, 2021	8,845	440.00
Granted	12,585	122.80
Vested/Release	(9,962)	244.80
Cancelled/Forfeited	(561)	348.80
Nonvested and Outstanding at December 31, 2022	10,907	257.20

As of December 31, 2022, there was $1,830,932 of total unrecognized compensation cost related to nonvested restricted stock. The Company expects to recognize this compensation cost over a remaining weighted-average period of approximately 1.04 years.

Note 13 — Income Taxes

Income (loss) before taxes includes the following components:

	Years Ended December 31,
	2022	2021
United States	$(22,719,272)	$(74,262,131)
Foreign	(1,837,434)	(354,181)
Total income (loss) before income taxes	(24,556,706)	(74,616,312)

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes (cont.)

Income tax expense is summarized as follows:

	Years Ended December 31,
	2022	2021
Federal	$—	$—
State	800	1,000
Current income tax expense	800	1,000

Federal	—	—
State	—	—
Deferred income tax expense	$—	$—
Income tax expense	$800	$1,000

The reconciliation between the income tax expense and the amount computed by applying the statutory federal tax rate of 21% to loss before taxes is as follows:

	Years Ended December 31,
	2022	2021
Federal income tax benefit at statutory federal tax rate	$(5,160,372)	$(15,669,426)
State income tax, net of federal benefit	(823,890)	(776,843)
Noncontrolling interest	113,157	449,037
Stock compensation	624,065	452,444
Change in fair value of warrants	(2,517,157)	65,604
162(m) excess compensation	—	237,247
Change in valuation allowance	7,666,631	9,413,411
Finance costs	54,802	5,643,259
Other	43,564	186,267
Income tax expense	$800	$1,000

Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	Years Ended December 31,
	2022	2021
Equity investment	$(489,911)	$(576,523)
Accrued liabilities and other	1,118,256	1,007,644
Right-of-use assets	(1,246,870)	(845,240)
Lease liabilities	1,389,893	845,240
Research and experimental expenditures	1,507,144	—
Net operating losses	15,772,670	9,953,429
Net deferred tax assets (liabilities) before valuation allowance	18,051,182	10,384,550
Valuation allowance	(18,051,182)	(10,384,550)
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2022, the Company had federal net operating loss carryforwards of approximately $59,202,000 and state net operating loss carryforwards of approximately $28,125,000. Of the federal net operating loss carryforwards, $3,070,000 will begin to expire in 2034, and the remainder do not expire. The state net operating loss carryforwards will begin to expire in 2034. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change. The Company believes that there has not been a change in control under these Sections. However, the Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until the time that it projects that it will be able to utilize these tax attributes.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes (cont.)

A valuation allowance of $18,051,182 as of December 31, 2022, has been established against the Company’s deferred tax assets as is more likely than not such assets will be realized. The valuation allowance increased by $7,666,632 during the year ended December 31, 2022. In assessing if the deferred tax assets will be realized, the Company considers whether it is probable that some or all of the deferred tax assets will not be realized. In determining whether the deferred taxes are realizable, the Company considers the period of expiration of the tax asset, historical and projected taxable income, and tax liabilities for the tax jurisdiction in which the tax asset is located. Valuation allowances are provided to reduce the amounts of deferred tax assets to an amount that is more likely than not to be realized based on an assessment of positive and negative evidence, including estimates of future taxable income necessary to realize future deductible amounts.

As of December 31, 2022, the Company does not have any unrecognized tax benefits related to various federal and state income tax matters. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company does not anticipate material unrecognized tax benefits within the next 12 months.

The Company is subject to U.S. federal income tax as well as various states income tax. The Company’s income tax returns are open to audit under the statute of limitations for the years ended December 31, 2019 through 2023.

Note 14 — Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the calculation of basic and diluted net loss per share attributable to common stockholders:

	Years Ended December 31,
	2022	2021
Net loss attributable to Nuvve Holding Corp. common stockholders	$(24,928,377)	$(72,842,401)
Weighted-average shares used to compute net loss per share attributable to Nuvve common stockholders, basic and diluted	524,297	416,362
Net Loss per share attributable to Nuvve common stockholders, basic and diluted	$(47.55)	$(174.95)

The following outstanding shares of common stock equivalents were excluded from the calculation of the diluted net loss per share attributable to Nuvve common stockholders because their effect would have been anti-dilutive:

	Years Ended December 31,
	2022	2021
Stock options issued and outstanding	65,123	60,610
Nonvested restricted stock issued and outstanding	23,957	17,732
Public warrants	71,875	75,839
Private warrants	3,406	3,594
PIPE warrants	33,844	35,710
Stonepeak and Evolve warrants	150,000	125,735
Stonepeak and Evolve options	125,000	104,779
Institutional/Accredited Investor Warrants	42,466	—
Total	515,671	423,999

Note 15 — Related Parties

As described in Note 6, the Company holds equity interests in and provides certain consulting services to Dreev, an entity in which a stockholder of the Company owns the other portion of Dreev’s equity interests. The consulting services were zero for the years ended December 31, 2022 and December 31, 2021.

During the year ended December 31, 2022, the Company recognized revenue of $40,500 from an entity that is a stockholder of the Company. During the year ended December 31, 2021, the Company recognized revenue of $399,620 from the same entity that is a stockholder in the Company. The Company had a balance of accounts receivable of zero each at December 31, 2022 and December 31, 2021, from the same entity that is an investor in the Company.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Related Parties (cont.)

Equity Purchase

The Company’s Chief Executive Officer and Chief Operating Officer purchased 3,363 shares of the Company’s common stock for $594.80 per share or a total of approximately $2,000,000 on June 2022. This was pursuant to a letter agreement dated April 23, 2021.

Note 16 — Leases

The Company has entered into leases for commercial office spaces and vehicles. These leases are not unilaterally cancellable by the Company, are legally enforceable, and specify fixed or minimum amounts. The leases expire at various dates through 2031 and provide for renewal options. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The leases provide for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. Also, the agreements generally require the Company to pay real estate taxes, insurance, and repairs.

On May 16, 2021, the Company entered into a ten year lease for an additional 10,250 rentable square feet for its main office facilities in San Diego, California. The lease terms include 3% annual fixed increases in the base rental payment. Also, the lease required the Company to pay operating expenses such as utilities, real estate taxes, insurance, and repairs. The lease term commenced in December 2021. The monthly base rent will be abated for the second through and including the eleventh full calendar months of the term and the Company’s pro rata share of certain operating expenses will be abated for the first twelve full calendar months of the lease term starting with the second month of the lease term. The Company was required to provide an irrevocable, unconditional letter of credit in the amount of $380,000 to the landlord upon execution of the lease, and this amount is recorded as restricted cash. The lease has been classified as an operating lease and included in the lease tables and the related disclosures below.

On November 3, 2021, the Company entered into an amendment of its Main Office Lease to include an additional 4,811 rentable square feet in the suite adjoining its main office facilities in San Diego, California. The lease term will run concurrently with the main office lease which commenced in December 2021. The lease terms include 3% annual fixed increases in the base rental payment. The lease also requires the Company to pay operating expenses such as utilities, real estate taxes, insurance, and repairs. The lease term commenced on April 15, 2022, and the Company will receive two months of rental abatement to the base rent. The Company was required to provide an additional letter of credit in the amount of $100,000 to the landlord upon commencement of the lease, and this amount is recorded as restricted cash.

In July 2022, the Company entered into a lease agreement in Westland, Michigan for 10,000 square feet of warehouse space for the purpose of having its own controlled warehouse facility for its finished inventories. The term of the lease is 36 months with a fixed rent of $5,625 per month. There is an option to renew the lease for an additional 36 months, and it is probable that the Company will exercise the renewal option. There is no option to purchase the premises at lease termination.

Supplemental consolidated balance sheet information related to leases is as follows:

	Classification	December 31, 2022	December 31, 2021
Operating lease assets	Right-of-use operating lease assets	$5,305,881	$3,483,042
Finance lease assets	Property and equipment, net	18,467	25,664
Total lease assets		$5,324,348	$3,508,706

Operating lease liabilities – current	Operating lease liabilities – current	$824,326	41,513
Operating lease liabilities – noncurrent	Operating lease liabilities – noncurrent	5,090,170	3,441,642
Finance lease liabilities – current	Other liabilities – current	7,184	7,634
Finance lease liabilities – noncurrent	Other long-term liabilities	12,959	18,860
Total lease liabilities		$5,934,639	$3,509,649

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Leases (cont.)

The components of lease expense are as follows:

	Classification	Year Ended December 31, 2022	Year Ended December 31, 2021
Operating lease expense	Selling, general and administrative	$811,082	$219,712
Finance lease expense:
Amortization of finance lease assets	Selling, general and administrative	5,594	2,998
Interest on finance lease liabilities	Interest expense	2,248	3,636
Total lease expense		$818,924	$226,346
	Operating Lease	Finance Lease
Maturities of lease liabilities are as follows:	December 31, 2022	December 31, 2022
2023	$860,418	$7,184
2024	892,212	7,184
2025	893,046	7,184
2026	921,273	1,796
2027	946,683	—
Thereafter	3,798,554	—
Total lease payments	8,312,186	23,348
Less: interest	(2,397,690)	(3,205)
Total lease liabilities	$5,914,496	$20,143

Lease term and discount rate:

	December 31, 2022	December 31, 2021
Weighted-average remaining lease terms (in years):
Operating lease	9.0	9.9
Finance lease	3.3	4.5

Weighted-average discount rate:
Operating lease	7.8%	7.8%
Finance lease	7.8%	7.8%

Other Information:

	Years Ended December 31, 2022	Years Ended December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$202,844	$100,292
Operating cash flows from finance leases related to interest expense	$2,248	$3,636
Financing cash flows from finance leases	$9,691	$5,839

Leased assets obtained in exchange for new finance lease liabilities	$18,467	$25,664
Leased assets obtained in exchange for new operating lease liabilities	$—	$—

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Leases (cont.)

Sublease

In April 2022, the Company entered into a sublease agreement with certain local San Diego companies to sublease a portion of the Company’s 4,811 square foot expansion. The term of the sublease is six months to twelve months with fixed base rental income ranging from $2,250 to $14,500 per month. The sublease has no option for renewal or extension at the end of the sublease term.

Sublease income are as follows:

	Classification	Year Ended December 31, 2022	Year Ended December 31, 2021
Sublease lease income	Other, net	$143,192	$—

Lessor

In 2022, the Company entered into a 10 years master services agreement (“MSA”) with a certain school district for FaaS to electrify their school bus fleet. A statement of work (“SOW”) for engineering, procurement and construction (“EPC”) was also executed in conjunction with the MSA. As part of this SOW, the Company will provide electric vehicle supply equipment (“EVSE”) and related warranties, infrastructure engineering and construction, installation of EVSE, and subscription services to Nuvve’s V2G GIVe platform. The MSA has both lease and non-lease components. The lease component is the EVSE and non-lease components are the EPCs. The Company accounted for the lease components as a sale-type lease with the investment in lease of $97,054 at December 31, 2022.

Lease income are as follows:

	Classification	Year Ended December 31, 2022	Year Ended December 31, 2021
Lease income	Products and services	$99,981	$—
Interest income	Products and services	3,341	—
Total lease income		$103,322	$—

Note 17 — Commitments and Contingencies

(a) Legal Matters

The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

(b) Research Agreement

Effective September 1, 2016, the Company is party to a research agreement with a third party, which is also a Company stockholder, whereby the third party will perform research activity as specified annually by the Company. Under the terms of the agreement, the Company paid a minimum of $400,000 annually in equal quarterly installments. For each of the years ended December 31, 2022 and 2021, $400,000 was paid under the research agreement. At December 31, 2022, we have $266,667 remaining to be paid under a renewed agreement.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Commitments and Contingencies (cont.)

(c) In-Licensing

The Company is a party to a licensing agreement for non-exclusive rights to intellectual property which will expire at the later of the date at which the last patent underlying the intellectual property expires or 20 years from the sale of the first licensed product. Under the terms of the agreement, the Company will pay up to an aggregate of $700,000 in royalties upon achievement of certain milestones. As of December 31, 2022 and December 31, 2021, no royalty expenses had been incurred under this agreement.

In November 2017, the Company executed an agreement (“IP Acquisition Agreement”) with the University of Delaware (Seller) whereby all right, title, and interest in the licensed intellectual property was assigned to the Company in exchange for an upfront fee of $500,000 and the Company’s common shares valued at $1,491,556. The total acquisition cost of $1,991,556 was capitalized and is being amortized over the fifteen years expected life of the patents underlying the intellectual property. Under the terms of the agreement, the Company will pay up to an aggregate $7,500,000 in royalties to the Seller upon achievement of milestones, related to the aggregate number of vehicles that have had access to the Company’s GIVe platform system for a period of at least six consecutive months, and for which the Company has received monetary consideration for such access pursuant to a subscription or other similar agreement with the vehicle’s owner as follows:

Milestone Event: Aggregated Vehicles	Milestone Payment Amount
10,000	$500,000
20,000	750,000
40,000	750,000
60,000	750,000
80,000	750,000
100,000	1,000,000
200,000	1,000,000
250,000	2,000,000
$7,500,000

The Seller will retain a non-exclusive, royalty-free license, to utilize the intellectual property solely for research and education purposes. As of December 31, 2022, no royalty expenses had been incurred under this agreement.

(d) Investment

The Company is committed to possible future additional contributions to the Investment in Dreev (Note 6) in the amount of $270,000.

(e) Purchase Commitments

On July 20, 2021, Nuvve issued a purchase order (“PO”) to its supplier for a quantity of DC Chargers, for a total price of $13.2 million, with the delivery date specified as the week of November 15, 2021. However, the supplier subsequently notified Nuvve that it would be unable to meet the contracted delivery date as a result of supply chain issues. The parties therefore agreed to change the delivery date to on or about December 15, 2021. As of the end of December 31, 2021, Nuvve received a partial shipment of the DC Chargers, for which Nuvve paid $6.3 million. The delivered DC Chargers did not fully conform to required software and hardware specifications. In April 2022, the parties agreed to address the technical issues necessary to bring the DC charges into full conformity with specifications, and to amend the mix defined in the original PO for the delivery of the remaining DC Chargers still subject to the original PO. As of December 31, 2022, the supplier is still in the process of bringing the delivered DC Chargers into full conformance.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Commitments and Contingencies (cont.)

No amendments to the original PO have been executed. To the extent Nuvve and the supplier are unable to align on mutually agreeable terms to resolve the dispute relating to the PO, Nuvve believes it has no obligation to purchase or accept delivery against the PO given that the supplier failed to timely deliver conforming DC Chargers in accordance with the stated PO terms. The supplier asserts, however, that the original PO was non-cancellable and non-refundable regardless of when in the future the chargers are delivered, and regardless of any non-conformance. Nuvve believes the supplier’s position does not have merit and Nuvve intends to exercise all available rights and remedies in its defense should any legal proceeding result from such dispute. On November 2, 2022, Nuvve received a demand for arbitration from its supplier in connection with the dispute. The outcome of any such proceeding would be inherently uncertain, and the amount and/or timing of any liability or expense resulting from such a proceeding is not reasonably estimable at this time.

Note 18 — Non-Controlling Interest

For entities that are consolidated, but not 100% owned, a portion of the net income or loss and corresponding equity is allocated to owners other than the Company. The aggregate of the net income or loss and corresponding equity that is not owned by the Company is included in non-controlling interests in the consolidated financial statements.

Non-controlling interests are presented outside as a separate component of stockholders’ equity on the Company’s consolidated Balance Sheets. The primary components of non-controlling interests are separately presented in the Company’s consolidated statements of changes in stockholders’ equity to clearly distinguish the interest in the Company and other ownership interests in the consolidated entities. Net income or loss includes the net income or loss attributable to the holders of non-controlling interests on the Company’s consolidated statements of operations. Net income or loss is allocated to non-controlling interests in proportion to their relative ownership interests.

Levo Series B Redeemable Preferred Stock

Levo is authorized to issue 1,000,000 shares of series B preferred stock at no par value.

The Series B Preferred Stock (a) pays a dividend, when, as and if declared by Levo’s Board of Directors, of 8.0% per annum of the stated value per share, payable quarterly in arrears, (b) has an initial stated value of $1,000 per share, and dividends are paid in cash. Levo accrues for undeclared and unpaid dividends as they are payable in accordance with the terms of the Certificate of Designations filed with the Secretary of State of the State of Delaware. At December 31, 2022, Levo had cumulative unpaid accrued preferred dividends of $326,606 on 3,138 issued and outstanding shares of Series B Preferred Stock. Series B Preferred Stock is not a participating or convertible securities. Series B Preferred Stock is not currently redeemable but it could be redeemable with the passage of time at the election of Levo or the preferred shareholders or upon the occurrence of a trigger event as defined in the preferred stock agreement. Since the redeemable preferred stock may be redeemed by the preferred shareholders or upon the occurrence of a trigger event that is not solely within the control of Levo, but is not mandatorily redeemable; therefore, based on its characteristics, Levo has classified the Series B Preferred Stock as mezzanine equity.

At December 31, 2022, Series B Preferred Stock consisted of the following:

Shares Authorized	Shares Issued and Outstanding	Stated Value per Share	Initial Carrying Value	Accrued Preferred Dividends	Liquidation Preference
1,000,000	3,138	$1,000	$3,138,000	$326,606	$3,464,606

The Company has determined that the redemption features embedded in the non-controlling redeemable preferred stock is required to be accounted for separately from the redeemable preferred stock as a derivative liability. See Note 5 for detail disclosure of the derivative liability.

The redeemable preferred stock has been classified as mezzanine equity, and initially recognized at fair value of $3,138,000, the proceeds on the date of issuance. This amount has been further reduced by $497,606 the fair value of the embedded derivative liability at date of issuance, resulting in an adjusted initial carrying value of $2,640,394.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Non-Controlling Interest (cont.)

Levo is accreting the difference between the adjusted carrying initial value and the redemption price value over the seven-year period from date of issuance of August 4, 2021 through July 4, 2028 (the date at which the preferred shareholders have the unconditional right to redeem the shares, deemed to be the earliest likely redemption date) using the effective interest method. The accretion to the carrying value of the redeemable preferred stock is treated as a deemed dividend, recorded as a charge to retained earnings of Levo. As of December 31, 2022, Levo has accreted $645,866 resulting in the carrying value of the redeemable preferred stock of $3,547,765.

The following table summarizes Levo non-controlling interests presented as a separate component of stockholders’ equity on the Company’s consolidated balance sheets:

	December 31, 2022	December 31, 2021
Add: net loss attributable to non-controlling interests	$(538,841)	(2,138,272)
Less: dividends paid or accrued to non-controlling interests	263,846	101,856
Less: Preferred share accretion adjustment	645,866	261,505
Non-controlling interests	$(1,448,553)	$(2,501,633)

The following table summarizes Levo non-controlling interests presented as a separate component of the Company’s consolidated statements of operations:

	December 31, 2022	December 31, 2021
Net loss attributable to non-controlling interests	$(538,841)	$(2,138,272)

Redeemable Non-controlling Interest Reconciliation — Mezzanine Equity

	December 31, 2022	December 31, 2021
Beginning balance	$2,901,899	$—
Beginning redemption value (at fair value)	—	3,138,000
Less: Non-controlling redeemable preferred shares – embedded derivatives	—	497,606
Adjusted initial carrying value	2,901,899	2,640,394
Preferred share accretion adjustment	645,866	261,505
Ending balance	$3,547,765	$2,901,899

Profits Interests Units (Class D Incentive Units)

In April 2022, Levo issued Class D Incentive Units to certain key employees in the form of profits interests within the meaning of the Internal Revenue Service (“Profits Interests”). Any future distributions under the Profits Interests will only occur once distributions made to all other member units exceed a threshold amount. The Company performed an analysis of the key features of the Profits Interests to determine whether the nature of the Profits Interests are (a) an equity award which should be accounted for under ASC 718, Compensation — Stock Compensation or (b) a bonus arrangement which should be accounted for under ASC 710, Compensation — General. Based on the features of the Profits Interests, the awards are considered stock compensation to be accounted for as equity. Accordingly, compensation expense for the Profits Interests will be recognized over the vesting period of the awards.

Subject to the grantee not incurring a termination prior to the applicable vesting date, the Incentive Units vest as follows: (i) 80% of the Incentive Units will vest in equal 25% installments on each of the first four (4) anniversaries of the grant date (such that 80% of the total number of Incentive Units issued to the grantee hereunder will be vested on the fourth anniversary of the Grant Date) and (ii) the remaining 20% of the Incentive Units will vest upon a Change of Control. Therefore, the expenses recorded will only reflect the 80% vesting portion.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Non-Controlling Interest (cont.)

During the year ended December 31, 2022, the Company recorded compensation expense, included in selling, general, and administrative, under the Profits Interests of $445,479.

The Company uses the Monte Carlo Simulation model to estimate the fair value of Class D Incentive Units. Fair value is estimated at the date of grant for employee and nonemployee options. The following assumptions were used in the Monte Carlo Simulation model to calculate the fair value of Class D Incentive Units granted for the year ended December 31, 2022.

Class D Units
Expected life of Class D Incentive Units (in years)(1)	5.5
Risk-free interest rate(2)	3.02%
Volatility(3)	69.50%

____________

(1)      The expected life of options is the average of the contractual term of the Class D Incentive Units and the vesting period.

(2)      The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

(3)      Volatility is estimated by management. As the Company has been a private company for most of its existence, there is not enough historical volatility data related to the Company’s Common stock as a public entity. Therefore, this estimate is based on the average volatility of certain public company peers within the Company’s industry.

A summary of the status of the Company’s Class D Incentive Units as of December 31, 2021, and changes during year ended December 31, 2022, is presented below:

	Shares	Weighted- Average Grant Date Fair Value ($)
Nonvested at December 31, 2021	—	—
Granted	250,000	13.28
Vested	—	—
Cancelled	—	—
Nonvested and Outstanding at December 31, 2022	250,000	13.28

As of December 31, 2022, there was $1,991,555 of total unrecognized compensation cost related to nonvested Class D Incentive Units. The Company expects to recognize this compensation cost over a remaining weighted-average period of approximately 3.3 years.

Note 19 — Subsequent Events

January 2023 ATM Offering Program

On January 31, 2023, the Company entered into an At the Market Offering Agreement (the “ATM Agreement”) with Craig-Hallum Capital Group LLC (“Craig-Hallum”), as the sales agent (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent, shares of its common stock (the “Shares”), having an aggregate offering price of up to $25,000,000. The Company will pay the Agent a commission of 3.0% of the aggregate gross sales prices of the Shares. The Company reimbursed the Agent for fees and disbursements of its legal counsel in the amount of $50,000. In January and February 2023, we sold 1,966 shares of common stock pursuant to the ATM Agreement at an average price of $71.60 per share for aggregate net proceeds of approximately $0.1 million.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Subsequent Events (cont.)

February 2023 Registered Direct Offering

On February 17, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with a certain institutional and accredited investor, relating to the issuance and sale of 13,587 shares of common stock in a registered direct offering (the “February 2023 Offering”). The offering price for the shares was $36.80 per share of common stock. The closing of the February 2023 Offering occurred on February 21, 2023. The aggregate gross proceeds from the February 2023 Offering was approximately $0.5 million. Chardan Capital Markets LLC acted as the placement agent for the February 2023 Offering and received a sales commission of 3.0% of the gross proceeds.

Sale of Switch Investment

On March 30, 2023, the Company sold its investment interest in Switch for $1.3 million. The company had invested $1.0 million in Switch for an advanced subscription agreement dated June 6, 2022. See Note 6 for further details.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash	$13,864,646	$15,753,896
Restricted cash	480,000	480,000
Accounts receivable, net	2,669,269	1,121,694
Inventories	6,833,937	11,551,831
Prepaid expenses	1,061,770	1,487,582
Other current assets	1,567,143	1,454,563
Total current assets	26,476,765	31,849,566

Property and equipment, net	686,977	636,944
Intangible assets, net	1,237,062	1,341,640
Investment in equity securities	670,951	1,670,951
Investment in leases	114,865	97,054
Right-of-use operating lease assets	4,959,255	5,305,881
Financing receivables	288,872	288,872
Security deposit, long-term	29,649	8,682
Total assets	$34,464,396	$41,199,590

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities
Accounts payable	$1,684,764	$2,390,422
Due to customers	9,830,000	—
Accrued expenses	3,598,525	3,347,399
Deferred revenue	1,116,511	1,221,497
Operating lease liabilities – current	859,820	824,326
Other liabilities	803,091	113,844
Total current liabilities	17,892,711	7,897,488

Operating lease liabilities – noncurrent	4,746,575	5,090,170
Warrants liability	76,275	220,884
Derivative liability – non-controlling redeemable preferred shares	285,640	359,225
Other long-term liabilities	618,156	393,179
Total liabilities	23,619,357	13,960,946

Commitments and Contingencies
Mezzanine equity
Redeemable non-controlling interests, preferred shares, zero par value, 1,000,000 shares authorized, 3,138 shares issued and outstanding at September 30, 2023 and December 31, 2022; aggregate liquidation preference of $3,676,668 and $3,464,606 at September 30, 2023 and December 31, 2022, respectively	4,032,163	3,547,765
Class D Incentive units, zero par value, 1,000,000 units authorized; 50,000 and 250,000 units issued and outstanding at September 30, 2023 and December 31, 2022, respectively	185,004	445,479

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)
(Unaudited)

	September 30, 2023	December 31, 2022
Stockholders’ equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; zero shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 812,625 and 606,804 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	3,251	2,427
Additional paid-in capital	152,100,803	144,073,505
Accumulated other comprehensive income	104,539	76,182
Accumulated deficit	(140,957,114)	(116,956,528)
Nuvve Holding Corp. Stockholders’ Equity	11,251,479	27,195,586
Non-controlling interests	(4,623,607)	(3,950,186)
Total stockholders’ equity	6,627,872	23,245,400
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$34,464,396	$41,199,590

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Products	$1,772,532	$280,184	$4,748,141	$3,333,825
Services	866,477	207,634	1,720,262	475,806
Grants	73,563	65,869	219,082	416,816
Total revenue	2,712,572	553,687	6,687,485	4,226,447
Operating expenses
Cost of products	2,314,854	215,068	5,037,756	3,114,573
Cost of services	86,371	61,417	775,489	338,820
Selling, general, and administrative	6,481,759	7,163,673	18,751,119	22,925,745
Research and development	2,292,908	1,715,821	6,780,211	6,021,535
Total operating expenses	11,175,892	9,155,979	31,344,575	32,400,673

Operating loss	(8,463,320)	(8,602,292)	(24,657,090)	(28,174,226)
Other income (expense)
Interest income, net	16,213	39,150	105,194	47,553
Change in fair value of warrants liability	214,573	1,852,700	144,609	11,213,700
Change in fair value of derivative liability	67,366	(40,245)	73,585	(19,309)
Other, net	(168,177)	89,222	356,155	81,455
Total other income, net	129,975	1,940,827	679,543	11,323,399
Loss before taxes	(8,333,345)	(6,661,465)	(23,977,547)	(16,850,827)
Income tax expense	—	—	—	—
Net loss	$(8,333,345)	$(6,661,465)	$(23,977,547)	$(16,850,827)
Less: Net income (loss) attributable to non-controlling interests	8,285	(168,985)	23,039	(459,863)
Net loss attributable to Nuvve Holding Corp.	$(8,341,630)	$(6,492,480)	$(24,000,586)	$(16,390,964)
Less: Preferred dividends on redeemable non-controlling interests	72,092	66,601	212,062	195,912
Less: Accretion on redeemable non-controlling interests preferred shares	161,466	161,466	484,398	484,398
Net loss attributable to Nuvve Holding Corp. common stockholders	$(8,575,188)	$(6,720,547)	$(24,697,046)	$(17,071,274)

Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(10.66)	$(12.25)	$(35.07)	$(34.19)

Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	804,775	548,822	704,310	499,300

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(8,333,345)	$(6,661,465)	$(23,977,547)	$(16,850,827)
Other comprehensive (loss) income, net of taxes
Foreign currency translation adjustments, net of taxes	18,124	(61,299)	28,357	(101,297)
Total comprehensive loss	$(8,315,221)	$(6,722,764)	$(23,949,190)	$(16,952,124)
Less: Comprehensive income (loss) attributable to non-controlling interests	8,285	(168,985)	23,039	(459,863)
Comprehensive loss attributable to Nuvve Holding Corp.	$(8,323,506)	$(6,553,779)	$(23,972,229)	$(16,492,261)
Less: Preferred dividends on redeemable non-controlling interests	(72,092)	(66,601)	(212,062)	(195,912)
Less: Accretion on redeemable non-controlling interests preferred shares	(161,466)	(161,466)	(484,398)	(484,398)
Comprehensive loss attributable to Nuvve Holding Corp. common stockholders	$(8,089,948)	$(6,325,712)	$(23,275,769)	$(15,811,951)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling Interests	Total
	Shares	Amount
Balances December 31, 2022	606,804	$2,427	$144,073,505	$76,182	$(116,956,528)	$(3,950,186)	$23,245,400
Exercise of stock options and vesting of restricted stock	2,283	9	(9)	—	—	—	—
Stock-based compensation	—	—	1,414,183	—	—	—	1,414,183
Currency translation adjustment	—	—	—	8,934	—	—	8,934
Preferred dividends – non-controlling interest	—	—	—	—	—	(69,292)	(69,292)
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	(161,466)	(161,466)
Proceeds from Direct Offering, net of offering costs	13,587	54	469,946	—	—	—	470,000
Proceeds from common stock offering, net of offering costs	1,966	8	136,709	—	—	—	136,717
Net loss	—	—	—	—	(7,666,393)	6,288	(7,660,105)
Balances March 31, 2023	624,640	2,498	146,094,334	85,116	(124,622,921)	(4,174,656)	17,384,371
Exercise of stock options and vesting of restricted stock options	15,610	62	391,129	—	—	—	391,191
Stock-based compensation	—	—	1,069,188	—	—	—	1,069,188
Proceeds from Direct Offering, net of offering costs	107,768	432	1,876,760	—	—	—	1,877,192
Proceeds from common stock offering, net of offering costs	33,409	134	644,773	—	—	—	644,907
Currency translation adjustment	—	—	—	1,299	—	—	1,299
Preferred dividends – non-controlling interest	—	—	—	—	—	(70,678)	(70,678)
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	(161,466)	(161,466)
Net loss	—	—	—	—	(7,992,563)	8,466	(7,984,097)
Balances June 30, 2023	781,427	3,126	$150,076,184	86,415	(132,615,484)	(4,398,334)	13,151,907
Exercise of stock options and vesting of restricted stock options	28,770	116	824,651	—	—	—	824,767
Stock-based compensation	—	—	1,097,016	—	—	—	1,097,016
Proceeds from Direct Offering, net of offering costs	—	—	—	—	—	—
Proceeds from common stock offering, net of offering costs	2,429	9	102,952	—	—	—	102,961
Currency translation adjustment	—	—	—	18,124	—	—	18,124
Preferred dividends – non-controlling interest	—	—	—	—	—	(72,092)	(72,092)
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	(161,466)	(161,466)
Net loss	—	—	—	—	(8,341,630)	8,285	(8,333,345)
Balances September 30, 2023	812,626	$3,251	$152,100,803	$104,539	$(140,957,114)	$(4,623,607)	$6,627,872

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling Interests	Total
	Shares	Amount
Balances December 31, 2021	471,528	$1,888	$122,336,607	$113,446	$(92,937,863)	$(2,501,633)	$27,012,445
Exercise of stock options and vesting of restricted stock	760	3	—	—	—	—	3
Stock-based compensation	—	—	1,455,641	—	—	—	1,455,641
Currency translation adjustment	—	—	—	(13,684)	—	—	(13,684)
Preferred dividends – non-controlling interest	—	—	—	—	—	(64,015)	(64,015)
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	(161,466)	(161,466)
Net loss	—	—	—	—	(4,630,328)	(100,933)	(4,731,261)
Balances March 31, 2022	472,288	1,891	123,792,248	99,762	(97,568,191)	(2,828,047)	23,497,663
Exercise of stock options and vesting of restricted stock options	9,000	50	173,575	—	—	—	173,625
Stock-based compensation	—	—	1,640,055	—	—	—	1,640,055
Proceeds from forward option put exercise	3,363	13	1,994,059	—	—	—	1,994,072
Proceeds from common stock offering, net of offering costs	8,094	32	1,859,653	—	—	—	1,859,685
Currency translation adjustment	—	—	—	(26,314)	—	—	(26,314)
Preferred dividends – non-controlling interest	—	—	—	—	—	(65,296)	(65,296)
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	(161,466)	(161,466)
Net loss	—	—	—	—	(5,268,156)	(189,945)	(5,458,101)
Balances June 30, 2022	492,745	1,986	129,459,590	73,448	(102,836,347)	(3,244,754)	23,453,923
Exercise of stock options and vesting of restricted stock options	(274)	(14)	35,717	—	—	—	35,703
Stock-based compensation	—	—	976,835	—	—	—	976,835
Proceeds from common stock offering, net of offering costs	11,728	47	1,903,764	—	—	—	1,903,811
Currency translation adjustment	—	—	—	(61,299)	—	—	(61,299)
Preferred dividends – non-controlling interest	—	—	—	—	—	(66,601)	(66,601)
Issuance of Common Shares related to Warrants	14,500	58	—	—	—	—	58
Proceeds from Direct Offering, net of offering costs	53,750	215	10,405,256	—	—	—	10,405,471
Accretion on redeemable non-controlling interests preferred shares	—	—	—	—	—	(161,466)	(161,466)
Net loss	—	—	—	—	(6,492,480)	(168,985)	(6,661,465)
Balances September 30, 2022	572,449	$2,292	$142,781,162	$12,149	$(109,328,827)	$(3,641,806)	$29,824,970

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net loss	$(23,977,547)	$(16,850,827)
Adjustments to reconcile to net loss to net cash used in operating activities
Depreciation and amortization	237,043	211,220
Stock-based compensation	3,197,471	4,487,003
Change in fair value of warrants liability	(144,609)	(11,213,700)
Change in fair value of derivative liability	(73,585)	19,309
Loss on disposal of asset	(1,088)	—
Gains from sale of investments in equity securities	(325,155)	—
Noncash lease expense	355,133	336,903
Change in operating assets and liabilities
Accounts receivable	(1,547,575)	818,758
Inventory	4,717,894	(649,809)
Prepaid expenses and other assets	304,031	(2,040,485)
Accounts payable	(705,658)	(4,070,611)
Due to customers	9,830,000	—
Accrued expenses	2,056,210	443,491
Deferred revenue	(122,797)	324,660
Net cash used in operating activities	(6,200,232)	(28,184,088)
Investing activities
Purchase of property and equipment	(199,877)	(349,182)
Investments in equity securities	—	(1,000,000)
Proceeds from sale of investments in equity securities	1,325,155	—
Net cash provided (used) in investing activities	1,125,278	(1,349,182)
Financing activities
Proceeds from forward option put exercise	—	1,994,073
Proceeds from exercise of pre-funded warrants related to Direct Offering	—	58
Proceeds from Direct Offering of common stock, net of offering costs	2,347,192	13,069,815
Proceeds from common stock offering, net of offering costs	884,586	3,763,494
Payment of finance lease obligations	(5,375)	(7,396)
Proceeds from exercise of stock options	—	209,280
Net cash provided in financing activities	3,226,403	19,029,324
Effect of exchange rate on cash	(40,699)	(121,218)
Net decrease in cash and restricted cash	(1,889,250)	(10,625,164)
Cash and restricted cash at beginning of year	16,233,896	32,740,520
Cash and restricted cash at end of period	$14,344,646	$22,115,356

Supplemental Disclosure of Noncash Financing Activity
Transfer of inventory to property and equipment	$—	$87,095

The accompanying notes are an integral part of these condensed consolidated financial statements.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Description of Business

Description of Business

Nuvve Holding Corp., a Delaware corporation headquartered in San Diego, California (the “Company” or “Nuvve”), was founded on November 10, 2020 under the laws of the state of Delaware. On March 19, 2021, the Company (at the time known as NB Merger Corp.) acquired the outstanding shares of Nuvve Corporation (“Nuvve Corp.”), and the Company changed its name to Nuvve Holding Corp.

Reverse Stock Split

At the Company’s Special Meeting of Stockholders held on January 5, 2024, the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s common stock, at a ratio within the range of 1-for-2 to 1-for-40. The Board approved a 1-for-40 reverse split ratio, and on January 19, 2024, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware to effect the reverse split effective January 19, 2024. The reverse stock split is also applicable to the Company’s outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable are adjusted proportionately as a result of the reverse stock split. The exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans. The reverse stock split did not affect the number of authorized shares of the Company’s common stock or the par value of the common stock. All issued and outstanding common stock, options to purchase common stock, warrants to purchase common stock and per share amounts contained in the consolidated financial statement have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Structure of the Company

Nuvve has two wholly owned subsidiaries, Nuvve Corp. and Nuvve Pennsylvania LLC. Nuvve Corp. has four wholly owned subsidiaries: (1) Nuvve Denmark ApS, (“Nuvve Denmark”), a company registered in Denmark, (2) Nuvve SaS, a company registered in France, (3) Nuvve KK (Nuvve Japan), a company registered in Japan, and (4) Nuvve LTD, a company registered in United Kingdom. Nuvve Norway, a company registered in Norway is a branch of Nuvve Denmark.

On August 4, 2021, the Company formed Levo Mobility LLC, a Delaware limited liability company (“Levo”), with Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”). Levo is a consolidated entity of the Company. Please see Note 2 for the principles of consolidation.

Levo is a sustainable infrastructure company focused on rapidly advancing the electrification of transportation by funding vehicle-to-grid (“V2G”) enabled Electric Vehicle (“EV”) fleet deployments. Levo utilizes Nuvve’s V2G technology and conditional capital contribution commitments from Stonepeak and Evolve to offer Fleet-as-a-Service (“FaaS”) for school buses, last-mile delivery, ride hailing and ride sharing, municipal services, and more to eliminate the primary barriers to EV fleet adoption including large upfront capital investments and lack of expertise in securing and managing EVs and associated charging infrastructure.

Levo’s turnkey solution simplifies and streamlines electrification, can lower the total cost of EV operation for fleet owners, and supports the grid when the EVs are not in use. For a fixed monthly payment with no upfront cost, Levo will provide the EVs, such as electric school buses, charging infrastructure powered by Nuvve’s V2G platform, EV and charging station maintenance, energy management, and technical advice.

Levo focuses on electrifying school buses, providing associated charging infrastructure, and delivering V2G services to enable safer and healthier transportation for children while supporting carbon dioxide emission reduction, renewable energy integration, and improved grid resiliency.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see Note 2, “Summary of Significant Accounting Policies,” in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.

During the nine months ended September 30, 2023, there were no significant updates made to the Company’s significant accounting policies.

Basis of Presentation

The accompanying (i) unaudited condensed consolidated balance sheet as of December 31, 2022, which has been derived from audited financial statements, and (ii) unaudited interim condensed consolidated financial statements have been prepared in accordance pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Therefore, it is suggested that these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included elsewhere in this prospectus.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, comprehensive loss, cash flows, and stockholders’ equity for the interim periods, but are not necessarily indicative of the results to be anticipated for the full year 2023 or any future period.

In accordance with Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the unaudited condensed consolidated financial statements are issued. Since inception, the Company has incurred recurring losses and negative cash flows from operations and has an accumulated deficit of $141.0 million as of September 30, 2023. Nuvve incurred operating losses of approximately $24.7 million as of the nine months ended September 30, 2023, and $36.9 million and $27.2 million for the years ended December 31, 2022, and 2021, respectively. Nuvve cash used in operations were $6.2 million for the nine months ended September 30, 2023, and $34.1 million and $29.2 million for the years ended December 31, 2022, and 2021, respectively. As of September 30, 2023, Nuvve had a cash balance, working capital, and stockholders’ equity of $13.9 million, $8.6 million and $6.6 million, respectively. The Company continues to expect to generate operating losses and negative cash flows and may need additional funding to support its planned operating activities through profitability. The transition to profitability is dependent upon the successful expanded commercialization of the Company’s Grid Integrated Vehicle (“GIVe”) platform and the achievement of a level of revenues adequate to support its cost structure.

Management plans to fund current operations through increased revenues and if required cash saving measures and or raising additional capital. Management’s expectations with respect to the Company’s ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. There is an inherent risk that the Company may not achieve such financial projections and if so, cash outflows could be higher than currently anticipated. Should this occur, management plans to implement cash saving measures during this time period, including reductions in discretionary expenses related to consultants, travel, personnel, and personnel-related costs. If necessary, management believes it can raise additional capital through its at-the-market offering agreement. However, as such plans are not solely within management’s control management cannot conclude as of the date of this filing that the plans are probable of being successfully implemented and as such has concluded that substantial doubt exists about the Company’s ability to continue as a going concern for twelve months from the date of issuance of our financial statements.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Principles of Consolidation

The condensed consolidated financial statements include the accounts and operations of the Company, its wholly owned subsidiaries and its consolidated variable interest entity. All intercompany accounts and transactions have been eliminated upon consolidation.

Variable Interest Entities

Pursuant to the consolidation guidance, the Company first evaluates whether it holds a variable interest in an entity in which it has a financial relationship and, if so, whether or not that entity is a variable interest entity (“VIE”). A VIE is an entity with insufficient equity at risk for the entity to finance its activities without additional subordinated financial support or in which equity investors lack the characteristics of a controlling financial interest. If an entity is determined to be a VIE, the Company evaluates whether the Company is the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and economics. The Company concludes that it is the primary beneficiary and consolidates the VIE if the Company has both (i) the power to direct the activities of the VIE that most significantly influence the VIE’s economic performance, and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

The Company formed Levo with Stonepeak and Evolve, in which the Company owns 51% of Levo’s common units. The Company has determined that Levo is a VIE in which the Company is the primary beneficiary. Accordingly, the Company consolidates Levo and records a non-controlling interest for the share of the entity owned by Stonepeak and Evolve.

Assets and Liabilities of Consolidated VIEs

The Company’s condensed consolidated financial statements include the assets, liabilities and results of operations of VIEs for which the Company is the primary beneficiary. The other equity holders’ interests are reflected in “Net income (loss) attributable to non-controlling interests” in the condensed consolidated statements of operations and “Non-controlling interests” in the condensed consolidated balance sheets. See Note 18 for details of non-controlling interests. The Company began consolidating the assets, liabilities and results of operations of Levo during the quarter ended September 30, 2021.

The creditors of the consolidated VIE do not have recourse to the Company other than to the assets of the consolidated VIEs. The following table summarizes the carrying amounts of Levo assets and liabilities included in the Company’s condensed consolidated balance sheets at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Assets
Cash	$27,225	$27,629
Prepaid expenses and other current assets	1,874	59,794
Total Assets	$29,099	$87,423

Liabilities
Accounts payable	$13,680	$8,165
Accrued expenses and dividend payable	538,667	336,713
Derivative liability – non-controlling redeemable preferred shares	285,640	359,225
Total Liabilities	$837,987	$704,103

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Redeemable Non-Controlling Interest — Mezzanine Equity

Redeemable non-controlling interest represents the shares of the preferred stock issued by Levo to Stonepeak and Evolve (the “preferred shareholders”), who own 49% of Levo common units. The preferred stock is not mandatorily redeemable or currently redeemable, but it could be redeemable with the passage of time at the election of Levo, the preferred shareholders or a triggering event as defined in the preferred stock agreement. As a result of the contingent put right available to the preferred shareholders, the redeemable non-controlling interests in Levo are classified as mezzanine equity in the Company’s unaudited condensed consolidated balance sheets. The initial carrying value of the redeemable non-controlling interest is reported at the initial proceeds received on issuance date, reduced by the fair value of embedded derivatives resulting in an adjusted initial carrying value. The adjusted initial carrying value is further adjusted for the accretion of the difference with the redemption price value using the effective interest method. The accretion amount is a deemed dividend recorded against retained earnings or, in its absence, to additional-paid-in-capital. The carrying amount of the redeemable non-controlling interest is measured at the higher of the carrying amount adjusted each reporting period for income (or loss) attributable to the non-controlling interest, or the carrying amount adjusted each reporting period by the accretion amount. See Note 18 for details.

Non-controlling interests

The Company presents non-controlling interests as a component of equity on its condensed consolidated balance sheets and reports the portion of its earnings or loss for non-controlling interest as net earnings or loss attributable to non-controlling interests in the condensed consolidated statements of operations.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies (“EGC”) to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The Company qualifies as an EGC. The JOBS Act provides that an EGC can elect to opt-out of the extended transition period and comply with the requirements that apply to non-EGCs, but any such election to opt-out is irrevocable. The Company has elected not to opt-out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This different adoption timing may make a comparison of the Company’s financial statements with another public company, which is neither an EGC nor an EGC that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the impairment of intangible assets, the net realizable value of inventory, the fair value of share-based payments, lease incremental borrowing rate, derivative liability associated with redeemable preferred shares, revenue recognition, the fair value of warrants, and the recognition and disclosure of contingent liabilities.

Management evaluates its estimates on an ongoing basis. Actual results could materially vary from those estimates.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Restricted Cash

The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation, which is up to $250,000. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area. In connection with a new office lease agreement, the Company was required to provide an irrevocable, unconditional letter of credit to the landlord upon execution of the lease. The amount securing the letter of credit was recorded as restricted cash as of September 30, 2023 and December 31, 2022 was $480,000.

Concentrations of Credit Risk

At September 30, 2023 and December 31, 2022, the financial instruments which potentially expose the Company to concentration of credit risk consist of cash in financial institutions (in excess of federally insured limits) and trade receivables.

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the three and nine months ended September 30, 2023 three and two customers accounted for 62.2% and 30.9% of revenue, respectively. For the three and nine months ended September 30, 2022 three and two customers accounted for 62.4% and 51.1% of revenue, respectively.

During the three and nine months ended September 30, 2023, the Company’s top five customers accounted for approximately 74.3% and 46.2%, respectively, of the Company’s total revenue. During the three and nine months ended September 30, 2022, the Company’s top five customers accounted for approximately 81.9% and 63.7%, respectively, of the Company’s total revenue.

At September 30, 2023, three customers accounted for 65.5% of accounts receivable. At December 31, 2022, three customers accounted for 40.6% of accounts receivable.

Approximately 78.0% and 53.6% of the Company’s trade accounts receivable balance was with five customers at September 30, 2023 and December 31, 2022, respectively. The Company estimates its maximum credit risk for accounts receivable at the amount recorded on the balance sheet. The trade accounts receivables are generally short-term and all probable bad debt losses have been appropriately considered in establishing the allowance for doubtful accounts.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires, among other things, the use of a new current expected credit loss (“CECL”) model in determining the allowances for doubtful accounts with respect to accounts receivable, accrued straight-line rent receivable, and notes receivable. The CECL model requires that an entity estimate its lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. Entities will also be required to disclose information about how the entity developed the allowances, including changes in the factors that influenced its estimate of expected credit losses and the reasons for those changes. The Company adopted the guidance effective beginning January 1, 2023. The adoption of the guidance did not have a material impact on its condensed consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

None applicable.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Revenue Recognition

The disclosures below discuss the Company’s material revenue contracts.

The following table provides information regarding disaggregated revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue recognized over time:
Services – engineering	$301,656	$43,254	$931,853	$215,349
Grid services	564,821	164,380	788,409	260,457
Grants	73,563	65,869	219,082	416,816
Revenue recognized at point in time:
Products	1,772,532	280,184	4,748,141	3,333,825
Total revenue	$2,712,572	$553,687	$6,687,485	$4,226,447

The aggregate amount of revenue for the Company’s existing contracts and grants with customers as of September 30, 2023 expected to be recognized in the future, and classified as deferred revenue on the condensed consolidated balance sheet, for year ended December 31, is as follows (this disclosure does not include revenue related to contracts whose original expected duration is one year or less):

2023 (remaining three months)	268,467
2024	499,285
2025	139,010
2026	81,470
Thereafter	128,278
Total(1)	$1,116,511

____________

(1)      The revenue recognition is subject to the completion of construction and commissioning of the EV infrastructure.

The Company operates in a single business segment, which is the EV V2G Charging segment. The following table summarizes the Company’s revenues by geography:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
United States	$2,552,138	$434,544	$6,290,200	$3,788,521
United Kingdom	—	23,231	33,047	160,616
Denmark	160,434	95,912	364,238	277,310
	$2,712,572	$553,687	$6,687,485	$4,226,447

The following table summarizes the Company’s intangible assets and property, plant and equipment in different geographic locations:

	September 30, 2023	December 31, 2022
Long-lived assets:
United States	$1,685,126	$1,795,267
United Kingdom	3,288	1,335
Denmark	235,625	181,982
	$1,924,039	$1,978,584

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements

The following are the liabilities measured at fair value on the condensed consolidated balance sheet at September 30, 2023 and December 31, 2022 using quoted price in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at September 30, 2023	Total Gains (Losses) For The Three Months Ended September 30, 2023	Total Gains (Losses) For The Nine Months Ended September 30, 2023
Recurring fair value measurements
Private warrants	$—	$—	$4	$4	$212	$1,996
Stonepeak and Evolve unvested warrants	$—	$—	$—	$—	$—	$—
Institutional/Accredited Investor warrants	$—	$—	$76,271	$76,271	$214,361	$142,613
Derivative liability – non-controlling redeemable preferred shares	$—	$—	$285,640	$285,640	$67,366	$73,585
Total recurring fair value measurements	$—	$—	$361,915	$361,915	$281,939	$218,194
	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at December 31, 2022	Total Gains (Losses) For The Three Months Ended September 30, 2022	Total Gains (Losses) For The Nine Months Ended September 30, 2022
Recurring fair value measurements
Private warrants	$—	$—	$2,000	$2,000	$170,000	$854,000
Stonepeak and Evolve unvested warrants	$—	$—	$—	$—	—	8,677,000
Institutional/Accredited Investor warrants	$—	$—	$218,884	$218,884	$1,682,700	$1,682,700
Derivative liability – non-controlling redeemable preferred shares	$—	$—	$359,225	$359,225	$(40,245)	$(19,309)
Total recurring fair value measurements	$—	$—	$580,109	$580,109	$1,812,455	$11,194,391

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements (cont.)

The following is a reconciliation of the opening and closing balances for the liabilities related to the war rants (Note 11) and derivative liability — non-controlling redeemable preferred shares measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three and nine months ended September 30, 2023:

	Private warrants	Stonepeak and Evolve unvested warrants	Institutional/ Accredited Investor warrants	Non-controlling redeemable preferred shares – derivative liability
Balance at December 31, 2022	$2,000	$—	$218,884	$359,225
Total (gains) losses for period included in earnings	(1,000)	—	214,758	76,840
Balance at March 31, 2023	$1,000	$—	433,642	$436,065
Total (gains) losses for period included in earnings	(784)	—	(143,010)	(83,059)
Balance at June 30, 2023	$216	$—	$290,632	$353,006
Total (gains) losses for period included in earnings	(212)	$—	$(214,361)	$(67,366)
Balance at September 30, 2023	$4	$—	$76,271	$285,640

The fair value of the level 3 Private Warrants was estimated at September 30, 2023 using the Black-Scholes model which used the following inputs: term of 2.47 years, risk free rate of 4.92%, no dividends, volatility of 57.0%, and strike price of $460.00.

The fair value of the level 3 Private Warrants was estimated at December 31, 2022 using the Black-Scholes model which used the following inputs: term of 3.22 years, risk free rate of 4.20%, no dividends, volatility of 67.0%, and strike price of $460.00.

The fair value of the level 3 Institutional/Accredited Investor warrants was estimated at September 30, 2023 using the Black-Scholes model which used the following inputs: term of 4.30 years, risk free rate of 4.67%, no dividends, volatility of 62.0%, common stock price of $0.34, and strike price of $150.00.

The fair value of the level 3 Institutional/Accredited Investor warrants was estimated at December 31, 2022 using the Black-Scholes model which used the following inputs: term of 5.10 years, risk free rate of 3.97%, no dividends, volatility of 62.0%, common stock price of $20.00, and strike price of $150.00.

The following table presents the significant unobservable inputs and valuation methodologies used for the Company’s fair value measurements of non-recurring (level 3) Stonepeak and Evolve unvested warrants at September 30, 2023:

	Series C Unvested Warrants	Series D Unvested Warrants	Series E Unvested Warrants	Series F Unvested Warrants
Fair value (in millions)	$—	$—	$—	$—
Valuation methodology	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes
Capital expenditure forecast (in millions)	$—	$—	$—	$—
Probability of warrants vesting(a)	—%	—%	—%	—%

____________

(a)      During the second quarter ended June 30, 2022, the Company significantly lowered its forecast of Levo’s capital deployments due to the passage by the United States Congress of the Infrastructure Investment and Jobs Act bill, and the related unveiling of the Environmental Protection Agency’s 2022 Clean School Bus rebates. The resulting lower forecast of capital deployments reduced the probabilities of the future vesting of the unvested warrants. Therefore, at September 30, 2023, the Company has determined that it is unlikely that the unvested warrants will vest.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Fair Value Measurements (cont.)

The following table presents the significant unobservable inputs and valuation methodologies used for the Company’s fair value measurements of non-recurring (level 3) Stonepeak and Evolve unvested warrants at December 31, 2022:

	Series C Unvested Warrants	Series D Unvested Warrants	Series E Unvested Warrants	Series F Unvested Warrants
Fair value (in millions)	$—	$—	$—	$—
Valuation methodology	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes	Monte Carlo Simulation & Black Scholes
Term (years)	8.40	8.40	8.40	8.40
Risk free rate	3.9%	3.9%	3.9%	3.9%
Exercise price	$600.0	$800.0	$1,200.0	$1,600.0
Volatility	56.0%	56.0%	56.0%	56.0%
Capital expenditure forecast (in millions)	$125.0	$125.0	$125.0	$125.0
Probability of warrants vesting(a)	—%	—%	—%	—%

____________

(a)      During the second quarter ended June 30, 2022, the Company significantly lowered its forecast of Levo’s capital deployments due to the passage by the United States Congress of the Infrastructure Investment and Jobs Act bill, and the related unveiling of the Environmental Protection Agency’s 2022 Clean School Bus rebates. The resulting lower forecast of capital deployments reduced the probabilities of the future vesting of the unvested warrants. Therefore, at December 31, 2022, the Company has determined that it is unlikely that the unvested warrants will vest.

The fair value of the level 3 derivative liability — non-controlling redeemable preferred shares are estimated at September 30, 2023 using the Monte Carlo Simulation model which used the following inputs: terms range from 0.84 years to 7.0 years, risk free rate of 4.6%, no dividends, volatility of 89.0% and probability of redemptions triggered of 75.0%.

The fair value of the level 3 derivative liability — non-controlling redeemable preferred shares are estimated at December 31, 2022 using the Monte Carlo Simulation model which used the following inputs: terms range from 1.60 years to 7.0 years, risk free rate of 4.0%, no dividends, volatility of 63.0% and probability of redemptions triggered of 75.0%.

There were no transfers between Level 1 and Level 2 of the fair value hierarchy in 2023 and 2022.

Cash, accounts receivable, accounts payable, and accrued expenses are generally carried on the cost basis, which management believes approximates fair value due to the short-term maturity of these instruments.

Note 5 — Derivative Liability — Non-Controlling Redeemable Preferred Stock

The Company has determined that the redemption features embedded in the non-controlling redeemable preferred stock is required to be accounted for separately from the redeemable preferred stock as a derivative liability. Separation of the redemption features as a derivative liability is required because its economic characteristics and risks are considered more akin to a debt instrument, and therefore, not considered to be clearly and closely related to the economic characteristics of the redeemable preferred stock. The economic characteristics of the redemption features are considered more akin to a debt instrument because the minimum redemption value could be greater than the face amount, the redemption features are contingently exercisable, and the shares carry a fixed mandatory dividend.

Accordingly, the Company has recorded an embedded derivative liability representing the estimated fair value of the right of the holders to exercise their redemption option upon the occurrence of a redemption event. The embedded derivative liability is adjusted to reflect fair value at each period end with changes in fair value recorded in the “Change in fair value of derivative liability” financial statement line item of the company’s condensed consolidated statements of operations. For additional information on the non-controlling redeemable preferred stock, see Note 18.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Derivative Liability — Non-Controlling Redeemable Preferred Stock (cont.)

The following table displays the fair value of derivatives by balance sheet line item:

	September 30, 2023	December 31, 2022
Derivative liability – non-controlling redeemable preferred shares	$285,640	$359,225

Note 6 — Investments

The Company accounts for its 13% equity ownership in Dreev as an investment in equity securities without a readily determinable fair value subject to impairment. The Company has a consulting services agreement with Dreev related to software development and operations. The consulting services were zero and $43,399, for the three and nine months ended September 30, 2023, respectively. The consulting services were zero each for the three and nine months ended September 30, 2022. The consulting services are being provided to Dreev at the Company’s cost and is recognized as other income, net in the condensed consolidated statements of operations.

In accordance with an advanced subscription agreement dated June 6, 2022, the Company invested $1.0 million in Switch EV Ltd (“Switch”), a nonpublic entity incorporated and registered in the United Kingdom through an advance subscription agreement for a future equity ownership expected be more or less than 5% subject to final valuations. Switch will automatically award the Company the equity ownership with conversion shares in equity upon its completion of either a financing round, company sale or Initial Public Offering, or dissolution event. The Company is expected to account for the investment as an investment in equity securities without a readily determinable fair value subject to impairment. The Company and Switch intend to collaborate in the future to integrate technologies for the advancement of V2G. On March 30, 2023, the Company sold its investment interest in Switch for $1.3 million. A gain of $0.3 million was recorded in Other, net on the statements of operations.

Note 7 — Account Receivables, Net

The following tables summarizes the Company’s accounts receivable:

	September 30, 2023	December 31, 2022
Trade receivables	$3,024,314	$1,149,301
Interest receivable	53,951	31,227
Less: allowance for credit losses	(408,996)	(58,834)
Accounts receivable, net	$2,669,269	$1,121,694
Allowance for doubtful accounts:
Balance December 31, 2022	$(58,834)
Provision	(343,172)
Write-off	(6,990)
Recoveries	—
Balance at September 30, 2023	$(408,996)

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Inventories

The following table summarizes the Company’s inventories balance by category:

	September 30, 2023	December 31, 2022
DC Chargers	$6,181,368	$9,248,398
AC Chargers	220,720	123,247
Vehicles – School Buses	—	1,620,000
Component parts	431,849	560,186
Total	$6,833,937	$11,551,831

Note 9 — Property, Plant and Equipment

The following table summarizes the Company’s property, plant and equipment balance:

	Useful Lives	September 30, 2023	December 31, 2022
Computers & Servers	1 year to 3 years	$154,380	$130,417
Vehicles	5 years to 7 years	100,230	139,788
Office furniture and equipment	3 years to 5 years	356,473	326,613
Test units and loaned chargers(1)	5 years to 7 years	404,827	256,685
Total		1,015,910	853,503
Less: Accumulated Depreciation		(328,933)	(216,559)
Property, plant and equipment, net		$686,977	$636,944
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Depreciation expense	$35,936	$46,012	$132,465	$108,277

____________

(1)      Represents DC Chargers temporary loaned out to customers while their DC Chargers are being repaired.

Note 10 — Intangible Assets

At both September 30, 2023 and December 31, 2022, the Company had recorded a gross intangible asset balance of $2,091,556, which is related to patent and intangible property rights acquired. Amortization expense of intangible assets was $34,860 each for the three months ended September 30, 2023 and 2022. Amortization expense of intangible assets was $104,578 each for the nine months ended September 30, 2023 and 2022. Accumulated amortization totaled $854,494 and $749,916 at September 30, 2023 and December 31, 2022, respectively.

The net amount of intangible assets of $1,237,061 at September 30, 2023, will be amortized over the weighted average remaining life of 9.1 years.

Total estimated future amortization expense is as follows:

2023 (remaining three months)	$34,857
2024	139,437
2025	139,437
2026	137,770
2027	132,770
Thereafter	652,790
$1,237,061

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity

Reverse Stock Split

The reverse stock split did not affect the number of authorized shares of the Company’s common stock or the par value of the common stock. Following the reverse stock split effectiveness on January 19, 2024, all references in the consolidated financial statements to number of common shares issued or outstanding, price per share and weighted average number of shares outstanding prior to the 1 for 40 reverse split have been adjusted to reflect the stock split on a retroactive basis as of the earliest period presented.

Authorized Shares

As of September 30, 2023, the Company has authorized two classes of stock, Common Stock, and Preferred Stock. The total number of shares of all classes of capital stock which the Company has authority to issue is 101,000,000, of which 100,000,000 authorized shares are Common Stock with a par value of $0.0001 per share (“Common Stock”), and 1,000,000 authorized shares are Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”). Please see Note 11, “Stockholders’ Equity,” in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.

Shelf Registration

On April 25, 2022, the Company filed a shelf registration statement with the SEC which will allow it to issue unspecified amounts of common stock, preferred stock, warrants for the purchase of shares of common stock or preferred stock, debt securities, and units consisting of any combination of any of the foregoing securities, in one or more series, from time to time and in one or more offerings up to a total dollar amount of $100.0 million. The shelf registration statement was declared effective on May 5, 2022. The Company believes that it will be able to raise capital by issuing securities pursuant to its effective shelf registration statement.

2023 ATM Offering Program

On January 31, 2023, the Company entered into an At the Market Offering Agreement (the “ATM Agreement”) with Craig-Hallum Capital Group LLC (“Craig-Hallum”), as the sales agent (the “Agent”), pursuant to which the Company may offer and sell, from time to time through the Agent, shares of its common stock (the “Shares”), having an aggregate offering price of up to $25,000,000. The Company paid the Agent a commission of 3.0% of the aggregate gross sales prices of the Shares. The Company reimbursed the Agent for fees and disbursements of its legal counsel in the amount of $50,000. During the nine months ended September 30, 2023, the Company sold 37,804 shares of common stock pursuant to the ATM Agreement at an average price of $25.60 per share for aggregate net proceeds of approximately $0.9 million.

February 2023 Registered Direct Offering

On February 17, 2023, the Company entered into a subscription agreement with a certain institutional and accredited investor, relating to the issuance and sale of 13,587 shares of common stock in a registered direct offering (the “February 2023 Offering”). The offering price for the shares was $36.80 per share of common stock. The closing of the February 2023 Offering occurred on February 21, 2023. The aggregate gross proceeds from the February 2023 Offering was approximately $0.5 million. Chardan Capital Markets LLC acted as the placement agent for the February 2023 Offering and received a sales commission of 6.0% of the gross proceeds.

April 2023 Registered Direct Offering

On April 14, 2023, the Company entered into a subscription agreement with a certain institutional and accredited investor, relating to the issuance and sale of 45,455 shares of common stock in a registered direct offering (the “April 2023 Offering”). The offering price for the shares was $22.0 per share of common stock. The closing of the April 2023 Offering occurred on April 17, 2023. The aggregate gross proceeds from the April 2023 Offering was approximately $1.0 million. Chardan Capital Markets LLC acted as the placement agent for the April 2023 Offering and received a sales commission of 6.0% of the gross proceeds.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

June 2023 Registered Direct Offering

On June 6, 2023, the Company entered into a subscription agreement with a certain institutional and accredited investor, relating to the issuance and sale of 62,313 shares of common stock in a registered direct offering (the “June 2023 Offering”). The offering price for the shares was $16.0 per share of common stock. The closing of the June 2023 Offering occurred on June 6, 2023. The aggregate gross proceeds from the June 2023 Offering was approximately $1.0 million. Chardan Capital Markets LLC acted as the placement agent for the June 2023 Offering and received a sales commission of 6.0% of the gross proceeds.

Securities Purchase Agreement, Pre-Funded Warrants and Warrants

On July 27, 2022, the Company entered into a securities purchase agreement with a certain institutional and accredited investor (the “Purchaser”), relating to the issuance and sale of 53,750 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), pre-funded warrants to purchase an aggregate of 46,250 shares of Common Stock (the “Pre-Funded Warrants”), and warrants (the “Warrants”) to purchase an aggregate of 100,000 shares of Common Stock in a registered direct offering (the “Offering”). The Offering closed on July 29, 2022. The aggregate gross proceeds to the Company from the Offering were approximately $14.0 million and net proceeds were approximately $13.1 million, excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and the Warrants. The Pre-Funded Warrants were exercised as of December 31, 2022.

The Warrants have an exercise price of $150.00 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, and each Warrant is exercisable for one share of Common Stock. The Warrants are exercisable beginning six months from the date of issuance and terminates five years from the initial exercisability date. The Warrants are recorded as a liability in the consolidated balance sheet at fair value, with changes in fair value recorded in the condensed consolidated statement of operations. See Note 4 for details of changes in fair value of the unvested warrants recorded in the condensed consolidated statement of operations.

Warrants — Stonepeak and Evolve

On May 17, 2021, in connection with the signing of a letter of agreement, relating to the formation of Levo (the “Letter Agreement”), the Company issued to Stonepeak and Evolve ten year warrants to purchase common stock (allocated 90% to Stonepeak and 10% to Evolve). See below for details. The grant-date fair value of the warrants issued to Stonepeak and Evolve were: series B $12.8 million, series C $5.6 million, series D $4.8 million, series E $3.8 million and series F $3.2 million. The fair values of the vested warrants are recorded in the condensed consolidated balance sheets in additional-paid-in capital in stockholders’ equity as the vested warrants are indexed to the Company’s common stock and meet the conditions for equity classification. The unvested warrants are recorded as a liability in the condensed consolidated balance sheets at fair value, with changes in fair value recorded in the condensed consolidated statements of operations as the unvested warrants are deemed not to be indexed to the Company’s common stock. See Note 4 for details of changes in fair value of the unvested warrants recorded in the condensed consolidated statement of operations.

The Company issued to Stonepeak and Evolve the following ten year warrants to purchase common stock (allocated 90% to Stonepeak and 10% to Evolve):

•        Series B warrants to purchase 50,000 shares of the Company’s common stock, at an exercise price of $400.00 per share, which are fully vested upon issuance,

•        Series C warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $125 million in aggregate capital expenditures,

•        Series D warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $800.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $250 million in aggregate capital expenditures,

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

•        Series E warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $1,200.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $375 million in aggregate capital expenditures, and

•        Series F warrants to purchase 25,000 shares of the Company’s common stock, at an exercise price of $1,600.00 per share, which are vested as to 50% of the shares upon issuance and vest as to the remaining 50% when Levo has entered into contracts with third parties for $500 million in aggregate capital expenditures.

The warrants may be exercised at any time on or after the date that is 180 days after the applicable vesting date.

Securities Purchase Agreement

On May 17, 2021, in connection with the signing of the Letter Agreement, the Company entered into a Securities Purchase Agreement with Stonepeak and Evolve which provide them from time to time between November 13, 2021 and November 17, 2028, in their sole discretion, to purchase up to an aggregate of $250 million in shares of the Company’s common stock at a purchase price of $2,000.00 per share (allocated 90% to Stonepeak and 10% to Evolve). See below for details. The grant-date fair value of the Securities Purchase Agreement to purchase shares of the Company’s common stock was $12.6 million, and is recorded in the condensed consolidated balance sheet as equity in additional-paid-in capital as it is indexed to the Company’s common stock and meets the conditions for equity classification.

In connection with the signing of the Letter Agreement, as reference above, the Company also entered into a Securities Purchase Agreement (the “SPA”) and a Registration Rights Agreement (the “RRA”) with Stonepeak and Evolve.

•        The SPA includes customary representations and warranties and closing conditions and customary indemnification provisions. In addition, Stonepeak and Evolve may elect to purchase shares under the SPA on a cashless basis in the event of a change of control of the Company.

Warrants — Public and Private

In connection with its initial public offering on February 19, 2020, Newborn sold 5,750,000 units, which included one warrant to purchase Newborn’s common stock (the “Public Warrants”). Also, on February 19, 2020, NeoGenesis Holding Co., Ltd., Newborn’s sponsor (“the Sponsor”), purchased an aggregate of 6,813 private units, each of which included one warrant (the “Private Warrants”), which have the same terms as the Public Warrants. Upon completion of the merger between Nuvve and Newborn, the Public Warrants and Private Warrants were automatically converted to warrants to purchase Common Stock of the Company.

The terms of the Private Warrants are identical to the Public Warrants as described above, except that the Private Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees. Concurrently with the execution of the Merger Agreement on November 11, 2020, Newborn entered into subscription agreements with certain accredited investors pursuant to which the investors agreed to purchase 35,625 of Newborn’s common stock, at a purchase price of $400.00 per share, for an aggregate purchase price of $14,250,000 (the “PIPE”). Upon closing of the PIPE immediately prior to the closing of the Business Combination, the PIPE investors also received 0.048 PIPE Warrants to purchase the Company’s Common Stock for each share of Common Stock purchased. The PIPE Warrants are each exercisable for one-half of a common share at $460.00 per share and have the same terms as described above for the Public Warrants. The PIPE investors received demand and piggyback registration rights in connection with the securities issued to them.

Because the Private Warrants have dissimilar terms with respect to the Company’s redemption rights depending on the holder of the Private Warrants, the Company determined that the Private Warrants are required to be carried as a liability in the condensed consolidated balance sheet at fair value, with changes in fair value recorded in the condensed consolidated statement of operations. The Private Warrants are reflected as a liability in the condensed consolidated balance sheet as of September 30, 2023 and the change in the fair value of the Private Warrants is reflected in the condensed consolidated statement of operations. See Note 4 for details of changes in fair value of the Private Warrants recorded in the condensed consolidated statement of operations.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Stockholders’ Equity (cont.)

The following table is a summary of the number of shares of the Company’s Common Stock issuable upon exercise of warrants outstanding at September 30, 2023:

	Number of Warrants	Number of Warrants Exercised	Number of Warrants Exercisable	Exercise Price	Expiration Date
Public Warrants	71,875	—	71,875	$460.00	March 19, 2026
Private Warrants	3,406	—	3,406	$460.00	March 19, 2026
PIPE Warrants	33,844	—	33,844	$460.00	March 19, 2026
Stonepeak/Evolve Warrants – series B	50,000	—	50,000	$400.00	May 17, 2031
Stonepeak/Evolve Warrants – series C	25,000	—	12,500	$600.00	May 17, 2031
Stonepeak/Evolve Warrants – series D	25,000	—	12,500	$800.00	May 17, 2031
Stonepeak/Evolve Warrants – series E	25,000	—	12,500	$1,200.00	May 17, 2031
Stonepeak/Evolve Warrants – series F	25,000	—	12,500	$1,600	May 17, 2031
Institutional/Accredited Investor Warrants	100,000	—	100,000	$150.00	July 29, 2027
	359,125		309,125

Unit Purchase Option

On February 19, 2020, Newborn sold to the underwriters of its initial public offering for $100, a unit purchase option (“UPO”) to purchase up to a total of 7,906 units at 460.00 per unit (or an aggregate exercise price of $3,636,875) commencing on the date of Newborn’s initial business combination, March 19, 2021, and expiring February 13, 2025. Each unit issuable upon exercise of the UPO consists of one and one-tenth of a share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at the exercise price of $460.00 per share. The warrant has the same terms as the Public Warrant. In no event will the Company be required to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holders of the unit purchase option have demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the IPO, including securities directly and indirectly issuable upon exercise of the unit purchase option. The UPO is classified within stockholders’ equity as “additional paid-in capital” in accordance with ASC 815-40, Derivatives and Hedging-Contracts in an Entity’s Own Equity, as the UPO is indexed to the Company’s common stock and meets the conditions for equity classification.

Note 12 — Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”), which provides for the grant of restricted stock awards, stock options, and other share-based awards to employees, consultants, and directors. In November 2020, the Company’s Board of Directors extended the term of the 2010 Plan to July 1, 2021. In 2021, the Company adopted the 2020 Equity Incentive Plan (the “2020 Plan”), which provides for the grant of restricted stock awards, incentive and non-statutory stock options, and other share-based awards to employees, consultants, and directors. In June 2023, the 2020 Plan was amended, as approved by shareholders, to increase the common shares reserved for issuance under the plan by 100,000 shares. As of September 30, 2023, there is an aggregate of 182,500 common shares reserved for issuance under the 2020 Plan. All options granted to date have a ten year contractual life and vesting terms of four years. In general, vested options expire if not exercised 90 days after termination of service. A total of 67,042 shares of common stock remained available for future issuance under the 2020 Plan as of November 2, 2023. Forfeitures are accounted for as it occurs.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Stock Option Plan (cont.)

Stock-based compensation expense recognized in selling, general, and administrative, and research and development are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Options	$663,369	$633,883	$2,014,240	$1,959,648
Restricted stock	423,928	377,790	1,409,735	2,178,883
Stock options – modified options	9,721	16,791	33,971	55,307
Profit interest units	31,226	152,315	(260,475)	293,165
Total	$1,128,244	$1,180,779	$3,197,471	$4,487,003

The following is a summary of the stock option activity under the 2010 Plan for the nine months ended September 30, 2023:

	Shares	Weighted- Average Exercise Price per Share ($)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)
Outstanding – December 31, 2022	21,338	116.40	5.70	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(210)	278.80	—	—
Expired/Cancelled	(2,013)	213.60	—	—
Outstanding – September 30, 2023	19,115	103.20	3.77	—
Options Exercisable at September 30, 2023	18,811	99.60	3.72	—
Option Vested at September 30, 2023	18,811	99.60	3.72	—

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2023 was zero.

The following is a summary of the stock option activity under the 2020 Plan for the nine months ended September 30, 2023:

	Shares	Weighted- Average Exercise Price per Share ($)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($)
Outstanding – December 31, 2022	42,778	468.40	8.46	—
Granted	2,895	22.80	—	—
Exercised	—	—	—	—
Forfeited	(927)	282.80	—	—
Expired/Cancelled	(495)	362.00	—	—
Outstanding – September 30, 2023	44,251	444.40	7.81	—
Options Exercisable at September 30, 2023	22,827	516.40	7.50	—
Option Vested at September 30, 2023	22,827	444.40	7.50	—

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2023 was $22.80.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Stock Option Plan (cont.)

During the year ended December 31, 2021, 41,000 options were modified to lower the exercise price by $24.00 per share, which resulted in $246,000 of incremental compensation cost to be recognized over the remaining vesting period. The amount of additional compensation expense for the three and nine months ended September 30, 2023, was $9,721 and $33,971, respectively. The amount of additional compensation expense for the three and nine months ended September 30, 2022, was $16,791 and $55,307, respectively.

Other Information:

	Nine Months Ended September 30,
	2023	2022
Amount received from option exercised	$—	$209,280
	September 30, 2023	Weighted average remaining recognition period
Total unrecognized options compensation costs	$3,966,817	1.63

No amounts relating to the Plan have been capitalized. Compensation cost is recognized over the requisite service period based on the fair value of the options.

A summary of the status of the Company’s nonvested restricted stock units as of December 31, 2022, and changes during the nine months ended September 30, 2023, is presented below:

	Shares	Weighted-Average Grant Date Fair Value ($)
Nonvested at December 31, 2022	10,906	257.20
Granted(1)	72,567	22.40
Vested/Release	(71,666)	44.00
Cancelled/Forfeited	(1,446)	184.40
Nonvested and Outstanding at September 30, 2023	10,361	99.20

____________

(1)      Includes 54,605 shares awarded for the 2022 employee annual bonus with fair value of $1,215,957 issued during the second quarter ended September 30, 2023.

As of September 30, 2023, there was $631,929 of total unrecognized compensation cost related to nonvested restricted stock. The Company expects to recognize this compensation cost over a remaining weighted-average period of approximately 0.84 years.

Note 13 — Income Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Income tax expense	$—	$—	$—	$—
Effective tax rate	0.0%	0.0%	0.0%	0.0%

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes (cont.)

The effective tax rate used for interim periods is the estimated annual effective tax rate, based on current estimate of full year results, except that taxes related to specific events, if any, are recorded in the interim period in which they occur. The effective tax rate differed from the U.S. federal statutory tax rate primarily due to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Under the provisions of ASC 740, management is required to evaluate whether a valuation allowance should be established against its deferred tax assets. The Company currently has a full valuation allowance against its deferred tax assets. As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. For the nine months ended September 30, 2023, there was no material change from the year ended December 31, 2022 in the amount of the Company’s deferred tax assets that are not considered to be more likely than not to be realized in future years.

Note 14 — Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the calculation of basic and diluted net loss per share attributable to common stockholders during the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss attributable to Nuvve Holding Corp. common stockholders	$(8,575,188)	$(6,720,547)	$(24,697,046)	$(17,071,274)
Weighted-average shares used to compute net loss per share attributable to Nuvve common stockholders, basic and diluted	804,775	548,822	704,310	499,300
Net Loss per share attributable to Nuvve common stockholders, basic and diluted	$(10.66)	$(12.25)	$(35.07)	$(34.19)

The following outstanding shares of common stock equivalents were excluded from the calculation of the diluted net loss per share attributable to Nuvve common stockholders because their effect would have been anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Stock options issued and outstanding	64,248	66,241	63,918	65,620
Nonvested restricted stock issued and outstanding	12,803	27,947	11,456	23,802
Public warrants	71,875	71,875	71,875	71,875
Private warrants	3,406	3,406	3,406	3,406
PIPE warrants	33,844	33,844	33,844	33,844
Stonepeak and Evolve warrants	150,000	150,000	150,000	150,000
Stonepeak and Evolve options	125,000	125,000	125,000	125,000
Institutional/Accredited Investor Warrants	100,000	68,478	100,000	23,077
Total	561,176	546,791	559,499	496,624

Note 15 — Related Parties

As described in Note 6, the Company holds equity interests in and provides certain consulting services to Dreev, an entity in which a stockholder of the Company owns the other portion of Dreev’s equity interests.

During the three and nine months ended September 30, 2023, the Company recognized revenue of $63,407 and $129,077, respectively, from an entity that is an investor in the Company. During the three and nine months ended September 30, 2022, the Company recognized revenue of zero and $28,000, respectively, from an entity that is an investor in the Company. The Company had a balance of accounts receivable of approximately zero at both September 30, 2023 and December 31, 2022 from the same entity that is an investor in the Company.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Leases

The Company has entered into leases for commercial office spaces and vehicles. These leases are not unilaterally cancellable by the Company, are legally enforceable, and specify fixed or minimum amounts. The leases expire at various dates through 2031 and provide for renewal options. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The leases provide for increases in future minimum annual rental payments based on defined increases in the Consumer Price Index, subject to certain minimum increases. Also, the agreements generally require the Company to pay real estate taxes, insurance, and repairs.

Supplemental unaudited condensed consolidated balance sheet information related to leases is as follows:

	Classification	September 30, 2023	December 31, 2022
Operating lease assets	Right-of-use operating lease assets	$4,959,255	5,305,881
Finance lease assets	Property, plant and equipment, net	14,001	18,467
Total lease assets		$4,973,256	$5,324,348

Operating lease liabilities – current	Operating lease liabilities – current	$859,820	824,326
Operating lease liabilities – noncurrent	Operating lease liabilities – noncurrent	4,746,575	5,090,170
Finance lease liabilities – current	Other liabilities	7,081	7,184
Finance lease liabilities – noncurrent	Other long-term liabilities	8,821	12,959
Total lease liabilities		$5,622,297	$5,934,639

The components of lease expense are as follows:

	Classification	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Operating lease expense	Selling, general and administrative	$228,633	$241,852	$685,900	$582,449
Finance lease expense:
Amortization of finance lease assets	Selling, general and administrative	1,414	1,413	4,242	8,804
Interest on finance lease liabilities	Interest income, net	424	553	1,373	1,791
Total lease expense		$230,471	$243,818	$691,515	$593,044
	Operating Lease	Finance Lease
Maturities of lease liabilities are as follows:	September 30, 2023	September 30, 2023
2023	$212,650	$1,770
2024	892,212	7,080
2025	893,046	7,081
2026	921,273	1,770
2027	946,683	—
Thereafter	3,798,553	—
Total lease payments	7,664,417	17,701
Less: interest	(2,058,022)	(1,799)
Total lease obligations	$5,606,395	$15,902

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Leases (cont.)

Lease term and discount rate:

	September 30, 2023	December 31, 2022
Weighted-average remaining lease terms (in years):
Operating lease	8.0	9.0
Finance lease	2.5	3.3

Weighted-average discount rate:
Operating lease	7.8%	7.8%
Finance lease	7.8%	7.8%

Other Information:

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows – operating leases	$355,133	$111,391
Operating cash flows – finance leases	$8,507	$1,791
Financing cash flows – finance leases	$5,375	$7,396

Leased assets obtained in exchange for new finance lease liabilities	$14,001	$18,187
Leased assets obtained in exchange for new operating lease liabilities	$—	$—

Sublease

In April 2022, the Company entered into a sublease agreement with certain local San Diego companies to sublease a portion of the Company’s 4,811 square foot expansion. The term of the sublease is six months to twelve months with fixed base rental income ranging from $2,250 to $14,500 per month. The sublease has no option for renewal or extension at the end of the sublease term.

Sublease income are as follows:

	Classification	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Sublease lease income	Other, net	$134,402	$64,750	$366,087	$84,875

Lessor

In February 2022, the Company entered into a 10 year master services agreement (“MSA”) with a certain school district for FaaS to electrify their school bus fleet. A statement of work (“SOW”) for engineering, procurement and construction (“EPC”) was also executed in conjunction with the MSA. As part of this SOW, the Company will provide electric vehicle supply equipment (“EVSE”) and related warranties, infrastructure engineering and construction, installation of EVSE, and subscription services to Nuvve’s V2G GIVe platform. The MSA has both lease and non-lease components. The lease component is the EVSE and non-lease components are the EPCs. The Company accounted for the lease components as a sale-type lease with the investment in lease of $114,865 and $97,054 at September 30, 2023 and December 31, 2022, respectively. The related interest receivable was $53,951 and $31,227 at September 30, 2023 and December 31, 2022, respectively.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Leases (cont.)

Lease income are as follows:

	Classification	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Lease income	Products and services	$—	$—	$24,027	$—
Interest income	Products and services	3,797		10,228	—
Total lease income		$3,797	$—	$34,255	$—

Note 17 — Commitments and Contingencies

(a) Legal Matters

The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company. Please see Note 17(e) below for details regarding a legal proceeding currently pending with a Company supplier. Also, please refer to Note 17(g) below for details regarding a new legal proceeding arising after the current quarter with another Company supplier.

(b) Research Agreement

Effective September 1, 2016, the Company is party to a research agreement with a third party, which is also a Company stockholder, whereby the third party will perform research activity as specified annually by the Company. Under the terms of the agreement, the Company paid a minimum of $400,000 annually in equal quarterly installments. For the nine months ended September 30, 2023 and 2022, $300,000 each was paid under the research agreement. In October 2022, the agreement was renewed for one year through August 2023. At September 30, 2023, zero remained to be paid under the renewed agreement.

(c) In-Licensing

The Company is a party to a licensing agreement for non-exclusive rights to intellectual property which will expire at the later of the date at which the last patent underlying the intellectual property expires or 20 years from the sale of the first licensed product. Under the terms of the agreement, the Company will pay up to an aggregate of $700,000 in royalties upon achievement of certain milestones. As of September 30, 2023 and December 31, 2022, no royalty expenses had been incurred under this agreement.

In November 2017, the Company executed an agreement (“IP Acquisition Agreement”) with the University of Delaware (“Seller”) whereby all rights, title, and interest in the licensed intellectual property was assigned to the Company in exchange for an upfront fee of $500,000 and common shares valued at $1,491,556. The total acquisition cost of $1,991,556 was capitalized and is being amortized over the fifteen year expected life of the patents underlying the intellectual property. Under the terms of the agreement, the Company will pay up to an aggregate $7,500,000 in royalties to the Seller upon achievement of milestones, related to the aggregate number of vehicles that have had

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Commitments and Contingencies (cont.)

access to the Company’s GIVe platform system for a period of at least six consecutive months, and for which the Company has received monetary consideration for such access pursuant to a subscription or other similar agreement with the vehicle’s owner as follows:

Milestone Event: Aggregated Vehicles	Milestone Payment Amount
10,000	$500,000
20,000	750,000
40,000	750,000
60,000	750,000
80,000	750,000
100,000	1,000,000
200,000	1,000,000
250,000	2,000,000
$7,500,000

The Seller will retain a non-exclusive, royalty-free license, to utilize the intellectual property solely for research and education purposes. As of September 30, 2023, no royalty expenses had been incurred under this agreement.

(d) Investment

The Company is committed to possible future additional contributions to the Investment in Dreev (Note 6) in the amount of $270,000.

(e) Purchase Commitments

On July 20, 2021, Nuvve issued a purchase order (“PO”) to its supplier, Rhombus Energy Solutions, Inc. (“Rhombus”), for a quantity of DC fast chargers and dispensers for EVs (the “DC Chargers”), for a total price of $13.2 million, with the delivery date specified as the week of November 15, 2021. However, the supplier subsequently notified Nuvve that it would be unable to meet the contracted delivery date as a result of supply chain issues. The parties therefore agreed to change the delivery date to on or about December 15, 2021. As of the end of December 31, 2021, Nuvve received a partial shipment of the DC Chargers, for which Nuvve paid $6.3 million. The delivered DC Chargers did not fully conform to required software and hardware specifications. In April 2022, the parties agreed to address the technical issues necessary to bring the DC charges into full conformity with specifications, and to amend the mix defined in the original PO for the delivery of the remaining DC Chargers still subject to the original PO. As of September 30, 2023, the supplier is still in the process of bringing the delivered DC Chargers into full conformance.

No amendments to the original PO have been executed. To the extent Nuvve and the supplier are unable to align on mutually agreeable terms to resolve the dispute relating to the PO, Nuvve believes it has no obligation to purchase or accept delivery against the PO given that the supplier failed to timely deliver conforming DC Chargers in accordance with the stated PO terms. The supplier asserts, however, that the original PO was non-cancellable and non-refundable regardless of the DC Chargers’ delivery date, and regardless of any non-conformance. On November 2, 2022, Rhombus filed a demand for arbitration against the Company for breach of contract in connection with the dispute. Rhombus has alleged the Company failed to pay certain purchase orders for D.C. electric vehicle chargers (“V2G Chargers”) totaling approximately $5.0 million. In response, the Company has asserted counterclaims for breach of express warranty, fraudulent inducement (misrepresentation), fraudulent inducement (concealment), violation of California’s Business and Professions Code § 17200, promissory estoppel, and unjust enrichment. The Company has alleged Rhombus fraudulently induced the Company into the purchase of the V2G Chargers by both omitting certain facts including but not limited to Rhombus’ inability to develop, commission, maintain, and service the technology necessary to provide V2G Chargers conforming to those promised under the parties’ contract. Rhombus and the Company are actively engaged in discovery. A final arbitration hearing date has been set for April 29 through May 4, 2024. Nuvve believes the supplier’s position does not have merit and Nuvve intends to exercise all available rights and remedies in

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Commitments and Contingencies (cont.)

its defense. The outcome of any such proceeding is inherently uncertain, and the amount and/or timing of any liability or expense resulting from such a proceeding is not reasonably estimable at this time. In addition, regardless of the outcome, such proceedings or claims can have an adverse impact on the Company because of defense and settlement costs, diversion of resources and other factors.

(f) Due to Customers

During the nine months ended September 30, 2023, the Company received $21.83 million in Environmental Protection Agency’s 2022 Clean School Bus Rebates on behalf of its customers. The Company is partnering with these customers to implement their Clean School Bus programs. Through September 30, 2023, the Company had invoiced and retained $0.92 million for products and services provided to these customers under the grant award, and a balance of $9.83 million represents the amount due to customers, which the Company has recorded in the condensed consolidated balance sheets.

(g) School Bus Storage Litigation

In October and November 2021, the Company purchased an aggregate of five school buses from Blue Bird Bus Sales of Pittsburgh, Inc. (“Blue Bird”). Thereafter, the Company entered into agreements to sell these buses to certain third-party purchasers. However, Blue Bird refused to release four of the buses and to provide us with a manufacturer statement of origin (an “MSO”) for all five buses, claiming that we owed them approximately $0.45 million in storage fees allegedly incurred since January 2022. The Company disputed that it had an obligation to pay the storage fees as well as the amount of fees demanded by Blue Bird, and filed a petition for preliminary injunction with the Court of Common Pleas of Allegheny County, Pennsylvania.

On November 1, 2023, the court granted the Company’s petition for preliminary injunction requiring Blue Bird to release and provide keys for the four buses and to provide the MSOs for all five buses, contingent on the Company posting an injunction bond in the amount of $0.55 million within seven days of the order. The Company timely posted the injunction bond on November 7, 2023. The Company anticipate that the storage fee dispute with Blue Bird will be adjudicated in the first quarter of fiscal year 2024.

Note 18 — Non-Controlling Interest

For entities that are consolidated, but not 100% owned, a portion of the net income or loss and corresponding equity is allocated to owners other than the Company. The aggregate of the net income or loss and corresponding equity that is not owned by the Company is included in non-controlling interests in the condensed consolidated financial statements.

Non-controlling interests are presented outside as a separate component of stockholders’ equity on the Company’s condensed consolidated balance sheets. The primary components of non-controlling interests are separately presented in the Company’s condensed consolidated statements of changes in stockholders’ equity to clearly distinguish the interest in the Company and other ownership interests in the consolidated entities. Net income or loss includes the net income or loss attributable to the holders of non-controlling interests on the Company’s condensed consolidated statements of operations. Net income or loss is allocated to non-controlling interests in proportion to their relative ownership interests.

Levo Series B Redeemable Preferred Stock

Levo is authorized to issue 1,000,000 shares of Series B Preferred Stock at no par value.

The Series B Preferred Stock (a) pays a dividend, when, as and if declared by Levo’s Board of Directors, of 8.0% per annum of the stated value per share, payable quarterly in arrears, (b) has an initial stated value of $1,000 per share, and dividends are paid in cash. Levo accrues for undeclared and unpaid dividends as they are payable in accordance with the terms of the Certificate of Designations filed with the Secretary of State of the State of Delaware. At September 30, 2023, Levo had accumulated unpaid accrued preferred dividends of $538,668, included in accrued liabilities, on 3,138 issued and outstanding shares of Series B Preferred Stock. Series B Preferred Stock is not a participating or convertible securities. Series B Preferred Stock is not currently redeemable but it could be redeemable with the passage of time at the election of Levo or the preferred shareholders or upon the occurrence of a trigger event as defined in the preferred

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Non-Controlling Interest (cont.)

stock agreement. Since the redeemable preferred stock may be redeemed by the preferred shareholders or upon the occurrence of a trigger event that is not solely within the control of Levo, but is not mandatorily redeemable; therefore, based on its characteristics, Levo has classified the Series B Preferred Stock as mezzanine equity.

At September 30, 2023, Series B Preferred Stock consisted of the following:

Shares Authorized	Shares Issued and Outstanding	Stated Value per Share	Initial Carrying Value	Cumulative Unpaid Accrued Preferred Dividends	Liquidation Preference
1,000,000	3,138	$1,000	$3,138,000	$538,668	$3,676,668

The Company has determined that the redemption features embedded in the non-controlling redeemable preferred stock is required to be accounted for separately from the redeemable preferred stock as a derivative liability. See Note 5 for detail disclosure of the derivative liability.

The redeemable preferred stock has been initially recognized at fair value of $3,138,000, the proceeds on the date of issuance. This amount has been further reduced by $497,606, the fair value of the embedded derivative liability at date of issuance, resulting in an adjusted initial value of $2,640,394. Levo is accreting the difference between the adjusted carrying initial value and the redemption price value over the seven-year period from date of issuance of August 4, 2021 through July 4, 2028 (the date at which the preferred shareholders have the unconditional right to redeem the shares, deemed to be the earliest likely redemption date) using the effective interest method. The accretion to the carrying value of the redeemable preferred stock is treated as a deemed dividend, recorded as a charge to retained earnings of Levo. During the nine months ended September 30, 2023, Levo accreted $484,398 resulting in the carrying value of the redeemable preferred stock of $4,032,163.

The following table summarizes Levo non-controlling interests presented as a separate component of stockholders’ equity on the Company’s condensed consolidated balance sheet at September 30, 2023:

	September 30, 2023	December 31, 2022
Beginning Balance	$(3,950,186)	(2,501,633)
Net income (loss) attributable to non-controlling interests	$23,039	(538,841)
Less: dividends paid to non-controlling interests	212,062	263,846
Less: Preferred share accretion adjustment	484,398	645,866
Non-controlling interests	$(4,623,607)	$(3,950,186)

The following table summarizes Levo non-controlling interests presented as a separate component of the Company’s condensed consolidated statements of operations as of September 30, 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to non-controlling interests	$8,285	$(168,985)	$23,039	$(459,863)

Redeemable Non-controlling Interest Reconciliation — Mezzanine Equity

	September 30, 2023	December 31, 2022
Beginning balance	$3,547,765	$2,901,899
Preferred share Accretion adjustment	484,398	645,866
Ending balance	$4,032,163	$3,547,765

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Non-Controlling Interest (cont.)

Profits Interests Units (Class D Incentive Units)

In April 2022, Levo issued Class D Incentive Units to certain key employees in the form of profits interests within the meaning of the Internal Revenue Service (“Profits Interests”). Any future distributions under the Profits Interests will only occur once distributions made to all other member units exceed a threshold amount. The Company performed an analysis of the key features of the Profits Interests to determine whether the nature of the Profits Interests are (a) an equity award which should be accounted for under ASC 718, Compensation — Stock Compensation or (b) a bonus arrangement which should be accounted for under ASC 710, Compensation — General. Based on the features of the Profits Interests, the awards are considered stock compensation to be accounted for as equity. Accordingly, compensation expense for the Profits Interests will be recognized over the vesting period of the awards.

Subject to the grantee not incurring a termination prior to the applicable vesting date, the Incentive Units will vest as follows: (i) 80% of the Incentive Units will vest in equal 25.0% installments on each of the first four (4) anniversaries of the grant date (such that 80% of the total number of Incentive Units issued to the grantee hereunder will be vested on the fourth anniversary of the Grant Date) and (ii) the remaining 20% of the Incentive Units will vest upon a Change of Control. Therefore, the expenses recorded will only reflect the 80% vesting portion.

During the three and nine months ended September 30, 2023, the Company recorded compensation expenses, included in selling, general, and administrative, under the Profits Interests of $31,226 and $95,908, respectively. During the three and nine months ended September 30, 2022, the Company recorded compensation expenses, included in selling, general, and administrative, under the Profits Interests of $152,315 and $293,165, respectively.

The Company uses the Monte Carlo Simulation model to estimate the fair value of Class D Incentive Units. Fair value is estimated at the date of grant for employee and nonemployee options. The following assumptions were used in the Monte Carlo Simulation model to calculate the fair value of Class D Incentive Units outstanding as of September 30, 2023.

Class D Units
Expected life of Class D Incentive Units (in years)(1)	5.5
Risk-free interest rate(2)	3.02%
Volatility(3)	69.50%

____________

(1)      The expected life of options is the average of the contractual term of the Class D Incentive Units and the vesting period.

(2)      The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

(3)      Volatility is estimated by management. As the Company has been a private company for most of its existence, there is not enough historical volatility data related to the Company’s Common stock as a public entity. Therefore, this estimate is based on the average volatility of certain public company peers within the Company’s industry.

A summary of the status of the Company’s Class D Incentive Units as of December 31, 2022, and changes during the nine months ended September 30, 2023, is presented below:

	Shares	Weighted- Average Grant Date Fair Value ($)
Nonvested at December 31, 2022	250,000	13.28
Granted	—	—
Vested	—	—
Cancelled(1)	200,000	12.49
Nonvested and Outstanding at September 30, 2023	50,000	12.49

____________

(1)      Cancelled units represents unvested units granted to cliff vest on the grant anniversary date. However, the employees were terminated before the grant date anniversary. As a result, the previously recognized expenses of $421,371 was reversed.

NUVVE HOLDING CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Non-Controlling Interest (cont.)

As of September 30, 2023, there was $314,607 of total unrecognized compensation cost related to nonvested Class D Incentive Units. The Company expects to recognize this compensation cost over a remaining weighted-average period of approximately 2.25 years.

Note 19 — Subsequent Events

October 2023 Offerings

On October 18, 2023, the Company entered into a marketed offering relating to the issuance and sale of 178,571 shares of its common stock. The offering price for the shares was $5.60 per share of common stock. The closing of the offering occurred on October 20, 2023. The aggregate gross proceeds from the market offering was approximately $1.0 million. Aegis Capital Corp acted as the underwriting agent of offering and received underwriting discounts and commissions of $70,000 of the gross proceeds. In addition, the Company granted Aegis Capital Corp. a 45-day option to purchase up to 26,786 of additional shares of common stock, less underwriting discounts and commissions solely to cover over-allotments. On October 20, 2023, Aegis exercised the option to purchase over-allotments shares of 19,931 at offering price of $5.60 per share. The aggregate gross proceeds from the exercise of over-allotments shares was approximately $0.1 million. Aegis Capital Corp received underwriting discounts and commissions of $7,813 of the gross proceeds.

On October 25, 2023, the Company entered into a definitive agreement with a single institutional investor for the purchase and sale of 344,324 shares of common stock and pre-funded warrants to acquire shares of common stock in a registered direct offering. The purchase price of each share was $6.00 per share. The purchase price for the pre-funded warrants is equivalent to the purchase price for the shares, less the exercise price of $0.004. The aggregate gross proceeds to the Company was approximately $2.1 million. The transaction closed on October 27, 2023, and was subject to the satisfaction of customary closing conditions.

Termination of 2023 ATM Offering Program

On October 16, 2023, the Company and the Agent agreed to terminate the ATM Agreement, dated January 31, 2023 between the Company and the Agent, effective immediately.

NUVVE HOLDING CORP.

3,035,000 Shares of Common Stock

Pre-Funded Warrants to purchase up to 1,765,000 Shares of Common Stock

Series A Warrants to purchase up to 4,800,000 Shares of Common Stock

Series B Warrants to purchase up to 4,800,000 Shares of Common Stock

Series C Warrants to purchase up to 4,800,000 Shares of Common Stock

Underwriter Warrants to purchase up to 480,000 Shares of Common Stock

16,645,000 Shares of Common Stock issuable upon exercise of the Pre - Funded Warrants, Series A Warrants, Series B Warrants, Series C Warrants and Underwriter Warrants

_______________________

PROSPECTUS

_______________________

Craig-Hallum

January 31, 2024